As filed with the U.S. Securities and Exchange Commission on September 29, 2025

Registration No. 333-290077

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMJ INTERNATIONAL HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	2273	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

31 Jurong Port Road

#02-20 Jurong Logistics Hub, Singapore 619115
+65 6261-1212

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Charlotte Westfall, Esq. The Crone Law Group, P.C. 12121 Wilshire Blvd., Suite 810 Los Angeles, CA 90025 +1 (646) 861-7891	Michael J. Blankenship Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, Texas 77002 +1 (713) 651-2678

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	(Subject to Completion)
Dated September 29, 2025

SMJ INTERNATIONAL HOLDINGS INC.

2,500,000 Class A Ordinary Shares

This is the initial public offering of SMJ International Holdings Inc. Prior to this Offering, there has been no public market for our Class A Ordinary Shares. It is currently estimated that the initial public offering price per Class A Ordinary Share will be between US$[4.00] and US$[5.00]. We have applied to list our Class A Ordinary Shares on the NYSE American Market under the symbol “[●].” We cannot guarantee that we will be successful in listing our Class A Ordinary Shares on the NYSE American. This Offering is conditioned upon the successful listing of our Class A Ordinary Shares on the NYSE American Market. If the NYSE American Market does not approve our listing application this initial public offering will be terminated.

Investing in the Class A Ordinary Shares involves risks. See section titled “Risk Factors” beginning on page 13 of this prospectus.

Holders of our Class A Ordinary Shares are entitled to one vote per share on all matters subject to a vote at general meetings of our Company, and holders of Class B Ordinary Shares are entitled to 10 votes per share on all matters subject to a vote at general meetings of our Company. See “Description of Share Capital” on page 88 of this prospectus.

We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. We will also be a “controlled company” under NYSE American Company Guide Section 801(a), which affords us certain corporate governance exemptions upon the completion of this Offering. See section titled “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’ and a ‘Foreign Private Issuer’ and a ‘Controlled Company’” for additional information.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE			TOTAL
Initial public offering price	US$	[4.50	](3)	US$	[11,250,000	]
Underwriting discounts and commission (7%)(1)(2)	US$	[0.315	]	US$	[787,500	]
Proceeds, before expenses, to us	US$	[4.185	]	US$	[10,462,500	]

(1)	The underwriters will receive compensation in addition to the discounts. The table above assumes that the underwriters do not exercise their over-allotment option. For a description of compensation payable to the underwriters, see “Underwriting” beginning on page 110 of this prospectus.

(2)	Does not include a non-accountable expense allowance equal to one percent of the gross proceeds received by us from the sale of the shares, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. For a description of other terms of compensation to be received by the underwriters, see “Underwriting” beginning on page 110 of this prospectus.

(3)	Based on an assumed initial public offering price of $[4.50] per Class A Ordinary Share, the mid-point of the estimated range of the initial public offering price shown on the cover page of this prospectus.

We expect our total cash expenses for this Offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately US$[1.1] million, exclusive of the above discounts. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

We will not consummate and close this Offering without a listing approval letter from NYSE American Market. This Offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of 45 days after the closing of this Offering to purchase up to 15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this Offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If we complete this Offering, net proceeds will be delivered to us on the closing date.

Following the conclusion of this Offering, a group consisting of Lui Oi Kheng and her daughters, Rena Ho and Nellie Ho, will own a total of approximately 86.5% of the total voting power of our issued and outstanding share capital immediately following the completing of this Offering assuming the underwriters do not exercise their over-allotment option, or 86.3% of our total voting power if the underwriters exercise their over-allotment option in full, making them “controlling shareholders” pursuant to applicable law. Rena Ho is a Director and CEO of the Company while Nellie Ho is a Director and Deputy CEO of the Company. This gives the group significant influence over matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets, and that the group will control the outcome of such matters. Thus, upon listing on the NYSE American, we will be a “controlled company” under NYSE American Company Guide Section 801(a), which affords us certain corporate governance exemptions. As a “controlled company,” we are exempt by Section 801(a) of the NYSE American listing standards from the requirements of Sections 802(a), 804, and 805 of the NYSE American listing standards that would otherwise require us to have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE American, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of the NYSE American, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the NYSE American. Consequently, we are exempt from independent director requirements of Sections 802(a), 804, and 805 of the NYSE American listing standards, except for the requirements under Section 802(c) of the NYSE American thereof pertaining to executive sessions of independent directors and those under Section 803(B)(2) of the NYSE American pertaining to the Audit Committee. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE American. See section titled “Prospectus Summary — Implications of Being a Controlled Company” on page 9 of this prospectus for additional information.

The underwriters expect to deliver the Class A Ordinary Shares to purchasers against payment on or about [●], 2025.

The date of this prospectus is                   , 2025.

The definitions of certain capitalized terms used in this prospectus can be found in the section titled “Conventions That Apply to this Prospectus” beginning on page ii of this prospectus.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares and the distribution of this prospectus outside the United States.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any amendment or supplement to this prospectus, or in any free writing prospectus we have prepared, and neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. Neither we nor the underwriters are making an offer to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of shares. Our business, financial condition, results of operations and prospects may have changed since the date on the cover page of this prospectus.

i

Conventions That Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we”, “us”, “our”, “Company”, “Group”, “our Company”, “our Group”, and “SMJ” is a reference to SMJ International Holdings Inc., a Cayman Islands entity that will issue the Class A Ordinary Shares being offered, and its subsidiaries taken as a whole.

Throughout this prospectus, we use a number of key terms and provide a number of key performance indicators used by management. Unless the context otherwise requires, the following definitions apply throughout where the context so admits:

Other Companies, Organizations and Agencies

“Articles” or “Articles of Association”	:	The Amended and Restated Articles of Association of our Company, adopted on and effective as of April 23, 2025, as further supplemented, amended, or otherwise modified from time to time.

“Independent Registered Public Accounting Firm”	:	Assentsure PAC.

“Representative”	:	The underwriters for the Offering, of which US Tiger Securities, Inc. is serving as representative.

General

“Audit Committee”	:	The audit committee of our Board of Directors.

“Board” or “Board of Directors”	:	The board of Directors of our Company.

“Class A Ordinary Shares”	:

The Class A ordinary shares of our Company, US$0.0002 par value per share, and having the rights provided for in the articles of association of our Company, as amended or substituted from time to time.

“Class B Ordinary Shares”	:

The Class B ordinary shares of our Company, US$0.0002 par value per share, and having the rights provided for in the articles of association of our Company, as amended or substituted from time to time.

“Companies Act”	:	The Companies Act (Revised) of the Cayman Islands, as amended, supplemented, or modified from time to time.

“Company”, “Group”, “we”, “us”, “our”	:	SMJ International Holdings Inc., a Cayman Islands exempted company limited by shares and the issuer in this prospectus, and its subsidiaries, unless otherwise indicated.

“CEO”	:	Chief executive officer of our Company.
“COO”	:	Chief operating officer of our Company.

“Darrien Ong”	:	Ong Kar Loon, our independent director.
“Directors”	:	The directors of our Company, including the executive directors and independent directors.

“Employment Act”	:	Employment Act 1968 of Singapore, as amended, supplemented, or modified from time to time.

“Executive Directors”	:	The executive directors of our Company. See section titled “Management.”

“Executive Officers”	:	The executive officers of our Company. See section titled “Management.”

“FASB”	:	The Financial Accounting Standards Board.

“Financial Year” or “FY”	:	Financial year ended or, as the case may be, ending March 31.

“GAAP”	:	Accounting principles generally accepted in the United States of America.

“GST”	:	Goods and Services Tax of Singapore.

“Listing”	:	The listing and quotation of our Class A Ordinary Shares on the NYSE American Market.

“Major Shareholder”	:	A person who has an interest or interests (whether by record or beneficial ownership) in one or more voting Shares in our Company, and the total votes attached to that share, or those Shares, is not less than 5.0% of the total votes attached to all the voting Shares in our Company.

“Memorandum” or “Memorandum of Association”	:	The Amended and Restated Memorandum of Association of our Company adopted and effective as of April 23, 2025, as further supplemented, amended, or otherwise modified from time to time.

“Nellie Ho”	:	Ho Wan Jing Nellie, our Major Shareholder and Executive Officer.

“NYSE American”	:	The NYSE American LLC

“NYSE American Listing Rules”	:	The NYSE American rules governing listed companies.

“Offer Price”	:	We currently estimate that the initial public offering price will be in the range of US$[4.00] to US$[5.00] per Class A Ordinary Share offered in this Offering.

“Offering”	:	The Offering of Class A Shares by the underwriters on behalf of our Company for subscription at the Offer Price, subject to and on the terms and conditions set out in this prospectus.
“PRC”	:	People’s Republic of China.

“Rena Ho”	:	Ho Pei Yuen Rena, our Major Shareholder and Executive Officer.
“Rosie Lee”	:	Lee Lay Choo, our Major Shareholder and Executive Officer.
“Sherina Low”	:	Low Yeen Mei Sherina, our Executive Officer.
“Singapore Companies Act”	:	Companies Act 1967 of Singapore, as amended, supplemented, or modified from time to time.

“Singapore Income Tax Act”	:	Income Tax Act 1947 of Singapore, as amended, supplemented, or modified from time to time.

“Shareholders”	:	Registered holders of Shares.

“Track Record Period”	:	The period comprising the two financial years ended March 31, 2025 and March 31, 2024.

“Underwriting Agreement”	:	The Underwriting Agreement dated [●], 2025 entered into between our Company and US Tiger Securities, Inc., acting as the representative of the underwriters, pursuant to which the underwriters have severally but not jointly agreed to purchase, and we have agreed to sell to them, [2,500,000] of our Class A Ordinary Shares at the Offer Price, less the underwriting discounts, as described in the sections titled “Underwriting” of this prospectus.

Currencies, Units and Others

“S$” or “SGD”	:	Singapore dollars, the lawful currency of the Republic of Singapore.

“US$”, “$” or “USD”	:	U.S. dollars and cents respectively, the lawful currency of the United States of America.

“%” or “per cent.”	:	Per centum.

The accompanying consolidated financial statements are presented in Singapore dollars (“S$”), which is the reporting currency of our Company. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from U.S. dollars to Singapore dollars in this prospectus were calculated at the rate of S$1.3406=US$1, as set forth in the statistical release of the Federal Reserve System on 28 March 2025. No representation is made that the Singapore dollars amounts could have been, or could be, converted, realized or settled into US$ at that rate, or at any other rate. Any discrepancies in tables included herein between the total sum of amounts listed and the totals thereof are due to rounding. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Certain of our customers and suppliers are referred to in this prospectus by their trade names. Our contracts with these customers and suppliers are typically with an entity or entities in the relevant customer or supplier’s group of companies.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our Class A Ordinary Shares. For a more complete understanding of us and this Offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes. Some of the statements in this prospectus are forward-looking statements. See section titled “Special Note Regarding Forward-Looking Statements.”

Our Business

 With an established distribution network in more than 20 countries and a track record of over 35 years, we believe that we are one of the leading Singapore-based premier flooring specialists that has a well-established reputation and track records with the commercial and institutional sectors in Asia. We specialize in the sale and distribution of a wide range of premier flooring products such as carpet tiles, broadloom carpets and vinyl tiles under our proprietary brand known as “SMJ” in Singapore and over 20 countries mainly in Asia. These overseas markets include Malaysia, Indonesia, Philippines, Hong Kong, PRC, Taiwan, Korea, Thailand, Vietnam, Brunei, India, Sri Lanka, United Arab Emirates, Saudi Arabia, Maldives, Brazil, Uruguay, Chile, Australia, Kuwait and the United Kingdom. To meet the increasing demand for green and eco-friendly materials in Asia, we also supply flooring products that have been certified as environmentally friendly to support government initiatives in promoting sustainable building practices in Asia.

As at the date of this Prospectus, our premier flooring products are mainly marketed through our extensive distribution network of more than 260 dealers, importers and installation companies that made at least one purchase in each of the 2024 and 2025 fiscal years. These customers usually make bulk purchases from us on wholesale basis and will in turn sell and distribute them primarily to a wide range of end-users in the commercial and institutional sectors including private and government offices, business premises, educational institutions, banks, hospitals, hotels and other premises. We also sell our flooring products to property developers of commercial buildings, professional firms such as architecture, interior design and renovation firms, as well as owners or tenants of commercial spaces. These customers may require us to provide professional installation services for renovation projects carried out in Singapore.

We distinguish ourselves from competitors by maintaining a comprehensive inventory of flooring products in various designs and colors, readily available for sale. Our head office and corporate showroom are located in Singapore at 31 Jurong Port Road, #02-20 Jurong Logistics Hub, Singapore 619115. We have a centralized warehousing facility located at 31 Jurong Port Road, #01-25/26/27/28/29/30 Jurong Logistics Hub, Singapore 619115 with a floor area of approximately 42,614 sq ft. We currently maintain approximately 80 different designs of flooring products in up to 400 different colors.

We also maintain a real-time inventory management system which is updated daily to allow us to check on the availability of our inventory and enable us to manage our stock level efficiently. Equipped with a good inventory management system, our turnaround time to fulfil our customers’ orders is greatly reduced, thereby allowing us to respond to our customers’ orders within the next working day (if the stocks are readily available). The short turnaround time from order to delivery is crucial as we serve the commercial and institutional sectors where our customers will have to complete flooring installation and renovation of their premises within a few weeks’ time of rent-free fitting out period.

Due to the wide variety of our flooring products stocked in different designs and colors and our ability to fulfil orders within a short turnaround time without the need to wait for the manufacturing process, we gain a competitive edge over our peers in the marketplace. When placing orders with us, overseas customers have the flexibility to select a diverse range of designs and colors in varying quantities from our available stock. This enables the consolidation of multiple products into a single shipment, maximizing efficiency and minimizing shipping costs. This also enables us to meet our customers’ requirements efficiently, avoiding the extended timelines typically required for the production and shipment of such flooring products from overseas. Our commitment to service quality, efficiency, reliability, and competitive pricing has solidified our position in the market. With our ready stock of products, we are able to cater to our clients’ fast paced projects.

For the financial year ended March 31, 2025, our revenue was approximately S$16.8 million, which represents an increase of approximately S$0.2 million from our revenue of approximately S$16.6 million for the financial year ended March 31, 2024, while net income for the financial year ended March 31, 2025 was approximately S$1.0 million, representing a decrease of approximately S$0.8 million from our net income of approximately S$1.8 million for the financial year ended March 31, 2024. We derived approximately 59.7% and 52.8% of our revenue from Singapore market for the financial years ended March 31, 2024 and 2025, respectively. The balance of our revenue is derived from overseas markets.

Controlled Company

Following the conclusion of this Offering, a group consisting of Lui Oi Kheng and her daughters, Rena Ho and Nellie Ho, will own a total of approximately 86.5% of the total voting power of our issued and outstanding share capital immediately following the completing of this Offering assuming the underwriters do not exercise their over-allotment option, or 86.3% of our total voting power if the underwriters exercise their over-allotment option in full, making them “controlling shareholders” pursuant to applicable law. Rena Ho is a Director and CEO of the Company while Nellie Ho is a Director and Deputy CEO of the Company. This gives the group significant influence over matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets, and that the group will control the outcome of such matters. Thus, upon listing on the NYSE American, we will be a “controlled company” under NYSE American Company Guide Section 801(a), which affords us certain corporate governance exemptions.

Our Competitive Strengths

We believe our main competitive strengths are as follows:

●	We are able to provide wide selection of flooring products and fulfil customers’ order within short turnaround time.

●	We have an established reputation and strong track record of more than 35 years, demonstrating flexibility and adaptability to evolving market trends.

●	Our proprietary “SMJ” brand of carpets is well-recognized in Singapore and overseas markets, establishing a regional footprint.

●	We have a well-established and robust regional supply chain.

●	We have a committed and highly experienced management team, with deep insights into the flooring industry, who have been instrumental in building up our Group’s brand and reputation regionally.

Our Business Strategies and Future Plans

Our business strategies and future plans for the growth and expansion of our businesses are as follows:

●	We intend to expand our inventory stocking program to drive business growth.

●	We intend to strengthen and expand our geographical coverage.

●	We intend to continue to broaden our products and services offerings.

Summary Risk Factors

Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 13 of this prospectus.

Risks Related to Our Business and Industry

Risks and uncertainties related to our business include, but are not limited to, the following:

●	Our business is dependent on the goodwill in our proprietary “SMJ” brand;

●	We are required to continually maintain a wide range of inventory and may be adversely affected if there is a mismatch between our inventory acquisition and our expected market demand;

●	Our business and financial performance will be affected by any increase in rental charges or the failure to procure the renewal of existing leases;

●	Our business and financial performance will be affected by any increase in the costs of funding or failure to obtain required working capital and financing at reasonable terms and costs;

●	We rely on a limited number of key customers for our business;

●	Changes in international investment and trade policies, escalations of tensions in international relations, and increased scrutiny from customs and other authorities to trade may have an adverse effect on our business and expansion plans;

●	We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions in which we intend to expand our business;

●	We may be affected by economic downturns, reduction in renovation and furnishings spending budget and uncertain global economic outlook;

●	Our business is subject to supply chain interruptions;

●	We are dependent on key personnel for our continued success;

●	Failure to keep abreast of changes in consumer preferences will adversely affect sales;

●	We rely on third party flooring product manufacturers for our products;

●	We are exposed to risks arising from fluctuations of foreign currency exchange rates;

●	We may be subject to litigation if we infringe third party intellectual property rights;

●	Our inability to mitigate against lower prices in certain international markets outside of Singapore may cause our gross margin to decrease, and affect our future profitability and results of operations;

●	We may be unable to retain the loyalty of our end-users or secure new projects;

●	We are exposed to fluctuations in prices of raw materials;

●	Our business may be affected by competition with existing industry players and new entrants;

●	Disputes, claims and variation orders can erode our Group’s profitability;

●	We will be liable to pay liquidated damages in the event of delay in the completion of projects;

●	We may require additional funding for our future growth;

●	There is no assurance that our expansion plans will be successful;

●	We are exposed to credit risks of our customers;

●	We may be affected by major or sustained disruptions to our operations;

●	Our business is dependent on the services of our sub-contractors;

●	We may face rising labor costs and labor shortage;

●	Our L3 status is not guaranteed;

●	Our insurance coverage may not be adequate;

●	We may be affected by an outbreak of communicable and infectious diseases;

●	We are exposed to risks with respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions, and other uncontrollable events;

●	The ability of our subsidiary in Singapore to distribute dividends to us may be subject to restrictions under applicable laws;

●	Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business, and financial condition;

●	It may be difficult for you to enforce any judgment obtained in the United States against us, our Directors, Executive Officers or our affiliates; and

●	It is not certain if the Company will be classified as a Singapore tax resident.

Risks Related to our Class A Ordinary Shares and the Offering

In addition to the risks described above, we are subject to general risks and uncertainties relating to this Offering and the trading market, including, but not limited to, the following:

●	An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly;

●	We may not maintain the listing of our Class A Ordinary Shares on the NYSE American which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions;

●	The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors;

●	If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline;

●	Short selling may drive down the market price of our Class A Ordinary Shares;

●	You must rely on the judgment of our management as to the uses of the net proceeds from this Offering, and such uses may not produce income or increase our share price;

●	There can be no assurance that we will not be a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences for U.S. investors who own our securities;

●	We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements;

●	We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies;

●	As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from corporate governance listing standards of the NYSE American;

●	We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A Ordinary Shares on the NYSE American;

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law;

●	Future issuance of shares by us and sale of shares by our existing shareholders may adversely affect the price of our Class A Ordinary Shares;

●	Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial;

●	You will incur immediate dilution and may experience further dilution in the NAV of your Class A Ordinary Shares;

●

The conversion by the holders of Class B Ordinary Shares into Class A Ordinary Shares will result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares;

●	We may not be able to declare dividends in the future; and

●	If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

Risks Related to Regulations and Litigation

●	We are subject to evolving laws, regulations, standards and policies, and any actual or perceived failure to comply could harm our brand and reputation, subject us to significant fines and liability, or otherwise adversely affect our business; and

●	We may be involved in certain legal proceedings from time to time. Any adverse decision in such proceedings may render us liable to liabilities and may adversely affect our business, financial condition, results of operations, cash flows and prospects.

Corporate History and Structure

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our operating company in Singapore, SMJ Furnishings (S) Pte. Ltd. This is an offering of the Shares of SMJ International Holdings Inc., the holding company in the Cayman Islands, which wholly-owns the shares of SMJ Furnishings Inc., which wholly-owns the shares of SMJ Furnishings (S) Pte. Ltd.

Because we are incorporated under the laws of the Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Service of Process and Enforcement of Civil Liabilities” for more information.

Corporate History

Our Group’s history can be traced back to 1988 when Mr. Peter Ho founded the business to specialize in the supply and installation of carpet tiles and broadloom carpets in Singapore under our subsidiary, SMJ Furnishings (S) Pte. Ltd.. Since then, we have grown to become one of the leading premier flooring specialists that markets carpet tiles, broadloom carpets and luxury vinyl tiles under our proprietary “SMJ” brands in Asia.

Corporate Structure

Our Company was incorporated in the Cayman Islands on February 24, 2025 under the Companies Act as an exempted company with limited liability. Our authorized share capital is US$50,000 divided into 250,000,000 Ordinary Shares, with a par value of US$0.0002 each, comprising (a) 225,000,000 Class A Ordinary Shares of nominal or par value US$0.0002 each, and (b) 25,000,000 Class B Ordinary Shares of nominal or par value of US$0.0002 each.

SMJ Furnishings Inc., a company incorporated in the British Virgin Islands on October 29, 2024 with limited liability, and authorized to issue a maximum of 50,000 ordinary shares of no par value, comprising (a) 44,893 Class A ordinary shares with no par value and (b) 5,107 Class B ordinary shares with no par value, is the holding company of our principal operating subsidiary, SMJ Furnishings (S) Pte. Ltd.. SMJ Furnishings (S) Pte. Ltd. was incorporated in Singapore on February 12, 1988, as a private company limited by shares. It is principally engaged in the sales and distribution of flooring products.

Pursuant to a reorganization completed on April 28, 2025, all shareholders of SMJ Furnishings Inc. transferred their respective ordinary shares in the capital of SMJ Furnishings Inc. to our Company. The consideration for the share transfers was satisfied by the allotment and issuance of 24,999,999 Ordinary Shares, with a par value of US$0.0002 each, comprising (a) 12,232,500 Class A Ordinary Shares of nominal or par value US$0.0002 each and (b) 12,767,499 Class B Ordinary Shares of nominal or par value of US$0.0002 each to the aforementioned shareholders of SMJ Furnishings Inc., each credited as fully paid.

Upon completion of the reorganization, our Company has 12,232,500 Class A Ordinary Shares and 12,767,500 Class B Ordinary Shares issued and outstanding. All issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid. Accordingly, SMJ Furnishings (S) Pte. Ltd. has become a subsidiary of SMJ Furnishings Inc., who is in turn, a wholly-owned subsidiary of our Company. The chart below illustrates our corporate structure and identifies our subsidiaries as of the date of this prospectus:

Corporate Information

Holders of Class A Ordinary Shares are entitled to one vote per share on all matters subject to a vote at general meetings of our Company, and holders of Class B Ordinary Shares are entitled to 10 votes per share on all matters subject to a vote at general meetings of our Company. See “Description of Share Capital” on page 88 of this prospectus.

Our principal place of business is at 31 Jurong Port Road #02-20 Jurong Logistics Hub Singapore 619115 and our phone number is +65 62611212. Our registered office in the Cayman Islands is Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. Our corporate website is https://smjf.com.sg. Information contained on our website does not constitute part of this prospectus.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible, for up to five years, to take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:

●	the ability to include only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

●	exemptions from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), in the assessment of our internal control over financial reporting;

●	to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of this Offering or such earlier time that we are no longer an emerging growth company.

As a result, the information contained in this prospectus may be different from the information you receive from other public companies in which you hold shares. We do not know if some investors will find the Class A Ordinary Shares less attractive because we may rely on these exemptions. The result may be a less active trading market for the Class A Ordinary Shares, and the price of the Class A Ordinary Shares may become more volatile.

We will remain an emerging growth company until the earliest of: (1) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion; (2) the last day of the fiscal year following the fifth anniversary of the date of this Offering; (3) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (4) the date on which we have issued more than $1.00 billion in non-convertible debt securities during any three-year period.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer

Upon consummation of this Offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Notwithstanding these exemptions, we will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our Executive Officers or members of our Board of Directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States, or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more extensive executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more extensive compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer and will continue to be permitted to follow our home country practice on such matters.

As an exempted company incorporated in the Cayman Islands, we are also permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE American corporate governance listing requirements. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the NYSE American. Following this Offering, we will rely on home country practice to be exempted from certain NYSE American corporate governance requirements, namely (i) there will be no requirement for our Company to obtain shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants: (c) a change of control; and (d) transactions other than public offerings; (ii) we will not have a board of directors made up of a majority of independent directors; (iii) we will not have a compensation committee or nominating and corporate governance committee; (iv) our director nominees will not be selected or recommended for selection by a majority of the independent directors and (v) our chief executive officer’s compensation will not be determined or recommended by a majority of the independent directors.

Implications of Being a Controlled Company

Following the conclusion of this Offering, a group consisting of Lui Oi Kheng and her daughters, Rena Ho and Nellie Ho, will own a total of approximately 86.5% of the total voting power of our issued and outstanding share capital immediately following the completing of this Offering assuming the underwriters do not exercise their over-allotment option, or 86.3% of our total voting power if the underwriters exercise their over-allotment option in full, making them “controlling shareholders” pursuant to applicable law. Rena Ho is a Director and CEO of the Company while Nellie Ho is a Director and Deputy CEO of the Company. This gives the group significant influence over matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets, and that the group will control the outcome of such matters. Thus, upon listing on the NYSE American, we will be a “controlled company” under NYSE American Company Guide Section 801(a), which affords us certain corporate governance exemptions.

For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. A “controlled company” under the NYSE American corporate governance rules is a company of which more than 50% of the voting power is held by an individual, group or another company. Accordingly, if we obtain listing on the NYSE American, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE American. Controlled companies are exempt from the corporate governance rules of the NYSE American requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE American, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of the NYSE American, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the NYSE American. We intend to utilize these exemptions upon listing on the NYSE American. As a result, upon listing on the NYSE American, we will not have a majority of independent directors and we will not have nomination and corporate governance committee and compensation committee. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE American.

Even if we cease to be a controlled company, we can still rely on exemptions available to foreign private issuers. See section titled “Risk Factors — We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.”

In addition, as a result of the dual-class share structure and the concentration of ownership, holders of Class B Ordinary Shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. For a detailed description of the risks associated with our dual-class structure, see section titled “Risk Factors — Risks Related to Our Class A Ordinary Shares and the Offering” on page 22 of this prospectus.

Presentation of Financial and Other Information

Unless otherwise indicated, all financial information contained in this prospectus is prepared and presented in accordance with U.S. GAAP.

All references in this prospectus to “U.S. dollars,” “USD,” “US$,” and “$” refer to the currency of the United States of America and all references to “S$,” “Singapore dollar,” or “SGD” refer to the currency of Singapore. Unless otherwise indicated, all references to currency amounts in this prospectus are in US$.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

THE OFFERING

Class A Ordinary Shares offered by us:

[2,500,000] Class A Ordinary Shares (or [2,875,000] Class A Ordinary Shares if the underwriters exercise their option to purchase additional Shares within 45 days of the date of this prospectus from us in full).

Offer Price:	We currently estimate that the initial public offering price will be in the range of US$[4.00] to US$[5.00] per Class A Ordinary Share.

Number of Shares outstanding before this Offering:	25,000,000 Ordinary Shares, consisting of 12,232,500 Class A Ordinary Shares and 12,767,500 Class B Ordinary Shares, are outstanding as of the date of this prospectus.

Shares to be outstanding immediately after this Offering:	27,500,000 Ordinary Shares (or 27,875,000 Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares within 45 days of the date of this prospectus from us in full), consisting of 14,732,500 Class A Ordinary Shares (or 15,107,500 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares within 45 days of the date of this prospectus from us in full) and 12,767,500 Class B Ordinary Shares.

Over-allotment option to purchase additional Class A Ordinary Shares:	The underwriters have an option for a period of 45 days to purchase up to 375,000 Class A Ordinary Shares, solely for the purpose of covering over-allotments, if any, at the initial public offering price less the underwriting discounts.

Use of proceeds:

We estimate that we will receive net proceeds from this Offering of approximately US$[9.4] million (or US$[10.9] million if the underwriters exercise their over-allotment option to purchase additional Class A Ordinary Shares from us in full), based on an assumed initial public offering price of US$[4.50] per Share, after deducting the estimated underwriting discounts, commissions and offering expenses payable by us.

We intend to use the net proceeds of this Offering for (i) our inventory stocking program; (ii) strategic acquisitions and investments; (iii) strengthening and expanding our sale and distribution networks; and (iv) general corporate purposes and working capital. See section titled “Use of Proceeds” on page 32 for more information.

Lock-up:	Our Company, Directors, Executive Officers and holders of 5% or more of our issued and outstanding ordinary shares have agreed, subject to some exceptions, for a period of 180 days after the date of this prospectus not to directly or indirectly sell, transfer or dispose of any of the Class A Ordinary Shares that they beneficially own, including any securities convertible into or exchangeable or exercisable for our Shares without the prior written consent of the Representative. See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Listing:	We intend to list the Class A Ordinary Shares on the NYSE American Market under the symbol “[●].” We will not consummate and close this Offering without a listing approval letter from the NYSE American Market.

Risk factors:	See section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares.

SUMMARY FINANCIAL INFORMATION

The following summary presents summary audited consolidated statements of operations data for the financial years ended March 31, 2024 and 2025 derived from our consolidated financial statements included elsewhere in this prospectus. The summary is followed by consolidated balance sheet data as of March 31, 2024 and 2025. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. You should read this section together with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section included elsewhere in this prospectus.

The following table presents our summary consolidated statements of income for the financial years ended March 31, 2024 and 2025.

	For the financial years ended March 31,
	2024	2025	2025
	S$	S$	US$

Revenue	16,590,843	16,841,170	12,561,829
Cost of revenue	(10,278,447)	(10,759,420)	(8,025,451)
Gross Profit	6,312,396	6,081,750	4,536,378

Operating expenses:
Selling and distribution expenses	(200,415)	(216,467)	(161,463)
General and administrative expenses	(3,514,164)	(3,576,589)	(2,667,778)
Depreciation expenses	(139,944)	(131,880)	(98,369)
Operating lease expenses	(984,308)	(1,003,597)	(748,583)
Total operating expenses	(4,838,831)	(4,928,533)	(3,676,193)

Income from operations	1,473,565	1,153,217	860,185

Other income (expenses), net:
Other income	715,571	296,990	221,525
Other loss	(112,713)	(129,593)	(96,663)
Finance expenses	(150,321)	(186,235)	(138,913)
Total other income (expenses), net	452,537	(18,838)	(14,051)

Income before taxes	1,926,102	1,134,379	846,134
Income tax expenses	(146,954)	(117,999)	(88,015)
Net income	1,779,148	1,016,380	758,119

The following table presents our summary consolidated balance sheets data as of March 31, 2024 and 2025.

	As at March 31,
	2024	2025	2025
	S$	S$	US$
Assets
Current assets
Cash and cash equivalents	2,425,510	778,563	580,730
Short-term investment	5,000,000	-	-
Account receivables, net	758,155	1,123,801	838,243
Inventories, net	4,703,623	4,654,715	3,471,952
Contract asset	402,913	341,146	254,461
Deferred offering costs	-	364,166	271,631
Other current assets	261,073	274,167	204,501
Total current assets	13,551,274	7,536,558	5,621,518

Non-current assets
Property and equipment, net	2,869,249	2,859,910	2,133,207
Right-of-use assets, net	5,343,573	4,543,769	3,389,197
Deferred tax assets	355,240	248,620	185,446
Other investments	922,892	3,962,185	2,955,394
Total non-current assets	9,490,954	11,614,484	8,663,244

Total assets	23,042,228	19,151,042	14,284,762

Liabilities
Current liabilities
Accounts payable	522,403	211,143	157,492
Accruals and other payables	204,831	123,376	92,026
Contract liabilities	680,133	288,203	214,971
Operating lease liabilities	799,804	866,559	646,366
Income tax payable	70,500	36,097	26,925
Short-term borrowings	1,650,165	2,258,282	1,684,453
Total current liabilities	3,927,836	3,783,660	2,822,233

Non-current liabilities
Amount due to shareholders	1,096,831	3,700,000	2,759,830
Provision	317,487	317,487	236,814
Operating lease liabilities	4,543,769	3,677,210	2,742,831
Total non-current liabilities	5,958,087	7,694,697	5,739,475

Total liabilities	9,885,923	11,478,357	8,561,708

Shareholders’ equity
Ordinary shares	3,500,000	3,500,000	2,610,650
Retained earnings	9,656,305	4,172,685	3,112,404
Total equity	13,156,305	7,672,685	5,723,054

Total liabilities and equity	23,042,228	19,151,042	14,284,762

RISK FACTORS

An investment in our Class A Ordinary Shares involves a significant level of risk. Before investing in our Class A Ordinary Shares, you should carefully consider all of the risks and uncertainties described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. The following section describes some of the significant risks known to us now that could directly or indirectly affect us and the value or trading price of our Class A Ordinary Shares and should not be construed as a comprehensive listing of all risk factors. The following section does not state risks unknown to us now but which could occur in the future and risks which we currently believe to be not material but may subsequently turn out to be so. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and prospects. In such case, the market prices of the Class A Ordinary Shares could decline, and you may lose part or all of your investment. You should only consider investing in our Class A Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

Our business is dependent on the goodwill in our proprietary “SMJ” brand.

Our business is dependent on the goodwill of our proprietary “SMJ” brand. Maintaining our reputation for supplying good quality flooring products is important to enable us to maintain our existing customer base and increase our new customers. Any negative publicity and/or any failure to maintain our reputation and the goodwill associated with these brands that we market and sell flooring products under may tarnish the goodwill and the commercial value of our proprietary “SMJ” brand name which we have established with our customers. This may materially and adversely affect our business and financial performance. In addition, it is possible that our competitors may distribute products or adopt trade names that are similar to ours and our suppliers notwithstanding that our and our suppliers’ trademarks have been registered in Singapore. Please refer to the section titled “Business – Intellectual Property” for further details of our trademark. It is also possible that we or our suppliers may not be able to completely prevent an infringement of our or our suppliers’ intellectual property rights. In any of such events, the goodwill generated by our or our suppliers’ brand name may be eroded and our business will be adversely affected.

We are required to continually maintain a wide range of inventory and may be adversely affected if there is a mismatch between our inventory acquisition and our expected market demand.

The nature of our business requires us to invest in and keep a substantial and varied stock of flooring products in order to meet the needs of our diverse customer base at short notice. Our customers’ requirements are difficult to predict and are not made in accordance with any fixed or long-term contracts. As at March 31, 2025, the total cost of our inventory was approximately S$4.7 million, which accounted for approximately 61.8% of our current assets. Currently, our Singapore warehouse maintains approximately 80 different designs of flooring products in up to 400 different colors. Over the Track Record Period, our inventory turnover period ranged from 158.7 to 186.9 days in our warehouse. The longer our stock remains unsold, the higher our holding costs of inventory. If we fail to anticipate the needs of our customers accurately or if we manage our inventory levels inefficiently, we may accumulate large amounts of slow-moving inventory. Further, any mismanagement of inventory may lead to cash flow shortages while any mismanagement of freight and transportation costs incurred for the purchase and sale of inventory may lead to higher cost of purchase of inventories and thereby negatively impacting our business, profitability and financial position.

We have written off slow moving inventories of S$31,784 and nil for financial year ended March 31, 2024 and 2025, respectively. Our revenue depends largely on the range and variety of flooring products that we are able to offer our customers. Customers’ preferences for particular designs of flooring products may change and may result in different market trends emerging. Some of our flooring products may be subject to impairment over the years in the event of changes in consumer preferences and trends in the designs which render certain range of our stocks to be obsolete or lacking in appeal to consumers. As a result of such events, our financial position and performance will be adversely affected.

Our business and financial performance will be affected by any increase in rental charges or the failure to procure the renewal of existing leases.

Currently, our office, showroom and warehouse are housed in leased premises. The total rental expenses of our Group which include the rental and service charges for our office, showroom and warehouse amounted to approximately S$1.0 million in FY2024 and FY2025.

The tenure of our lease for our office, showroom and warehouse will expire on March 31, 2027 with an option to renew for a further term of three years at revised terms to be mutually agreed. We generally commence negotiations for a new lease about six months prior to the expiry of the existing lease. The new lease agreement is usually signed within one month of the expiry of the existing lease. Upon the expiry of such lease, the lessor has the right to review and alter the terms and conditions of the lease. We face the risk of increase in rental charges or the inability to renew the lease on terms and conditions which are favorable to us. Any increase in the rental charges or changes in terms and conditions that are unfavorable to us would inevitably increase our operating expenses, thus affecting our profitability. In addition, failure to procure the renewal of lease or premature termination of the lease by the lessor in accordance with the termination clauses of the existing lease agreement may result in losses and disruptions to our business, and our financial performance will be adversely affected.

Our business and financial performance will be affected by any increase in costs of fundings or failure to obtain required working capital and financing at reasonable terms and costs.

We are exposed to interest rate risk as we generally we fund our purchases of flooring products via our internal resources and short and long-term financing from banks and other financial institutions. As of March 31, 2025, we had an outstanding short-term trade financing loan of approximately S$2.3 million. Our finance expenses also increased by S$35,914, from S$150,321 for the financial year ended March 31, 2024 to S$186,235 for the financial year ended March 31, 2025 mainly due to higher interest charges incurred on trade financing facilities, which were utilized to support the increase volume of export sales. Our interests rate for Singapore dollars denominated transactions is based on the bank’s prevailing prime lending rate while our interests rate for foreign currency are based on 2.5% p.a. over the bank’s prevailing cost of funds as determined by the bank. Although interest rates for our short-term trade financing facilities are fixed during the terms, which are typically 120 days, our interest rates are subject to change at each drawdown.

Therefore, any disruption, uncertainty and volatility in the global credit markets may limit our ability to obtain the required working capital and financing for our business at reasonable terms and finance costs. If all or a substantial portion of our credit facilities are withdrawn and we are unable to secure alternative funding on acceptable commercial terms, our operations and financial position will be adversely affected. These situations could potentially present risks to our Company, including an increase in interest expenses on our bank borrowings or reduction of the amount of banking facilities currently available to us, thereby materially and adversely affecting our business operations and may have a material adverse impact on our future financial performance.

In addition, such fluctuations and volatility in the global credit markets could limit credit lines of our current and potential customers from banks or financial institutions. Accordingly, such customers may not be able to obtain sufficient financing to purchase our flooring products, or we may be required to lower our rates in order to cater to our customers’ current situation. This may have an adverse impact on our revenue and financial performance.

We rely on a limited number of key customers for our business.

During the financial years ended March 31, 2025 and 2024, our two most significant customers accounted for a combined 25.3% and 21.4% of revenue, respectively. We do not typically enter into long-term agreements with our customers, and we have not entered into such agreements with these significant customers. As a result, revenue generated by each customer varies from year-to-year, and is subject to the value of the projects which we secure from them and the time taken to complete such products.

The ability and willingness of our customers to continue working with us is largely beyond our control. If one or more of these customers decide to terminate their business relationship with us and that we are unable to find customers to replace them, we could face difficulties in maintaining sufficient cash flows, revenues or profits. As a result, our total revenue could decline and our business, financial condition and results of operations would be adversely affected.

Changes in international investment and trade policies, escalations of tensions in international relations, and increased scrutiny from customs and other authorities to trade may have an adverse effect on our business and expansion plans.

For the financial years ended March 31, 2024 and 2025, we derived approximately 40.3% and 47.2% of our revenue from export markets, respectively. There have been heightened tensions in international relations in recent years, which has resulted in and will continue to cause changes in international trade policies and additional barriers to trade. Tensions in the relations between countries may intensify and these countries may adopt measures in the future that impact our business operations. Countries impose, modify, and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which contribute to the volatile nature of tariffs and other trade restrictions.

We currently do not expect material impact from recent changes in worldwide tariffs on imports and exports. As our business activities are primarily performed within Asia, there are two active trade treaties:

●	The ASEAN Free Trade Area (AFTA) is a trade bloc agreement by the Association of Southeast Asian Nations supporting local trade and manufacturing in all ASEAN countries, and facilitating economic integration with regional and international allies. It stands as one of the largest and most important free trade areas (FTA) in the world, and together with its network of dialogue partners, drove some of the world’s largest multilateral forums and blocs, including Asia-Pacific Economic Cooperation, East Asia Summit and Regional Comprehensive Economic Partnership.

●	The ASEAN–China Free Trade Area (ACFTA) is a free-trade area among the ten member states of the Association of Southeast Asian Nations (ASEAN) and the People’s Republic of China. The free trade agreement reduced tariffs on 7,881 product categories, or 90 percent of imported goods, to zero.

However, changes in governmental policies including sanctions, tariffs, trade agreements and export controls administered by governments around the world, particularly those imposed as a result of an increasingly tense relationship of the political or economic relations among major economic groups and other geopolitical challenges, could impose a severe constraint on the manufacturing and sale activities and consequently causing a material and adverse effect on the business and prospects of our customers and business partners and of ourselves. As a result, global trade tensions may materially and adversely affect our revenue and financial performance.

We are affected by regional and worldwide political, regulatory, social and economic conditions in the jurisdictions in which we and our customers and suppliers operate and in the jurisdictions in which we intend to expand our business.

We and our customers and suppliers are governed by the laws, regulations, and government policies in each of the various jurisdictions in which we and our customers and suppliers operate or into which we intend to expand our business and operations. Our business and future growth are dependent on the political, regulatory, social and economic conditions in these jurisdictions, which are beyond our control. Any economic downturn, changes in policies, currency and interest rate fluctuations, capital controls or capital restrictions, labor laws, changes in environmental protection laws and regulations, duties and taxation and limitations on imports and exports in these countries may materially and adversely affect our business, financial condition, results of operations and prospects.

We may be affected by economic downturns, reduction in renovation and furnishings spending budget and uncertain global economic outlook.

The industry that we operate in has historically been subject to the spending budget of businesses and organizations as well as cyclical economic downturns which affect the continuous supply of commercial space in Singapore and our overseas markets, thereby negatively impacting our sales, gross margins and profitability. Our business is therefore dependent on such supply of commercial space and spending budget for renovations and furnishings as our products are mainly used in the office and commercial space. An economic slowdown would generally lead to a decrease in the supply of commercial space and number of renovation and furnishings projects, which we rely on for our sales. As we have not entered into long term contracts with any of our customers, in the event of a contraction in the supply of commercial space or slowdown in renovation and furnishing activities of the office and commercial space, our business and financial performance will be adversely affected.

General economic factors and conditions worldwide, including inflation and unemployment rate, may affect consumers’ willingness to spend. Generally, consumers may also be reluctant to spend on renovation or furnishings if they lack confidence in the economy. The global macroeconomic environment has faced numerous challenges in recent years, including the sustained tension between certain major countries in the world over trade policies which could significantly undermine the stability of the global economy. There is no assurance that consumer spending will remain buoyant or that demand for our flooring products will remain at current level. Specifically, consumer spending is affected by a number of factors, including actual and perceived economic conditions, inflation, unemployment rate, demand for better quality of work environment, interest rates, and availability of credit in the markets where our flooring products are sold. Any significant and adverse change to the aforesaid factors could reduce the level of consumer spending and hence, demand for our flooring products.

Due to uncertainties in the global markets, it is difficult to predict how our markets and businesses may be affected by the global markets as our marketing and sales are carried out through our network of more than 260 dealers, importers and installation companies that made at least one purchase in each of the 2024 and 2025 fiscal years in Singapore and over 20 countries mainly in Asia. Accordingly, these situations could potentially present risks to our Company, including an increase in interest expenses on our bank borrowings or reduction of the amount of banking facilities currently available to us, thereby materially and adversely affecting our business operations and future financial performance. Given the uncertainties as to the future economic outlook, there is no assurance that we will be able to maintain or continue to grow our revenue and profits, or that we will be able to react promptly to any change in economic conditions. In the event that we fail to react promptly to the changing economic conditions, our performance and profitability could be adversely affected.

Our business is subject to supply chain interruptions.

We work with third-party logistic providers for the import, export, and transportation of our flooring products. We rely on such third-party service providers’ abilities to deliver our flooring products as part of the supply chain logistics. The factors that can adversely affect our operations include, but are not limited to:

●	interruptions to our delivery capabilities;

●	failure of third-party service providers to meet our standards or their commitments to us;

●	increasing transportation costs, shipping constraint or other factors that could impact cost, such as having to find more expensive service providers which may or may not be readily available; and

●	the COVID-19 and disruptions as a result of efforts to control or mitigate the pandemic (such as facility closures, governmental orders, outbreaks and/or transportation capacity).

Any increased costs from delays, cancellations, and insurance, or disruption to, or inefficiency in, the supply chain network of our third-party service providers, whether due to geopolitical conflicts, or other factors, could affect our revenue and profitability.

We are dependent on key personnel for our continued success.

Our success to date has been largely attributable to the efforts of our key management led by our Executive Directors, namely Ms. Rena Ho, Ms. Nellie Ho and Ms. Rosie Lee who are supported by our experienced management teams. Each of our Executive Directors has more than 20 years of experience in the flooring industry. Our continued success is dependent to a large extent, on our ability to retain the services of our management team, who are responsible for our day-to-day operations and the implementation of the business strategy and corporate development of our Group as well as our experienced sales and project teams with deep product knowledge. The loss of the services of any of our key personnel without suitable replacements may have an adverse impact on our business operations and the future growth of our Group. Please refer to the section titled “Management” for details of the qualifications and working experience of our management team.

Failure to keep abreast of changes in consumer preferences will adversely affect sales.

The demand for flooring product is susceptible to changes in consumer preferences and trends in the design of flooring products, or other substitute materials or stones. Such changes in demand or preference are difficult to predict accurately. Our continued growth and success are dependent on our ability to launch new flooring products with unique designs at competitive prices, as well as the popularity of and customer demand for our flooring products. Shifts in customer preferences away from our range of flooring product will affect our business and profitability. Our business and financial performance will be adversely affected in the event that we are unable to respond promptly and appropriately to the changing requirements of our customers or if our flooring product design or styles do not satisfy changing consumer preferences.

We rely on third party flooring product manufacturers for our products.

We collaborate with several third-party flooring manufacturers in the PRC and Thailand to produce all our flooring products marketed under our proprietary “SMJ” brand. The use of third-party flooring manufacturers to produce flooring products for our sale does not guarantee products of acceptable quality as we do not have direct control over the manufacturing process. In addition, there can be no assurance that there will not be a disruption in the supply of products from these manufacturers, and in the event of such disruption, we may not be able to source for suitable alternative manufacturers on a timely basis. The failure of any third-party flooring manufacturer to perform or the loss of any third-party flooring manufacturer whom we generally do not enter into long term or exclusive agreements could have a material adverse effect on our business and financial performance.

We are exposed to risks arising from fluctuations of foreign currency exchange rates.

Our revenue is predominantly denominated in S$ which constituted approximately 59.7% and 52.8% of our revenue for FY2024 and FY2025 respectively. Our purchases are predominantly denominated in US$ which constituted approximately 97.9% and 98.7% of our purchases for FY2024 and FY2025 respectively. Purchases made in US$ include flooring products under our third-party flooring manufacturers. Foreign exchange risks arise mainly from a mismatch between the currency of our sales and the currency of our purchases. We may suffer foreign currency losses if there are significant adverse fluctuations in currency exchange rates between the time of our purchases and payments in foreign currencies and the time of our sales and receipts. This may adversely affect our financial results. In FY2024 and FY2025, our net foreign exchange losses were S$66,494 and S$129,593, respectively. We do not currently have any formal policy for hedging against foreign exchange exposure. Please refer to the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Foreign Exchange Risk” for further details.

In addition, as our shares will be quoted in US$ on the NYSE American Market, dividends, if any, in respect of our shares will be paid in US$. Fluctuations in the exchange rate between the US$ and other currencies will affect, amongst other things, the foreign currency value of the proceeds which a shareholder would receive upon sale of our shares and the foreign currency value of dividend distributions.

We may be subject to litigation if we infringe third party intellectual property rights.

We market and sell flooring products mainly under our proprietary brand known as “SMJ”. If these brands or their products carry designs that are similar or identical to registered trademarks belonging to any other third party whom we may not be aware of, we may be sued for infringement of their trademarks. Even if the trademarks or designs were not registered, we may still be liable under an action for passing off if these third parties are able to prove their interests in such trademarks or designs. Generally, we may not have recourse against our suppliers, its distributors or suppliers in claims for infringement of intellectual property rights. If we are being sued for trademark infringement or in an action of passing off, we may be liable for damages and incur legal costs, which if substantial, will have an adverse effect on our financial performance.

Our inability to mitigate against lower prices in certain international markets outside of Singapore may cause our gross margin to decrease, and affect our future profitability and results of operations.

We derived approximately 40.3% and 47.2% of our revenue from export sales to markets outside of Singapore for the financial years ended March 31, 2024 and 2025, respectively. For the financial year ended March 31, 2025, revenue from export sales increased by approximately S$1.3 million or 18.9% from approximately S$6.7 million for the financial year ended March 31, 2024 to approximately S$8.0 million for the financial year ended March 31, 2025. As a result of the higher proportion of export sales which generally command lower gross profit margins, our overall gross profit margins had deteriorated by approximately 1.9%, from approximately 38.0% for the financial year ended March 31, 2025 to approximately 36.1% for financial year ended March 31, 2024. The lower gross profit margins from our export sale is primarily due to lower prices for our goods in certain international markets outside of Singapore, as well as increased logistical costs. We envisage that the revenue contribution from export sales will continue to increase as we intend to strengthen and expand our geographical coverage outside Singapore further. Therefore, as the proportion of our sales from exports continues to rise, we will face overall lower gross margins. While we are evaluating pricing strategies and supplier efficiencies to mitigate the impact of such pricing pressure, there is no assurance that we may be able to do so.

We may be unable to retain the loyalty of our end-users or secure new projects.

Our high performance flooring product typically has a product life cycle of approximately 10 years. There is no assurance that our end-users will remain as repeat customers when replacing their existing flooring product after the flooring product is worn out or damaged. As we are operating in a highly competitive industry, there is no assurance that we would be able to retain the loyalty of our end-users and ensure that they will continue to support and use our products. In the event that we are not able to retain the loyalty of our end-users, our business and performance may be adversely affected.

It is crucial for the continued success of our business that we manage to continuously secure new projects of a high value since we do not typically enter into long term agreements with our customers. We typically source for our projects through requests for quotation and referrals from our customers who are satisfied with our products and services. Generally, we maintain regular contacts with architects and designers who are instrumental in recommending our products to their end-users in the course of their design and selection of suppliers and sub-contractors during their renovation and furnishings projects. Notwithstanding so, there is no assurance that our Group will be able to secure new and lucrative projects on a regular basis through our participation in tenders or our customers will continue to refer new projects to us. In addition, our resources are limited and we will not be able to participate in tenders for projects which may generate lucrative profit margins if we do not have the capacity to undertake the work. If we are unable to secure new and lucrative projects, our business and financial performance will be materially and adversely affected.

We are exposed to fluctuations in prices of raw materials.

The main raw materials used in the manufacture of flooring products are nylon and polypropylene fibers. The prices of these raw materials, being petroleum-based, will increase when there is an increase in crude oil prices. As such, any major upward trend in the prices of such raw materials would increase the costs of our inventory and correspondingly increase the amount of working capital required for our business. In the event that such increase in prices results in a substantial increase in working capital, and we are unable to fund such increase, our business and financial performance will be adversely affected.

Our business may be affected by competition with existing industry players and new entrants.

We operate in a highly competitive industry and our success depends to a large extent on our ability to compete effectively against other players within the industry and respond in an effective and timely manner to cope with changing market conditions and trends. There is no assurance that we will be able to compete effectively with existing industry players or new entrants. Should our existing or new competitors offer products and services similar to ours at a lower cost or engage in aggressive pricing in order to increase or gain market share, our revenue may decline if we are not able to match such lower pricing. As a result, such competitive pressures could result in a negative impact on our pricing (thus eroding our profit margins), erode our market share or make it more difficult for us to achieve any significant market penetration. In the event we are unable to compete effectively with our existing and future competitors and adapt quickly to changing market conditions and trends, our business and financial performance will be adversely affected. Please refer to the section titled “Business – Competition” for further details of our competitors.

Disputes, claims and variation orders can erode our Group’s profitability.

We may be involved from time to time in disputes with various parties in the course of our business. These parties include suppliers, sub-contractors and other partners. These disputes may lead to legal and other proceedings which may incur substantial costs to the extent that we are unable to recover such costs from our suppliers, sub-contractors and other partners, and the diversion of our management’s resources and attention. During the course of a project, the project owner may request our Group to perform additional works which are not specified in the original contract or to carry out variations to the specifications stipulated in the original contract. At times, the parties may agree that variation orders be performed before the costs for such additional works are finalized between the parties. Hence, the final values of such variation orders may be subject to dispute by the project owner. Our Group’s earnings will be adversely affected if we are required to bear any part of the variation costs.

We will be liable to pay liquidated damages in the event of delay in the completion of projects.

Our Group may be liable to pay liquidated damages in the event of any delays in the completion of a project within the specified date of completion as provided in the contract. The quantum of liquidated damages payable is normally stated in the contracts. However, our Group would not be liable for liquidated damages and may be granted an extension of completion time if the delay is caused by external factors that are beyond our control. While we have the right to claim against our suppliers, sub-contractors and other partners should the delay in the completion of the project be attributable to their fault, there is no assurance that we can make such claim successfully. There can be no assurance that there will not be any delays in existing and future projects which we undertake resulting in the payment of liquidated damages to the extent that we are unable to recover such costs from our suppliers, sub-contractors and other partners which could have a material impact on our financial performance and financial condition.

We may require additional funding for our future growth.

Although we have identified our future growth plans as set out in the section titled “Business – Our Business Strategies and Future Plans”, the proceeds from the Offering may not be sufficient to cover the estimated costs to implement all these plans. Under such circumstance, we may need to obtain debt or equity financing to implement these growth opportunities. Additional debt and/or equity financing may result in dilution to our Shareholders. If such financing does not generate a commensurate increase in earnings, our EPS will be diluted, and this could lead to a decline in our Share price.

Any additional debt financing may, apart from increasing interest expense and gearing, result in all or any of the following:

●	limit our ability to pay dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a substantial portion of our cash flows from operations to payments on our debt, thereby reducing the availability of our cash flows to fund capital expenditure, working capital and other requirements; and/or

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

There is no assurance that we will be able to obtain additional debt and/or financing on terms that are acceptable to us or at all. Any inability to secure additional debt and/or financing may materially and adversely affect our business, implementation of our business strategies and future plans and results of operations.

There is no assurance that our expansion plans will be successful.

In order to grow our business, we intend to expand in accordance with our future plans as set out in the section titled “Business – Our Business Strategies and Future Plans”, which include expanding our business through acquisitions, joint ventures and/or strategic alliances in businesses that are complementary to our business. Participation in strategic alliances, acquisitions, or joint ventures similarly involves risks, including but not limited to, difficulties in integrating management, operations, services, products and personnel. The successful integration of such growth strategies depends on our ability to identify suitable partners and the successful integration of operations. There can be no assurance that we will be able to execute such growth strategies successfully. Should any of the aforesaid events occur, our profitability may be adversely affected.

We are exposed to credit risks of our customers.

Our financial position and profitability is dependent on the credit-worthiness of our customers. If there are any unforeseen circumstances affecting our customers’ ability or willingness to pay us, we may experience defaults in payment which will adversely affect our financial position and profitability.

We may be affected by major or sustained disruptions to our operations.

In the event of any major or sustained disruptions or any outbreak of fire, flood or any other natural disasters which results in significant damage to our premises, our operations may be adversely affected. For instance, in the event that our office and warehouse experience downtime, we may not be able to deliver the required goods to our customers. In such an event, the confidence of our customers may drop and our business and financial position may be adversely affected.

Our business is dependent on the services of our sub-contractors.

We may engage sub-contractors to provide installation works required by our customers. These sub-contractors are selected based on, inter alia, our past working experience with them, and their competitiveness in terms of pricing, quality and ability to meet the stipulated timelines. We cannot ensure that the services rendered by these sub-contractors will be satisfactory or that they will continue to meet our requirements for quality. In the event of any loss or damage which arises from the default of the sub-contractors engaged by us, we will nevertheless be liable for our sub-contractors’ default. Furthermore, these sub-contractors may experience financial or other difficulties that may affect their ability to carry out the work for which they contracted for, thus delaying the completion of or failing to complete the installation projects, resulting in additional costs to us or exposing us to the risk of liquidated damages. Any of these factors could have a material adverse effect on our business, financial condition and operating results.

We may face rising labor costs and labor shortage.

Our ability to meet our labor requirements may be subject to numerous external factors, including the availability of a sufficient number of suitable persons in the relevant job segment, prevailing labor costs including wage rates and applicable levies, demographics, and health and insurance costs. In addition, any changes to the labor laws in Singapore in the form of stricter qualifying criteria and salary thresholds for foreign workers, and increases in foreign worker levies and foreign workers’ accommodation costs may result in an increase in our labor-related costs.

Our growth plans may require us to hire new employees in the future. As we face competition for labor, we may have to increase wages and employee benefits to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, we may be unable to execute our growth strategy and our business, financial position and results of operations may be adversely affected.

Our L3 status is not guaranteed.

Our Group is registered with Building and Construction Authority of Singapore as a L3 contractor under the workhead of SY06 - Finishing and Building Products which allows our Group to tender for public sector contracts of up to S$5 million. To maintain our Group’s existing L3 status, our Group must, among other requirements, maintain a track record of S$3 million (contract value of awarded projects) for the past three years. In the event that the L3 status cannot be maintained, our Group will not be able to tender for public sector contracts of value up to S$5 million, which will have an adverse impact on our Group’s financial performance.

Our insurance coverage may not be adequate.

We maintain workmen’s or work injury compensation insurance, public liability insurance and fire insurance. We also maintain insurance policies which cover personal accidents, hospitalization and surgery for our employees. However, in the event that the amount of such claims exceed the coverage of the insurance policies which we have taken up, we may be liable for shortfalls of the amounts claimed.

We are not insured against business interruption. If such events were to occur, our business, financial performance and financial position may be materially and adversely affected. Please refer to the section titled “Business – Insurance” for further details.

We may be affected by an outbreak of communicable and infectious diseases.

Various outbreak of communicable and infectious diseases in recent years, including the COVID-19 pandemic, have caused significant disruption to the market and have resulted in global economic and social uncertainties. The occurrence of such outbreaks in the future may disrupt our operations, and the operations of our customers, suppliers, and/or sub-contractors if the development of such outbreak becomes more severe resulting in a tightening of restrictions and regulations on businesses. If we or our customers, suppliers, and sub-contractors are forced to close their businesses with prolonged disruptions to their operations, we may experience a delay or shortage of supplies and/or services by our suppliers and sub-contractors, or termination of our orders and contracts by our customers, thereby causing our business and financial performance to be adversely affected.

We are exposed to risks with respect of acts of war, terrorist attacks, epidemics, political unrest, adverse weather conditions, and other uncontrollable events.

Our business may be affected by macroeconomic factors in the countries in which we market our products to, such as general economic conditions, market sentiment, social and political unrest, and regulatory, fiscal, and other governmental policies, all of which are beyond our control. In particular, terrorist attacks, armed conflicts, increased hostilities and other acts of violence or war around the world may also adversely affect the markets that we market our products to. The occurrence of any of these events may result in a loss of business confidence, which could potentially lead to an economic recession and have an adverse effect on our business, results of operations and financial condition. In addition, unforeseeable circumstances and other factors such as power outages, labor disputes, adverse weather conditions or other catastrophes, epidemics, or outbreaks may disrupt our operations and cause loss and damage to our warehousing facilities and office. Any such events may cause damage or disruption to our business, markets, customers, and suppliers, any of which may materially and adversely affect our business, financial condition, results of operations, and prospects.

The ability of our subsidiary in Singapore to distribute dividends to us may be subject to restrictions under applicable laws.

We are a holding company, and our operating subsidiary is located in Singapore. Part of our primary internal sources of funds to meet our cash needs is our share of the dividends, if any, paid by our operating subsidiary. The distribution of dividends to us from our subsidiary is subject to restrictions imposed by the applicable laws and regulations in these markets, which are more fully described in the section entitled “Dividend Policy” in this prospectus. In addition, although there are currently no foreign exchange control regulations which restrict the ability of our operating subsidiary in Singapore to distribute dividends to us, the relevant regulations may be changed and the ability of our subsidiary to distribute dividends to us may be restricted in the future.

Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business, and financial condition.

Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Our products and services, as well as our servers and computer systems and those of third parties that we rely on, are subject to cybersecurity risks inherent to companies that process personal data. An increasing number of organizations have disclosed breaches of their information securitysystems, some of which have involved sophisticated and highly targeted attacks.

We were recently informed, in July of 2025, by the Representative that it had suffered a cybersecurity incident and specifically a ransomware incident, which has resulted in unauthorized access to some of the Representative’s systems and data, and the exfiltration of certain data from the Representative’s systems as well. Based on information currently available to the Representative regarding the incident, the Representative believes that confidential information regarding the Company that we had provided to the Representative in connection with its due diligence for this offering was included in the data that was exfiltrated. The Representative is still investigating the extent of this incident, and has also informed us that it does not have any evidence that this data has been publicly posted or otherwise misused by the threat actors at this time. The incident has not impacted our business operations and we do not expect the incident to impact our business operations in the future, as it did not involve unauthorized access to our systems or third-party systems that we use in our business operations. While we believe that any material data regarding the Company that was exfiltrated is reflected in this prospectus and the registration statement of which this prospectus is a part, and therefore is publicly available, we could be subject to liability risks to the extent the data consists of sensitive information about our officers, directors, personnel, contractors, customers, suppliers or vendors. We believe that any such risk is manageable and can be absorbed and addressed by our existing cybersecurity policies, procedures, and controls.

To that end, we employ robust security to defend against intrusion and attack of our systems, to protect our data and to resolve and mitigate the impact of any incidents. We also regularly educate our employees on these risks, and provide training to them to learn how to identify and respond to the same. Like most companies today, despite these efforts there is no way to fully remove the possibility of a cybersecurity incident from occurring and we, and third parties that we rely on, will likely experience cyber incidents in the future. Thus, in addition to the identified risk above, any additional future cyber incidents and resulting data breaches could result in substantial liability, regulatory actions, financial penalties, significant out of pocket costs, damage to our data and ability to do business, and reputational harm.

We and third parties that we rely on may experience cybersecurity incidents due to human error, malfeasance, system errors or vulnerabilities, or other issues. Actual or perceived cybersecurity incidents relating to our data or confidential information could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage our reputation and harm our business, results of operations and financial condition. We maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will always be adequate for the liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all, especially depending on the facts of the situation and method of incident.

It may be difficult for you to enforce any judgment obtained in the United States against us, our Directors, Executive Officers or our affiliates.

We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and, except for certain of our investments, substantially all of our assets are located outside the United States. In addition, all of our Directors and Executive Officers reside outside the United States. As a result, it may be difficult to enforce in the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the U.S. securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States, it may be difficult for investors to enforce liabilities based upon U.S. securities laws.

Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Singapore or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and Singapore, please see the section titled “Service of Process and Enforcement of Civil Liabilities”.

Accordingly, there can be no assurance that the courts of the Cayman Islands, Singapore or other relevant jurisdiction would enforce against us, our Directors or our Executive Officers, judgments obtained in the United States which are predicated upon the civil liability provisions of the federal securities laws of the United States.

It is not certain if the Company will be classified as a Singapore tax resident.

Under the Singapore Income Tax Act, a company established outside Singapore but whose governing body, being the board of directors, usually exercises de facto control and management of its business in Singapore could be considered a tax resident in Singapore. However, such control and management of the business should not be deemed to be in Singapore if physical board meetings are conducted outside of Singapore. Where board resolutions are passed in the form of written consent signed by the directors each acting in their own jurisdictions, or where the board meetings are held by teleconference or videoconference, it is possible that the place of de facto control and management will be considered to be where the majority of the Board are located when they sign such consent or attend such conferences.

We believe that our Company, which is a Cayman Islands exempted company, is not a Singapore tax resident for Singapore income tax purposes. However, the tax residence status of our Company is subject to determination by the Inland Revenue Authority of Singapore (“IRAS”), and uncertainties remain with respect to the interpretation of the term “control and management” for the purposes of the Singapore Income Tax Act. If IRAS determines that our Company is a Singapore tax resident for Singapore income tax purposes, the portion of our Company’s single company income on an unconsolidated basis that is received or deemed by the Singapore Income Tax Act to be received in Singapore, where applicable, may be subject to Singapore income tax at the prevailing tax rate of 17% before applicable income tax exemptions or relief. If our Company is regarded as a Singapore tax resident, any dividends received or deemed received by our Company in Singapore from our subsidiary located in a foreign jurisdiction with a rate of income tax or tax of a similar nature of no more than 15% may generally be subject to additional Singapore income tax where there is no other applicable tax treaty between such foreign jurisdiction and Singapore. Income is considered to have been received in Singapore when it is: (i) remitted to, transmitted or brought into Singapore; (ii) applied in or towards satisfaction of any debt incurred in respect of a trade or business carried on in Singapore; or (iii) applied to purchase any movable property that is brought into Singapore. In addition, as Singapore does not impose withholding tax on dividends declared by Singapore resident companies, if our Company is considered a Singapore tax resident, dividends paid to the holders of our Shares will not be subject to withholding tax in Singapore. Regardless of whether or not our Company is regarded as a Singapore tax resident, holders of our Shares who are not Singapore tax residents would generally not be subject to Singapore income tax on gains derived from the disposal of our Shares if such shareholders do not maintain a permanent establishment in Singapore, to which the disposition gains may be effectively connected, and the entire process (including the negotiation, deliberation, execution of the acquisition and sale, etc.) leading up to the actual acquisition and sale of our Shares is performed outside of Singapore. For Singapore resident shareholders, if the gain from disposal of our Shares is considered by IRAS as income in nature, such gain will generally be subject to Singapore income tax. However, if the gain from disposal of our Shares is considered by IRAS as capital gains in nature, such gain will not be taxable in Singapore. Please refer to the section entitled “Taxation—Certain Singapore Tax Considerations” in this prospectus.

Risks Related to our Class A Ordinary Shares and the Offering

An active trading market for our Class A Ordinary Shares may not be established or, if established, may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly.

There is no established trading market for our Class A Ordinary Shares in the United States. We cannot assure you that a liquid public market for our Class A Ordinary Shares will be established. If an active public market for our Class A Ordinary Shares does not occur following the completion of this Offering, the market price and liquidity of our Class A Ordinary Shares may be materially and adversely affected. The public offering price for our Class A Ordinary Shares in this Offering was determined by negotiation between us and the underwriter based upon several factors, and we can provide no assurance that the trading price of our Class A Ordinary Shares after this Offering will not decline below the public offering price. As a result, investors in our Class A Ordinary Shares may experience a significant decrease in the value of their shares.

Because of the terms of our Class A Ordinary Shares and the concentrated nature of the voting power in our shares, Our Class A Ordinary Shares are limited in voting power as compared to our Class B Ordinary Shares, which are owned by insiders.

Our Class A Ordinary Shares offered under this Offering are entitled to one vote per share. Our Class B Ordinary Shares, which are held by insiders, are entitled to ten votes per share. Additionally, approximately 86.5% of the total voting power of our issued and outstanding share capital immediately following the completing of this Offering (assuming the underwriters do not exercise their over-allotment option) is held by three individuals. As a result, your voting power may be significantly limited.

We may not maintain the listing of our Class A Ordinary Shares on the NYSE American which could limit investors’ ability to make transactions in our Class A Ordinary Shares and subject us to additional trading restrictions.

We intend to list our Class A Ordinary Shares on the NYSE American concurrently with this Offering. In order to continue listing our shares on the NYSE American, we must maintain certain financial and share price levels and we may be unable to meet these requirements in the future. We cannot assure you that our shares will continue to be listed on the NYSE American in the future.

If the NYSE American delists our Class A Ordinary Shares and we are unable to list our shares on another national securities exchange, we expect our shares could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;

●	reduced liquidity for our Class A Ordinary Shares;

●	a determination that our Class A Ordinary Shares are “penny stock”, which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

 As long as our Class A Ordinary Shares are listed on the NYSE American, U.S. federal law prevents or pre-empts the states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on the NYSE American, we would be subject to regulations in each state in which we offer our shares.

The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to investors.

The trading price of our Class A Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of the broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in Singapore that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our shares may be highly volatile for factors specific to our own operations, including the following:

●	fluctuations in our operating results, including but not limited to, revenue, earnings and cash flow;

●	changes in securities analysists’ recommendations, perceptions or financial estimates by securities analysts;

●	additions or departures of key personnel;

●	failure of our management in implementing business and growth strategies;

●	changes in conditions affecting the industry, the general economic conditions or stock market sentiments or other events or factors;

●	negative publicity involving our Group, any of our Directors or Major Shareholders;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in significant and sudden changes in the volume and price at which our shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our business, financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline.

The trading market for our Class A Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts downgrade their assessment on our Class A Ordinary Shares or publish inaccurate or unfavorable research about our business, the market price for our Class A Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, or if these securities analysts are not widely respected within the general investment community, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A Ordinary Shares to decline.

Short selling may drive down the market price of our Class A Ordinary Shares.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we would have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

You must rely on the judgment of our management as to the uses of the net proceeds from this Offering, and such uses may not produce income or increase our share price.

We plan to use the net proceeds of this Offering primarily for (i) our inventory stocking program; (ii) strategic acquisitions and investments; (iii) strengthening and expanding our sale and distribution networks; and (iv) general corporate purposes and working capital. Please see section titled “Use of Proceeds” for further information. However, our management will have considerable discretion in the application of the net proceeds received by us in this Offering. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our share price. The net proceeds from this Offering may be placed in investments that do not produce income or that lose value.

There can be no assurance that we will not be a passive foreign investment company for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences for U.S. investors who own our securities.

We are a non-U.S. corporation and, as such, we will be classified as a passive foreign investment company (“PFIC”) for any taxable year if, for such year, either:

●	at least 75% of our gross income for the year is passive income; or

●	the average percentage of our assets (determined at the end of each quarter) during the taxable year that produced passive income or that are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the current and projected composition of our income and assets, and the expected value of our assets, including goodwill, which is based on the expected price of our Class A Ordinary Shares in the offering, we do not expect to be a PFIC for the current taxable year. However, because PFIC status is determined on an annual basis, and therefore our PFIC status for the current taxable year and any future taxable year will depend upon the future composition of our income and assets, there can be no assurance that we will not be a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. investor holds Class A Ordinary Shares, we generally would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding years during which the U.S. investor holds such Class A Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status. In such case, such a U.S. investor generally will be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on disposition as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) compliance with certain reporting requirements. We do not intend to provide the information that would enable investors to make a qualified electing fund election that could mitigate the adverse U.S. federal income tax consequences should we be a PFIC. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of Class A Ordinary Shares if we are to become classified as a PFIC.

We treat our affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were determined to be a PFIC, see section titled “Taxation – Certain Singapore Tax Considerations”.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company”, as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

In addition, Section 102(b)(1) of the JOBS Act exempts an emerging growth company from being required to comply with new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period, although we have already adopted certain new and revised accounting standards based on transition guidance permitted under such standards. As a result of this election, our future financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards, which may make our Class A Ordinary Shares less attractive to investors. In addition, if we cease to be an emerging growth company, we will no longer be able to use the extended transition period for complying with new or revised accounting standards.

We are a foreign private issuer within the meaning of the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation FD.

We will be required to file an annual report on Form 20-F within four (4) months after the end of each fiscal year. In addition, we intend to publish our financial results on a semi-annual basis through press releases distributed pursuant to the rules and regulations of the NYSE American. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you if you were investing in a U.S. domestic issuer.

The determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on March 31, 2026. In the future, we would lose our foreign private issuer status if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to comply with U.S. federal proxy requirements, and our officers, Directors and 10% shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the NYSE American. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from corporate governance listing standards of the NYSE American.

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE American corporate governance listing requirements. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the NYSE American. Following this Offering, we will rely on home country practice to be exempted from certain NYSE American corporate governance requirements, namely (i) there will be no requirement for our Company to obtain shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants: (c) a change of control; and (d) transactions other than public offerings; (ii) we will not have a board of directors made up of a majority of independent directors; (iii) we will not have a compensation committee or nominating and corporate governance committee; (iv) our director nominees will not be selected or recommended for selection by a majority of the independent directors and (v) our chief executive officer’s compensation will not be determined or recommended by a majority of the independent directors.

We will incur significantly increased costs and devote substantial management time as a result of the listing of our Class A Ordinary Shares on NYSE American.

We will be required to comply with the additional requirements of the rules and regulations of the SEC and NYSE American rules, including applicable corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. We cannot predict or estimate the number of additional costs we may incur as a result of becoming a public company or the timing of such costs.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidelines are provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may also initiate legal proceedings against us and our business may be adversely affected.

Some members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to maintain the same or similar coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible than private companies, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could cause an adverse effect on our business, financial condition, results of operations, prospects and reputation.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability, and conduct all of our operations through our subsidiary, SMJ Furnishings (S) Pte. Ltd., outside the United States. All of our assets are located, and our officers and directors reside, and the assets of such persons are located, outside the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and Singapore could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

In addition, our corporate affairs are governed by our memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our Directors and us, actions by minority shareholders and the fiduciary duties of our Directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, which are generally of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our Directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States, and provide significantly less protection to investors. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, a list of the current directors of the company, the register of mortgages and charges and any special resolutions passed by our shareholders) or to obtain copies of lists of shareholders of these companies. Our Directors are not required under our memorandum and articles of association to make our corporate records available for inspection by our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by our management or members of the Board than they would as shareholders of a company incorporated in a U.S. state. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in a U.S. state and their shareholders, please see section titled “Description of Share Capital — Comparison of Shareholder Rights”.

Future issuance of shares by us and sale of shares by our existing shareholders may adversely affect the price of our Class A Ordinary Shares.

In the event we issue or our shareholders sell substantial amounts of our shares in the public market following this Offering, the price of our shares may be adversely affected. The sale of a significant number of shares in the public market after the listing on the NYSE American, or the issue of further new securities by us, or the perception that such sales or issues may occur, could materially affect the market price of our shares. Such issues or sales may also make it difficult for us to issue new shares and raise the necessary funds in the future at a time and price we deem appropriate.

Prior to the sale of our Class A Ordinary Shares in this Offering, we have 12,232,500 Class A Ordinary Shares outstanding. The Class A Ordinary Shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, and the remaining Shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and applicable lock-up agreements. There will be 14,732,500 Class A Ordinary Shares outstanding immediately after this Offering assuming the underwriter does not exercise the over-allotment option. We cannot predict what effect, if any, market sales of securities held by any shareholder or the availability of these securities for future sale will have on the market price of our Class A Ordinary Shares.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial.

Our authorized and issued ordinary shares have been divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares will be entitled to one vote per share, while holders of Class B Ordinary Shares will be entitled to 10 votes per share. We will issue Class A Ordinary Shares in this Offering. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. After this Offering, the holder of Class B Ordinary Shares will have the ability to control matters requiring shareholders’ approval, including any amendment of our memorandum and articles of association and approval over any change of control transactions. Any conversions of Class B Ordinary Shares into Class A Ordinary Shares may dilute the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares.

Upon the completion of this Offering, Mdm. Lui Oi Kheng and our Executive Directors, namely, Ms. Rena Ho, Ms. Nellie Ho and Ms. Rosie Lee, will beneficially own all of our then issued and outstanding Class B Ordinary Shares. These Class B Ordinary Shares will constitute approximately 46.4% of our total issued and outstanding share capital immediately after the completion of this Offering and approximately 89.7% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this Offering assuming the underwriter does not exercise the over-allotment option or 45.8% of our total issued and outstanding share capital immediately after the completion of this Offering and approximately 89.42% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this Offering assuming the underwriter exercises the over-allotment option in full. As a result of the dual-class share structure and the concentration of ownership, holders of Class B Ordinary Shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our Company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our Company and may reduce the price of our Class A Ordinary Shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A Ordinary Shares may view as beneficial.

You will incur immediate dilution and may experience further dilution in the NAV of your Class A Ordinary Shares.

As described in the section titled “Dilution”, the Offer Price is substantially higher than our Group’s pro forma NAV per Share of US$[0.55] as of March 31, 2025. When you purchase our Class A Ordinary Shares in the Offering, upon completion of the Offering, you will incur immediate dilution of per share, assuming an Offer Price of [4.50]. Consequently, investors who invest will therefore experience immediate dilution in NAV per Class A Ordinary Share. Please refer to the section titled “Dilution” for further details.

In addition, we may, in the future, expand our capabilities and business through acquisitions, joint ventures and strategic partnerships with parties who can add value to our business. We may also require additional equity funding after the Offering. If we choose to issue new Class A Ordinary Shares in order to finance future expansion, acquisitions, joint ventures and strategic partnerships, our shareholders will face dilution of their shareholdings.

In particular, if we offer, or cause to be offered to shareholders rights to subscribe for additional Class A Ordinary Shares or any right of any other nature, we will have discretion as to the procedure to be followed in making such rights available to shareholders, or in disposing of such rights for the benefit of such shareholders and making the net proceeds available to such shareholders such as in a private placement. If we choose to initiate a private placement in order to raise additional capital, our shareholders may face dilution of their shareholdings.

The conversion by the holders of Class B Ordinary Shares into Class A Ordinary Shares will result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares.

Holders of Class B Ordinary Shares may convert each Class B Ordinary Share into one fully paid Class A Ordinary Share at any time. The right to convert is exercisable by the holder of the Class B Ordinary Share by delivering a written notice to our Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In addition, upon the occurrence of any of the following events:

●	any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person which is not an affiliate of such holder;

●	a change of beneficial ownership of any Class B Ordinary Share as a result of which any person who is not an affiliate of the holders of such ordinary shares becomes a beneficial owner of such ordinary shares;

●	the death of existing holder of Class B Ordinary Shares; or

●	vacation of office of a director holding Class B Ordinary Shares,

the Class B Ordinary Shares held by the relevant holder shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. Accordingly, the conversion by any holder of Class B Ordinary Shares held by it into Class A Ordinary Shares will result in a dilution of the percentage ownership of the existing holders of Class A Ordinary Shares within their class of ordinary shares.

We may not be able to declare dividends in the future.

We are not legally or contractually required to pay dividends and any determination to pay dividends in the future will be entirely at the discretion of our Board, taking into consideration a number of factors including our level of cash and retained earnings, our financial performance, capital expenditure and expansion plans, working capital requirements and general financial condition, the ability of our subsidiaries to declare and pay dividends to our Company and any applicable restrictions and any other factors that our Board may deem relevant. Please see the section titled “Dividend Policy” for further details.

Pursuant to the Companies Act, no dividends may be paid except out of profits or share premium, and provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Our ability to declare dividends to our shareholders in the future will be contingent on our future financial performance and distributable reserves of our Company. This is in turn dependent on our ability to implement our future plans, and on regulatory, competitive and technical factors and other factors such as general economic conditions, demand for flooring products and other factors exclusive to our industry, many of which are beyond our control. Any of these factors could have a material adverse effect on our business operations, prospects, financial position and results of operations, and hence there is no assurance that we will be able to pay dividends to our shareholders after the completion of the Offering.

The receipt of dividends from our subsidiaries may also be affected by the passage of new laws, adoption of new regulations and other events outside our control, and our subsidiaries may not continue to meet the applicable legal and regulatory requirements for the payment of dividends in the future. Source withholding tax and exchange rate fluctuations may also apply to dividends and distributions from our subsidiaries to us. If our subsidiaries stop paying dividends or reduce the amount of the dividends they pay to our Company, or dividends become subject to increased tax because of changes in ownership of our subsidiaries or changes in tax laws or treaties, it would have an adverse effect on our ability to pay dividends on our Shares.

Further, in the event that we are required to enter into any loan arrangements with any financial institutions, covenants in the loan agreements may also limit when and how much dividends we can declare and pay out.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

Prior to this Offering, we were a private company with limited accounting personnel and other resources to address our Company’s internal controls and procedures. Our management has not performed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. There may be inadequate segregation of duties for certain functions due to limited staff and resources and insufficient personnel with full knowledge of U.S. GAAP and SEC reporting requirements to formalize key controls over financial reporting. But such factors are mitigated by a remedial plan and certain disclosures including consolidated financial statements. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

Our failure to implement and maintain effective internal controls over financial reporting could result in errors in our financial statements that could result in a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in volatility in and a decline in the market price of the Class A Ordinary Shares.

Upon the completion of this Offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F. In addition, if we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting on an annual basis. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a burden on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify material weaknesses and deficiencies in our internal control over financial reporting. The Public Company Accounting Oversight Board, or PCAOB, has defined a material weakness as “a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim statements will not be prevented or detected on a timely basis”.

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our Class A Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud, misuse of corporate assets and legal actions under the United States securities laws and subject us to potential delisting from the NYSE American to regulatory investigations and to civil or criminal sanctions.

Risks Related to Regulations and Litigation

We are subject to evolving laws, regulations, standards and policies, and any actual or perceived failure to comply could harm our brand and reputation, subject us to significant fines and liability, or otherwise adversely affect our business.

The laws, regulations, standards and policies governing our business and operations vary from jurisdiction to jurisdiction. The application of these types of laws to our operations continues to be difficult to predict but could pose operational challenges for us in the future. Because laws vary from jurisdiction to jurisdiction, our services must be continually monitored for compliance with the various rules and requirements, which may change from time to time. Furthermore, the costs of compliance, including remediation of any discovered issues and any changes to our operations mandated by new or amended laws, may be significant, and any failures to comply could result in additional expenses, delays or fines. The applicable laws, regulations, standards and policies relating to our business and operations in the different jurisdictions in which our customers are located in continue to rapidly change, which increases the likelihood of a patchwork of complex or conflicting regulations, or which could adversely increase our compliance costs or otherwise materially and adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may be involved in certain legal proceedings from time to time. Any adverse decision in such proceedings may render us liable to liabilities and may adversely affect our business, financial condition, results of operations, cash flows and prospects.

We may be involved in legal proceedings from time to time. In addition to the related cost, managing and defending litigation can divert our management’s attention. We may also need to pay damages to settle claims with a substantial amount of cash. Any of these could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors” that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, you can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

●	changes in political, social and economic conditions, the regulatory environment, laws and regulations and interpretation thereof in the jurisdictions where we conduct business or expect to conduct business;

●	the risk that we may be unable to realize our anticipated growth strategies and expected internal growth;

●	changes in the availability and cost of professional staff which we require to operate our business;

●	changes in customers’ preferences and needs;

●	changes in competitive conditions and our ability to compete under such conditions;

●	changes in our future capital needs and the availability of financing and capital to fund such needs;

●	changes in currency exchange rates or interest rates;

●	projections of revenue, earnings, capital structure and other financial items;

●	changes in our plan to enter into certain new business sectors; and

●	other factors beyond our control.

You should read this prospectus and the documents that we refer to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to our registration statement on Form F-1, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

This prospectus also contains statistical data and estimates that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the Offering of approximately US$[9.4] million, (or up to approximately US$[10.9] million if the underwriters exercise the over-allotment option in full) based upon an assumed initial public offering price of US$4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We plan to use the net proceeds we receive from this Offering for the following purposes:

Use of Proceeds	Percentage of the net proceeds
Inventory stocking program	35%
Strategic acquisitions and investment	30%
Strengthening and expanding sale and distribution networks	20%
General corporate purposes and working capital	15%

Inventory Stocking Program

We believe that our ability to provide a wide selection of flooring products and to quickly complete our customers’ orders are key factors to our success. To date, we have established a large warehouse located in Singapore of approximately 42,614 sq. ft. and an inventory stocking program with suppliers in PRC and Thailand to cater to our customers’ needs. Such inventory stocking program has allowed us to be more responsive to customer needs and requirements, and to allow us to enjoy greater cost savings to maintain our competitiveness. Therefore, we intend to use about 35% of the net proceeds to expand our inventory stocking program to our regional distributors as we expand our geographic coverage.

Strategic Acquisition and Investments

We believe that there is a growing trend towards sustainable and eco-friendly flooring materials in the commercial sector, which presents an opportunity for us to innovate and differentiate ourselves in the market. We also see opportunity in offering products and services which are ancillary and complementary to our existing core business in the distribution of commercial flooring products, such as system office furniture, blinds and wall coverings. We plan to use 30% of the net proceeds to collaborate with companies that offers opportunities to broaden our portfolio of products and services through investments, mergers and acquisitions, joint ventures and/or strategic collaborations. This strategic move is intended to create new revenue streams by broaden our product portfolio whilst leveraging on our established sales and distribution networks. However, we have no current understandings, agreements and are not committed for any acquisitions. Accordingly, we will have broad discretion in using the net proceeds for this purpose and we cannot assure that we will make any acquisitions or investments in the future.

Strengthening and Expanding Regional Sale and Distribution Networks

As an established premier commercial flooring specialist, we have distributed our proprietary “SMJ” brand of flooring products through our extensive distribution networks of more than 260 dealers, importers and installation companies that made at least one purchase in each of the 2024 and 2025 fiscal years in over 20 countries mainly in Asia. We intend to strengthen and expand our Asia presence and beyond by expanding our sales and marketing teams. We intend to use about 20% of the net proceeds of this Offering to invest in sales and marketing as well as talent acquisitions. We intend to use such amount to venture into the regional markets where we believe the demand for premier commercial flooring would be strong. We also intend to support such regional expansion by acquiring talents in the respective fields to stay competitive.

General Working Capital

We aim to reserve approximately 15% of the net proceeds for general working capital needs and daily operations. This can serve as a buffer to deal with the fluctuating economic environment and at the same time provide a stable finance backup for daily operational use.

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. The above expected use of the net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly from the above depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the Offering. If any unforeseen event occurs or the business conditions change, we may use the proceeds of this Offering differently from that described in this prospectus.

DIVIDEND POLICY

We are a holding company incorporated in the Cayman Islands. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of profits of the company or its share premium amount or a combination of both, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid. Therefore, as a holding company with no direct operations, we will only be able to pay dividends from our available cash on hand and funds received from our operating subsidiary incorporated in Singapore. Under Singapore law, Section 403 of the Singapore Companies Act prohibits the payment of dividends otherwise than out of profits, and dividends shall be paid in accordance with the company’s constitution and generally acceptable accounting principles in Singapore. In order for us to pay dividends to our shareholders, we will rely on the distribution of profits of Singapore subsidiary to our BVI subsidiaries, and then to our Company.

We do not have a formal dividend policy and we cannot assure you that any dividends will be paid in the future. Our ability to pay dividends will be subject to the terms of our indebtedness and depends on our Singapore subsidiary’s ability to make any payments to us, which is dependent on many factors, including our operating results, cash flows, capital expenditure requirements, legal requirements, financial condition and others. Further, while our Singapore subsidiary previously declared dividends of S$0.3 million and S$6.5 million for the financial years ended March 31, 2024 and March 31, 2025, respectively, there can be no assurance that dividends will be paid in the future.

The declaration and payment of any future dividends will be at the sole discretion of our Board of Directors after taking into account various factors, including legal requirements, our subsidiaries’ ability to make payments to us, our financial condition, operating results, cash flow from operating activities, available cash and current and anticipated cash needs. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2025:

●	on an actual basis; and

●	on a pro forma as-adjusted basis to reflect the issuance and sale of 2,500,000 Class A Ordinary Shares by us in this Offering at an assumed initial public offer price of US$4.50 per Class A Ordinary Share, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting underwriting discounts and estimated offering expenses payable by us.

The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this Offering is subject to adjustment based on the initial public offering price of our Class A Ordinary Shares. You should read the following table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Result of Operations.”

	As of March 31, 2025
	Actual*	As adjusted (Over-allotment option not exercised)(1)	As adjusted (Over-allotment option exercised in full)(2)
	(Presented in US$)

Cash and cash equivalents	580,730	9,974,230	11,526,730

Indebtedness:
Unsecured and guaranteed
- Short-term borrowings(3)	1,684,453	1,684,453	1,684,453
Unsecured and non-guaranteed
- Amount due to shareholders(4)	2,759,830	2,759,830	2,759,830
Total Indebtedness	4,444,283	4,444,283	4,444,283

Shareholders’ Equity:
Ordinary Shares, par value US$0.0002 per share, 250,000,000 shares authorized
- Class A Ordinary Shares, par value US$0.0002 per share, 225,000,000 shares authorized; 12,232,500 shares issued and outstanding actual, 14,732,500 shares as adjusted with over-allotment option not exercised and 15,107,500 shares as adjusted with over-allotment option exercised in full(5)	2,446	2,947	3,022
- Class B Ordinary Shares, par value US$0.0002 per share, 25,000,000 shares authorized; 12,767,500 shares issued and outstanding (5)	2,554	2,554	2,554
Additional paid-in capital	2,605,650	11,999,150	13,551,650
Retained earnings	3,112,404	3,112,404	3,112,404
Total shareholders’ equity	5,723,054	15,117,055	16,669,630
Total capitalization	10,167,337	19,561,338	21,113,913

*	Retroactively presented for the reorganization exercise, as described under the section titled “Corporate History and Structure”

Notes:

(1)	Reflects the sale of Class A Ordinary Shares in this Offering at an assumed initial public offering price of US$4.50 per share, the midpoint of the estimated public offering price range, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us, assuming the underwriters’ over-allotment option has not been exercised. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this Offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately US$9.4 million assuming the underwriters have not exercised the over-allotment option. The net proceeds of approximately US$9.4 million are calculated as follows: US$11,250,000 gross offering proceeds, less underwriting discounts and commissions of US$787,500, underwriter non-accountable expense allowance of US$112,500, underwriter out-of-pocket expenses up to US$200,000, and estimated offering expenses of approximately US$0.8 million. The pro forma as adjusted total equity of approximately US$15.1 million is the sum of the net proceeds of approximately US$9.4 million and the actual equity of approximately US$5.7 million.

(2)	In the event that the underwriters’ over-allotment option is exercised in full, we estimate that the net proceeds will be approximately US$10.9 million, which are calculated as follows: US$12,937,500 gross offering proceeds, less underwriting discounts and commissions of US$905,625, underwriter non-accountable expense allowance of US$129,375, underwriter out-of-pocket expenses up to US$200,000, and estimated offering expenses of approximately US$0.8 million.

(3)	The short-term borrowings are secured by Deed of Guarantee and Indemnity for $6,000,000 executed by Mdm. Lui Oi Kheng, Ms. Rena Ho and Ms. Nellie Ho. As of August 31, 2025, the outstanding short-term borrowings, as adjusted for over-allotment option not exercised and as adjusted for over-allotment option exercised in full were approximately US$1,328,020. Accordingly, the total indebtedness as of August 31, 20205, as adjusted for over-allotment option not exercised and as adjusted for over-allotment option exercised in full were approximately US$4,087,850.

(4)	The amount due to shareholders are unsecured and non-guaranteed. As of August 31, 2025, the outstanding amount due to shareholders, as adjusted for over-allotment option not exercised and as adjusted for over-allotment option exercised in full were approximately US$2,759,830.

(5)	Holders of Class A Ordinary Shares shall be entitled to one vote per share on all matters subject to a vote at general meetings of our Company, and holders of Class B Ordinary Shares shall be entitled to 10 votes per share on all matters subject to a vote at general meetings of our Company. See “Description of Share Capital” on page 88 of this prospectus.

DILUTION

If you invest in our Class A Ordinary Shares, your interest will be diluted for each Class A Ordinary Share you purchase to the extent of the difference between the initial public offering price per Class A Ordinary Share and our net tangible book value per Ordinary Share after this Offering. Dilution results from the fact that the initial public offering price per Class A Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

As of March 31, 2025, we had a historical net tangible book value of approximately S$7.7 million or US$5.7 million, corresponding to a net tangible book value of approximately US$0.23 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the Offering) from the initial public offering price per Class A Ordinary Share and after deducting the estimated underwriting discounts and the estimated offering expenses payable by us.

After giving effect to our sale of 2,500,000 Class A Ordinary Shares offered in this Offering based on an assumed initial public offering price of US$[4.50] per Class A Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deduction of the estimated underwriting discounts and the estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2025, would have been approximately US$[15.1] million, or S$[0.55] per outstanding Ordinary Share. This represents an immediate increase in net tangible book value of US$[0.32] per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of US$[3.95] per Ordinary Share to investors purchasing Class A Ordinary Shares in this Offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

	Over-allotment Option not exercised			Over-allotment Option exercised in full

Historical net tangible book value per share as of March 31, 2025	US$	[0.23	]	US$	[0.23	]
Pro forma net tangible book value per share after giving effect to this Offering	US$	[0.55	]	US$	[0.60	]
Dilution per share to new investors participating in this Offering	US$	[3.95	]	US$	[3.90	]

A US$1.00 change in the assumed initial public offering price of $[4.50] per Class A Ordinary Share, which is the midpoint of the price range set forth on the cover page of this prospectus, would, in the case of an increase, and, in the case of a decrease our pro forma as adjusted net tangible book value per share after giving effect to this Offering by approximately US$[0.08], and dilution in pro forma as adjusted net tangible book value per share to new investors by approximately US$[0.92], assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this Offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this Offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. These consolidated financial statements have been prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”).

OVERVIEW

We are a Singapore-based premier flooring specialists serving the commercial and institutional sectors in Asia, with a well-established reputation and track record of more than 35 years. We generate revenue mainly through the sale and distribution of a wide range of premier flooring products such as carpet tiles, broadloom carpets and vinyl tiles under our proprietary brand known as “SMJ” in Singapore and over 20 countries mainly in Asia. These overseas markets include Malaysia, Indonesia, Philippines, Hong Kong, PRC, Taiwan, Korea, Thailand, Vietnam, Brunei, India, Sri Lanka, United Arab Emirates, Saudi Arabia, Maldives, Brazil, Uruguay, Chile, Australia, Kuwait and United Kingdom.

As at the date of this Prospectus, our premier flooring products are mainly marketed through our extensive distribution network of more than 260 dealers, importers and installation companies that made at least one purchase in each of the 2024 and 2025 fiscal years. These customers usually make bulk purchases from us on wholesale basis and will in turn sell and distribute them primarily to a wide range of end-users in the commercial and institutional sectors including private and government offices, business premises, educational institutions, banks, hospitals, hotels and other premises. We also sell our flooring products to property developers of commercial buildings, professional firms such as architecture, interior design and renovation firms, and owners or tenants of commercial spaces. These customers may require us to provide professional installation services for renovation projects carried out in Singapore.

Our revenue for the financial year ended March 31, 2025 was approximately S$16.8 million, which represents an increase of approximately S$0.2 million, or 1.5%, from our revenue of approximately S$16.6 million for the financial year ended March 31, 2024, while net income for the financial year ended March 31, 2025 was approximately S$1.0 million, representing a decrease of approximately S$0.8 million from our net income of approximately S$1.8 million for the financial year ended March 31, 2024.. We derived approximately 59.7% and 52.8% of our revenue from Singapore market for the financial years ended March 31, 2024 and 2025, respectively. The balance of our revenue is derived from overseas markets. Revenue from the Singapore market over the Track Record Period was mainly denominated in Singapore dollars, while revenue from export sales were primarily denominated in United States dollar.

KEY FACTORS AFFECTING OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our financial performance may be affected by any of the factors set forth under “Risk Factors” in this prospectus.

RESULTS OF OPERATIONS

The following table summarizes our consolidated results of operations for the financial years ended March 31, 2024 and 2025. This information should be read together with our consolidated financial statements, and related notes included elsewhere in this prospectus.

	For the financial years ended March 31,
	2024	2025	2025
	S$	S$	US$
Revenue	16,590,843	16,841,170	12,561,829
Cost of revenue	(10,278,447)	(10,759,420)	(8,025,451)
Gross Profit	6,312,396	6,081,750	4,536,378

Operating Expenses:
Selling and distribution expenses	(200,415)	(216,467)	(161,463)
General and administrative expenses	(3,514,164)	(3,576,589)	(2,667,778)
Depreciation expenses	(139,944)	(131,880)	(98,369)
Operating lease expenses	(984,308)	(1,003,597)	(748,583)
Total operating expenses	(4,838,831)	(4,928,533)	(3,676,193)

Income from operations	1,473,565	1,153,217	860,185

Other income (expenses), net:
Other income	715,571	296,990	221,525
Other loss	(112,713)	(129,593)	(96,663)
Finance expenses	(150,321)	(186,235)	(138,913)
Total other income (expenses), net	452,537	(18,838)	(14,051)

Income before taxes	1,926,102	1,134,379	846,134
Income tax expenses	(146,954)	(117,999)	(88,015)
Net income	1,779,148	1,016,380	758,119

Revenue

Our revenue was generated from customers based in Singapore as well as overseas customers. The breakdown of revenue by geographical regions for the financial years ended March 31, 2024 and 2025, is summarized below:

	For the financial years ended March 31,
	2024	2025	2025
	S$	S$	US$
Singapore	9,908,481	8,893,053	6,633,328
Asia (exclude Singapore)	6,553,199	7,928,281	5,913,705
Others(1)	129,163	19,836	14,796
Total revenue	16,590,843	16,841,170	12,561,829

Note:

(1)	Others include Africa, North America and Middle East regions.

Our revenue increased by approximately S$0.2 million, or approximately 1.5%, from approximately S$16.6 million for the financial year ended March 31, 2024, to approximately S$16.8 million for the financial year ended March 31, 2025, mainly due to an increase in the export sales from India and Indonesia markets as we secured new projects from end-user such as “WeWork” and “Shopee” in these countries.

Cost of Revenue

Our cost of revenue primarily consists of purchasing costs of our flooring products and other direct costs associated with the sales of our flooring products, such as installation, freight and handling charges. Our cost of revenue increased by approximately S$0.5 million, or approximately 4.7%, from approximately S$10.3 million for the financial year ended March 31, 2024 to approximately S$10.8 million for the financial year ended March 31, 2025. The increase was mainly due to an increase in the sales volume attributable to our export sales.

Gross Profit and Gross Profit Margin

As a result of the foregoing, our gross profits were approximately S$6.3 million and S$6.1 million for the financial years ended March 31, 2024 and 2025, respectively, and our gross profit margins were approximately 38.0% and 36.1%, respectively. Notwithstanding the increase in the revenue for financial year ended March 31, 2025, our gross profit has decreased marginally by approximately S$0.2 million, or approximately 3.7% primarily due to higher proportion of export sales where the gross profit margin is generally lower than local sales in Singapore. Additionally, the lower gross profit margins from our export sales is primarily due to lower prices for our goods in certain international markets outside of Singapore, as well as increased logistical costs. Accordingly, our overall gross profit margin deteriorated by approximately 1.9% for the financial year ended March 31, 2025, as compared to financial year ended March 31, 2024.

Selling and distribution expenses

For the financial year ended March 31, 2025, selling and distribution expenses increased by S$16,052 or approximately 8.0%, from S$200,415 for the financial year ended March 31, 2024 to S$216,467 for the financial year ended March 31, 2025. The increase was mainly due to an increase in the business development expenses by S$22,713 as we expand our export sales. This was partially offset by a decrease in shipping costs as we achieved higher shipping efficiency with more exports that shipped directly from our factories to our overseas clients.

General and administrative expenses

General and administrative expenses remain relatively constant for the financial years ended March 31, 2024 and 2025.

Depreciation expenses

Depreciation expenses remain relatively constant for the financial years ended March 31, 2024 and 2025.

Operating lease expenses

Operating lease expenses remain relatively constant for the financial years ended March 31, 2024 and 2025.

Income from operations

As a result of the above, income from operations decreased by S$320,348, from approximately S$1.5 million for the financial year ended March 31, 2024 to approximately S$1.2 million for the financial year ended March 31, 2025.

Other income

Other income decreased by S$418,581, from S$715,571 for the financial year ended March 31, 2024 to S$296,990 for the financial year ended March 31, 2025. The decrease was mainly due to a drop in sundry income of S$333,863 as we did not receive any income from surrendering of insurance policy in FY2025, which we did in FY2024. In addition, we also did not record any forex gain and gain on lease modification in FY2025, which we received S$41,989 and S$28,338, in FY2024 respectively. The gain on lease modification was attributable to the renewal of the office and warehouse leases in FY2024.

Other loss

Other loss increased by S$16,880, from S$112,713 for the financial year ended March 31, 2024 to approximately S$129,593 for the financial year ended March 31, 2025. The increase was mainly due to increase in the loss on foreign exchange as our export sales were primarily denominated in United States dollars.

Finance expenses

Finance expenses increased by S$35,914, from S$150,321 for the financial year ended March 31, 2024 to S$186,235 for the financial year ended March 31, 2025. The increase was primarily attributable to higher interest charges incurred on trade financing facilities, which were utilized to support the increase volume of export sales.

Income tax expenses

Our income expenses were S$146,954 and S$117,999 for the financial years ended March 31, 2024 and March 31, 2025, respectively. We incurred lower income tax expenses for the financial year ended March 31, 2025 which is in line with our lower income before income taxes expenses.

Net income

As a result of the above, net income after tax decreased by approximately S$0.8 million or 42.9%, from approximately S$1.8 million for the financial year ended March 31, 2024 to approximately S$1.0 million for the financial year ended March 31, 2025.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital Analysis

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Current assets	13,551,274	7,536,558	5,621,518
Current liabilities	3,927,836	3,783,660	2,822,233
Net current assets	9,623,438	3,752,898	2,799,285

As of March 31, 2024, current assets of approximately S$13.6 million comprised inventories, net of approximately S$4.7 million, cash and cash equivalents of approximately S$2.4 million, account receivables, net of approximately S$0.8 million, contract asset of approximately S$0.4 million, short term investment of S$5.0 million and other current assets of approximately S$0.3 million. Current liabilities of S$3.9 million comprised short-term borrowings of approximately S$1.7 million, accounts and other payables of approximately S$0.7 million, contract liabilities of approximately S$0.7 million and current operating lease liabilities of approximately S$0.8 million. As a result of the foregoing, net current assets as of March 31, 2024 were approximately S$9.6 million.

As of March 31, 2025, current assets of approximately S$7.5 million comprised inventories, net of approximately S$4.6 million, cash and cash equivalents of approximately S$0.8 million, account receivables, net of approximately S$1.1 million, contract asset of approximately S$0.3 million, deferred offering costs of approximately S$0.4 million and other assets of approximately S$0.3 million. Current liabilities of S$3.8 million comprised of short-term borrowings of approximately S$2.3 million, accounts and other payables of S$0.3 million, contract liabilities of approximately S$0.3 million and current operating lease liabilities of approximately S$0.9 million. As a result of the foregoing, net current assets as of March 31, 2025 were approximately S$3.8 million.

Cash flows Analysis

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Net cash generated from operating activities	3,014,749	82,875	61,815
Net cash generated from/(used in) investing activities	(1,362,402)	2,109,293	1,573,322
Net cash used in financing activities	(890,820)	(3,839,115)	(2,863,595)
Increase/(decrease) in cash and cash equivalents	761,527	(1,646,947)	(1,228,458)
Cash and cash equivalents at the beginning of the financial year	1,663,983	2,425,510	1,809,188
Cash and cash equivalents at the end of the financial year	2,425,510	778,563	580,730

Operating activities

For the financial year ended March 31, 2024, we recorded net cash generated from operating activities of approximately S$3.0 million, which consisted of net cash inflow of approximately S$1.3 million from operating activities before changes in working capital. We recorded net working capital inflow of approximately S$1.7 million mainly due to decrease in account receivables, inventories and deferred tax assets of approximately S$1.0 million, S$0.8 million and S$0.1 million, respectively, which was offset by increases in contract assets of approximately S$0.2 million.

For the financial year ended March 31, 2025, we recorded net cash generated from operating activities of S$82,875, which consisted of net cash inflow of approximately S$0.5 million from operating activities before changes in working capital. We recorded net working capital outflow of approximately S$0.4 million mainly due to decrease in contract liabilities of approximately S$0.4 million and decrease in accounts payable of approximately S$0.3 million, which was partially offset by decrease in account receivables of approximately S$0.3 million.

Investing activities

For the financial year ended March 31, 2024, the net cash used in investing activities of approximately S$1.4 million was mainly due to net placement of approximately S$1.5 million into other investments which was partially offset by interest income received of approximately S$0.1 million from our investments.

For the financial year ended March 31, 2025, the net cash generated from investing activities of approximately S$2.1 million was mainly due to net divestment of our other investments of S$2.0 million.

Financing activities

For the financial year ended March 31, 2024, the net cash used in financing activities of approximately S$0.9 million was mainly due to repayment of working capital loan of approximately S$0.6 million and S$0.3 million dividends paid to shareholders of our Singapore subsidiary in FY2024.

For the financial year ended March 31, 2025, the net cash used in financing activities of approximately S$3.8 million was mainly due to repayment of director’s loan of approximately S$1.0 million and partial dividends paid to shareholders of our Singapore subsidiary of S$2.8 million.

Future Capital Requirements

We finance our daily operations through a combination of shareholders’ equity (share capital and retained profits) and net cash generated from operating activities. As of March 31, 2025, our shareholder’s equity as well as cash and cash equivalents amounted to approximately S$7.7 million and S$0.8 million, respectively. For the financial year ended March 31, 2025, we generated profit of S$1.0 million with net operating cash inflows of S$82,875.

Our cash is primarily used for working capital requirements for day-to-day operations, capital and investment expenditures as well as fulfilment of contractual obligations. Although we have limited credit available from our major suppliers and are obligated to settle the purchase invoices on time and we are also expected to make timely payments on existing leases and repayment for banking facilities, we believe that, absent unforeseen circumstances, our current cash and cash flows provided by operating activities and banking facilities from banks, will be sufficient to meet our needs to fund our capital requirements for day-to-day operations, contractual and debt obligations as well as other commitments in the next 12 months from the date the audited financial statements are issued. In assessing our liquidity, we have taken into account the financial resources presently available to us, including cash and cash equivalents on hand, cash flows from our operations and the estimated net proceeds from this Offering.

However, if we experience an adverse operating environment or incur unanticipated capital expenditures, or if we decided to accelerate our growth, then additional financing may be required. No assurance can be provided, however, that additional financing, if required, would be available at all or on favourable terms. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

Capital Expenditures

Our capital expenditures amounted to approximately S$18,535 and S$122,541 relating to the purchase of equipment and motor vehicles for the financial years ended March 31, 2024 and 2025, respectively. We plan to fund our future capital expenditures with our existing cash balance and proceeds from this Offering. We will continue to make capital expenditures to meet the expected growth of our business, including for office equipment and leasehold improvements.

Contractual Obligations

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. As of March 31, 2025, the future minimum payments under certain of our contractual obligations were as follows:

		Payments due in
	Total	Less than 1 year	1 - 2 years	3 - 5 years	Thereafter
	S$’000	S$’000	S$’000	S$’000	S$’000
Banking facilities	2,258	2,258	-	-	-
Operating leases obligations	4,544	867	3,677	-	-
Total	6,802	3,125	3,677	-	-

As of March 31, 2025, the details of our banking facilities and bank loan were as follows:

					March 31,
Bank Name	Amount of Facility	Drawn/ Maturities	Interest Rate	Collateral/ Guarantee	2025 S$’000	2025 US$’000
Oversea-Chinese Banking Corporation Limited	(a) Overdraft ($800,000); (b) Letters of Credit ($4,000,000); (i) Trust Receipts ($4,000,000); (ii) Draft Loans (Purchase) ($4,000,000); (iii) Draft Loans (Purchase) – Pre-shipment ($4,000,000); (iv) Shipping Guarantee/Airway Bills ($4,000,000); (v) Banker’s Guarantee ($1,500,000); (vi) Foreign Exchange ($3,000,000)	120 days	Prevailing prime lending rate for Singapore dollar 2.50% p.a. over the bank’s prevailing cost of funds as determined by the bank for foreign currency	Secured by Deed of Guarantee and Indemnity for $6,000,000 executed by Mdm. Lui Oi Kheng, Ms. Rena Ho and Ms. Nellie Ho	2,258	1,684
	Total bank loan, current portion				2,258	1,684
	Total bank loan, non-current portion				-	-

Interest expense for the financial years ended March 31, 2024 and 2025 amounted to S$150,321 and S$186,235, respectively. The maturities schedule is as follows:-

Twelve months ending March 31,	S$’000
2026	2,258
Total	2,258

Lease commitments

We determine if a contract contains a lease at inception. US GAAP requires that our leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which we have the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

Our operating lease commitments relate to rentals and service charges payable to the landlord of our office and warehouse as well as for the use of photocopier machine. Currently, we have two property lease agreements and an office equipment lease agreement with lease terms ranging for three years and six years, respectively. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term of one year.

As of March 31, 2025, the following table presents our non-cancellable lease contracts:

Description of lease	Lease term
Office lease 31 Jurong Port Road #02-20 Jurong Logistics Hub Singapore 619115	3 years

Warehouse lease 31 Jurong Port Road #01-25/26/27/28/29/30 Jurong Logistics Hub Singapore 619115	6 years

Photocopier machine	5 years

The following table presents our future minimum lease payments under non-cancellable operating leases as of March 31, 2025:

Twelve months ending March 31,	Minimum lease payment S$
2026	1,036,393
2027	1,069,990
2028	973,339
2029	971,539
2030 onwards	971,539
Total future lease payment	5,022,800
Less imputed interest	479,031
Present value of operating lease liabilities	4,543,769
Less : Current portion	866,559
Long-term portion	3,677,210

Off-Balance Sheet Arrangements

We have no off-balance sheet financial guarantees nor other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any uncombined entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Concentration of Suppliers

The following table sets forth a summary of suppliers who represent 10% or more of our purchases:

	For the financial years ended March 31,
	2024	2025
Amount of our purchases	S$	S$

Supplier A	552,668	1,296,183
Supplier B	1,084,786	755,136
Supplier C	4,269,891	5,266,343

The following table sets forth a summary of suppliers who represent 10% or more of our accounts payable:

	For the financial years ended March 31,
	2024	2025
Amount of our accounts payable	S$	S$

Supplier D	199,765	118,026

All of our major suppliers are located in Thailand and PRC. The fluctuations in our purchases vary according to the demand for our products, which in turn is dependent on changing customer preferences and fashion trends. Each supplier has their own specific designs and product range. On a year-to-year basis, some suppliers may see more purchases depending on the prevailing customer preferences and fashion trends, as well as our need to replenish our stockpile of those designs. Hence, year-on-year comparison of purchases from each individual supplier may not be strictly comparative.

Our Directors believe that our profitability will not be materially affected by the loss of any of our suppliers as long as we are able to source for flooring products of comparable quality and prices from alternative suppliers in a timely manner.

To the best of our Directors’ knowledge, we are not aware of any information or arrangements which would lead to a cessation or termination of our current relationship with any of our major suppliers. Our business and profitability are currently not dependent on any particular industrial, commercial or financial contract with any of our regular suppliers.

Concentration of Customers

The following table sets forth a summary of single customers who represent 10% or more of our total revenue:

	For the financial years ended March 31,
	2024	2025
Amount of our revenue	S$	S$

Customer A	1,862,919	2,525,301
Customer B	1,691,615	1,726,758

The following table sets forth a summary of single customers who represent 10% or more of our account receivables:

	For the financial years ended March 31,
	2024	2025
Amount of our account receivables	S$	S$

Customer B	204,754	322,159

We do not typically enter into long term agreements with our customers. Revenue generated by each customer varies from year to year as the nature of our business is primarily project-based, and is subject to the value of the projects which we secure from them and time taken to complete such projects. We may not be able to secure similar projects in terms of size and scope with the same customer in subsequent years.

Credit risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents, account receivables, investments and other current assets. As of March 31, 2025, all of our cash and cash equivalents were held in financial institutions with high credit ratings and quality in Singapore. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. Should any bank holding cash become insolvent, or if our Company is otherwise unable to withdraw funds, our Company would lose the cash with that bank; however, our Company has not experienced any losses in such accounts and believes we are not exposed to any significant risks on its cash in bank accounts. In Singapore, a depositor has up to S$100,000 insured by Singapore Deposit Insurance Corporation (“SDIC”).

Account receivables, net primarily comprise of amounts receivable from customers. Our account receivables are short term in nature and the associated risk is minimal. To reduce credit risk, we perform ongoing credit evaluations of the financial condition of these customers and generally does not require collateral or other security from the customers. We periodically evaluate the creditworthiness of our existing customers in determining the allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients. Historically, such losses have been within management’s expectations.

Liquidity risk

Liquidity risk is the risk that we will encounter difficulty in meeting the obligations associated with our financial liabilities that are settled by delivering cash or another financial asset. Our approach to managing liquidity is to regularly monitor our liquidity requirements and to ensure, as far as possible, that we will always have sufficient liquidity to meet our liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to our reputation.

Inflation risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if our revenue does not increase.

Interest rate risk

We are exposed to interest rate risk as we rely on short-term trade financing facilities such as trust receipts, to support our export sales. Our interests rate for Singapore dollars denominated transactions is based on the bank’s prevailing prime lending rate while our interests rate for foreign currency are based on 2.5% p.a. over the bank’s prevailing cost of funds as determined by the bank. Although interest rates for our short-term trade financing facilities are fixed during the terms, which are typically 120 days, our interest rates are subject to change at each drawdown.

Foreign Exchange Risk

Our reporting currency is Singapore dollar as our operating entity’s functional currency is Singapore dollar since we transact predominantly in Singapore dollar. Other than Singapore dollar, we also transact in United States dollar mainly in export sales and import purchases. As a result, we are exposed to foreign exchange risk as our results of operations may be affected by fluctuations in the exchange rate among Singapore dollar and United States dollar.

We will be exposed to adverse fluctuations of the United States dollar against the Singapore dollar to the extent that our sales, purchases and purchases related expenses amounts are not matched in the same currency and the timing differences between invoicing and collections and/or payments. Such adverse fluctuations will adversely impact our profitability.

Currently we do not have any hedging policy with respect to the foreign currency exchange exposure as our Board is of the opinion that the exposure is insignificant and manageable. In the event that the risk becomes significant in the future, we will monitor closely and will consider hedging any material foreign exchange currency exposure should the need arise. Should the need arise, we may hedge our significant foreign currency denominated transactions in the future after taking into account the foreign currency exchange exposure, the exposure period and the hedging costs.

CRITICAL ACCOUNTING POLICIES, JUDGEMENTS AND ESTIMATES

Our consolidated financial statements have been prepared in accordance with US GAAP and applicable rules and regulations of the SEC. The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions within the Company have been eliminated upon consolidation.

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources.

We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. The significant accounting estimates reflected in our consolidated financial statements include, but are not limited to, allowance for credit loss of account receivables and other current assets, allowance for inventory obsolescence and fair value measurement on financial assets. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. Actual results may differ from these estimates.

Estimates are used when accounting for items and matters including the critical accounting estimates as follows:

Cash and cash equivalents

Our management considers cash equivalents to be short-term, that are readily convertible to cash and have a maturity of three months or less at the time of purchase. Cash and cash equivalents consist of cash on hand, demand deposit placed with financial institutions, which is unrestricted as to withdrawal and use. Management believes that the banks and other financial institutions are of high credit quality and continually monitors the credit worthiness of these banks and financial institutions.

Short term investment

Short term investment consists primarily of fixed deposits with original maturities of more than three months and less than one year as of the date of placement. These investments are held with financial institutions with high credit ratings and are intended to be held to maturity.

Account receivables, net

Account receivables mainly represent amounts due from customers that meet the revenue recognition criteria. These account receivables are recorded net of any allowance for credit losses and specific customer credit allowances. We maintain an allowance for estimated credit losses inherent in our account receivables portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and our customers’ financial condition, the receivable amount in dispute, and the current receivables aging and current payment patterns, over the contractual life of the receivable. Forward-looking information is also considered in the evaluation of current expected credit losses. We write off the receivable when it is determined to be uncollectible.

Other current assets

Other current assets primarily consist of deposits, prepayments, interest receivables and other receivables. As of March 31, 2024 and 2025, management believes that our other current assets are not impaired.

Inventories, net

Inventories are measured at the lower of cost or net realizable value. The cost of inventories is based on the weighted average principle, and includes expenditure incurred in acquiring the inventories and other costs incurred in bringing them to their existing location and condition. Where necessary, allowance is provided for damaged, obsolete and slow-moving items to adjust the carrying value of inventories to the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and estimated costs necessary to be incurred for selling and distribution.

Deferred offering costs

Pursuant to ASC 340-10-S99-1, offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the Offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of March 31, 2025, we had not completed our Offering.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. We compute depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Property and equipment	Expected useful lives
Freehold properties	50 years
Computer	3 years
Furniture and fittings	10 years
Office equipment	10 years
Motor vehicles	5 years
Leasehold improvements	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statement of comprehensive income. Expenditures for maintenance and repairs are charged to expense as incurred, while additions renewals and betterments, which are expected to extend the useful life of assets, are capitalized. We also re-evaluate the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

We review property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We assess the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, we would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values.

Right-of-use assets and lease liabilities

On October 1, 2020, we adopted Accounting Standards Update (“ASU”) 2016-02. Under this guidance, management determines if an arrangement is a lease or contains a lease at inception, operating lease liabilities are recognized based on the present value of the remaining lease payments, discounted using the discount rate for the lease at the commencement date. As the rate implicit in the lease is not readily determinable for the operating lease, management generally uses an incremental borrowing rate based on information available at the commencement date to determine the present value of future lease payments. Operating lease right-of-use (“ROU assets”) assets represent our right to control the use of an identified asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the operating lease liabilities. Lease expense is recognized on a straight-line basis over the lease term. We elected the package of practical expedients permitted under the transition guidance to combine the lease and non-lease components as a single lease component for operating lease associated with our office space lease, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term.

We have an operating lease for office and equipment, including an option to renew which is at our sole discretion. The renewal to extend the lease term is excluded from our ROU assets and operating lease liabilities due to uncertainty about its exercise. Management regularly evaluates the renewal option, and, when it is reasonably certain of exercise, management will include the renewal period in its lease term. New lease modifications result in re-measurement of the ROU assets and operating lease liabilities. Our lease agreement does not contain any material residual value guarantees or material restrictive covenants.

The operating lease is included in right-of-use assets, net, operating lease liabilities-current and operating lease liabilities-non-current on the consolidated balance sheets.

We have elected to not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less. Lease payments associated with these leases are expensed as incurred.

Impairment of long-lived assets

Our management evaluates the recoverability of its long-lived assets (asset groups), including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, management measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), management recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the financial years ended March 31, 2024 and 2025, no impairment of long-lived assets was observed and recognized.

Fair value measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, management considers the principal or most advantageous market in pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	-	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	-	Other inputs that are directly or indirectly observable in the marketplace.

Level 3	-	Unobservable inputs which are supported by little or no market activity.

The following table shows an analysis of each class of assets measured at fair value at the end of the reporting period:

	Fair value measurement at the reporting period using
	Quoted prices in active markets for identical instruments	Significant observable input other than quoted prices	Significant unobservable inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	S$	S$	S$	S$
As of March 31, 2025
Financial assets:
At fair value through profit or loss
Investment Funds	-	3,448,147	-	3,448,147
As of March 31, 2024
Financial assets:
At fair value through profit or loss
Investment Funds	-	922,892	-	922,892

As of March 31, 2024 and 2025, we held investments classified as Level 2 in the fair value hierarchy. These investments consist of bonds and unit trusts, which are not actively traded on a public exchange but are valued using observable market inputs.

The fair value of these investments is determined based on prices and other relevant information provided by third-party brokers and custodians. The valuations are derived from quoted prices for similar instruments in active markets or from model-driven valuations in which all significant inputs are observable.

The carrying amounts of cash and cash equivalents, short-term investment, account receivables, contract assets, other current assets, accounts payable, contract liabilities and accruals and other payables approximate their fair values because of their generally short maturities.

Deferred tax assets

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Valuation allowance is provided against deferred tax assets when we determine that it is more-likely-than-not that the deferred tax assets will not be utilized in the future. We consider positive and negative evidence to determine whether some portion or all of the deferred tax assets will more-likely-than-not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates we are using to manage the underlying businesses.

We believe that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates. To the extent that there are material differences between these estimates and the actual results, future financial statements will be affected.

Revenue recognition

We account for our revenue under FASB ASC Topic 606, Revenue from Contracts with Customers. The five-step model defined by FASB ASC Topic 606 requires us to:

(1)	identify its contracts with customers;

(2)	identify its performance obligations under those contracts;

(3)	determine the transaction prices of those contracts;

(4)	allocate the transaction prices to its performance obligations in those contracts; and

(5)	recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

Revenue is are recognized when persuasive evidence of an arrangement exists, service has occurred, and all performance obligations have been performed pursuant to the terms of the agreement, the sales price is fixed or determinable and collectability is reasonably assured. Based on our assessment, our revenue is recognized at a point in time upon delivery of flooring products and service rendered and there is no unfulfilled obligation that could affect the customer’s acceptance of the services rendered.

Contract assets and contract liabilities

The contract assets primarily relate to our rights to bill for work completed but not billed at the reporting date. The contract assets are transferred to receivables until subsequent billing phase. The contract liabilities primarily relate to advance billing to customers, for which performance obligation has yet completed.

Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

(i)	Defined contribution plans

Defined contribution plans are post-employment benefit plans under which our pay fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. We have no further payment obligations once the contributions have been paid.

(ii)	Short-term compensated absences

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with our Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in financial statements for detailing our Company’s business segments. Based on the criteria established by ASC 280, our Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of our Company. As a result of the assessment made by the CODM, we have only one reportable segment. Our Company does not distinguish between markets or segments for the purpose of internal reporting.

Foreign currency

The accompanying consolidated financial statements are presented in Singapore dollars, which is the reporting currency of our Company. The functional currency of SMJ International Holdings Inc. and SMJ Furnishings Inc. is United State dollars whereas the functional currency of SMJ Furnishings (S) Pte. Ltd. is Singapore dollars.

Transactions in currencies other than the reporting or functional currency are measured and recorded in the functional currency at the exchange rate prevailing on the transaction date. The cumulative gain or loss from foreign currency transactions is reflected in the consolidated statement of operations and comprehensive income (loss) as other income (expense).

Translations of the consolidated balance sheet, consolidated statement of income and consolidated statements of cash flows from Singapore dollars into United State dollars as of and for the year ended March 31, 2025 are solely for the convenience of the reader and were calculated at the rate of US$0.7459 = S$1, as set forth in the statistical release of the Federal Reserve System on March 28, 2025. No representation is made that the Singapore dollar amounts could have been, or could be, converted, realized or settled into United States dollars at that rate on March 28, 2025, or at any other rate.

Income taxes

We account for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carryforwards that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

We did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes for the financial years ended March 31, 2024 and 2025. We do not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Earnings per share

Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options, warrants and convertible debt were exercised or converted into ordinary shares. When we have a loss, diluted shares are not included as their effect would be anti-dilutive. We have no dilutive securities or debt for each of the financial years ended March 31 2024 and 2025.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. Our Company is currently evaluating the potential impact of adopting this new guidance on our consolidated financial statements and related disclosures. The adoption of this standard is not expected to have a significant impact on our Company.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses. The new standard requires entities to disclose additional information about certain expenses, such as purchases of inventory, employee compensation, depreciation, intangible asset amortization, as well as selling expenses included in commonly presented expense captions on the income statement. The FASB further clarified the effective date in January 2025 with the issuance of ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Companies have the option to apply this guidance either on a retrospective or prospective basis, and early adoption is permitted.

Except as mentioned above, our Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our Company’s consolidated balance sheets, statements of operations and cash flows.

SEASONALITY

We generally do not experience any seasonality in the course of our business.

INDUSTRY OVERVIEW

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from market research, publicly available information and industry publications. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Overview of Global Flooring Market

Flooring product is a finishing material applied over a floor or subfloor structure to arrange for a walking surface. These products offer properties such as resistance to dents, scratches, and moisture and are easy to clean. They are often a fundamental aspect of interior design and construction, plays a critical role in defining the aesthetics, functionality, and comfort of a space. The range of flooring materials available today is vast, including hardwood, laminate, vinyl, tile, carpet, and more. Each type of flooring offers distinct advantages: hardwood floors, known for their durability and timeless appeal, are favored for their natural beauty and ability to enhance the value of a home. Laminate and vinyl flooring, on the other hand, are popular for their affordability, ease of installation, and resistance to moisture and wear, making them suitable for high-traffic areas and households with children or pets. Tile flooring, available in materials like ceramic, porcelain, and stone, is prized for its durability, ease of maintenance, and versatility in design, while carpets provide warmth, comfort, and sound insulation, making them ideal for offices, lounge, bedrooms, and living areas. The flooring market can be segmented into residential, commercial, and industrial:

●	The residential segment includes flooring for homes, with trends like ceramic tile, marble, wood floors, laminate, and vinyl being popular choices. This segment’s expansion is driven by the increasing disposable income of consumers and the rising population. The surging preference for renovation solutions to enhance the overall space appearance is expected to boost floor product demand from the residential flooring industry.

●	The commercial segment includes flooring for commercial and public buildings, such as offices, retail spaces, hospitality, healthcare facilities, institutes and commercial amenities. Commercial applications often involve high-traffic areas and therefore favors flooring options such as carpet, vinyl and tile mainly due to its durability and ease of maintenance. Additionally, the increasing demand for seamless floorings, such as epoxy, polished concrete, and polyurethane is gaining popularity in commercial workspaces.

●	The industrial segment includes flooring for factories and warehouses, with options like epoxy and concrete flooring being common due to stringent safety regulations set by various government organizations. The industries are expected to follow guidelines to prevent accidents and mishaps on-site. For instance, the Occupational Safety and Health Administration (OSHA) has regulations for industrial floor safety to avoid hazards such as trips, falls, and slips. These regulations are outlined in standard 1910.22, which covers general requirements for walking and working surfaces at workplaces.

According to Fortune Business Insights, the global flooring market size was valued at US$ 416.56 billion in 2024 and is projected to grow from US$ 439.27 billion in 2025 to US$ 646.70 billion by 2032, exhibiting a compound annual growth rate (CAGR) of 5.7% during the forecast period. Asia Pacific dominated the flooring market with a market share of 52.39% in 2024 (source: https://www.fortunebusinessinsights.com/flooring-market-102740). The growth in the flooring market is driven by several factors, including rising urbanization, increasing disposable incomes, and evolving consumer preferences toward aesthetically pleasing and functional flooring solutions. The construction boom, particularly in residential and commercial sectors, has led to a surge in demand for diverse flooring materials that cater to varying needs and budgets. Technological innovations and the development of new materials have also made high-quality flooring options more accessible and affordable. Additionally, the trend toward home renovation and remodeling has bolstered the demand for modern, stylish, and durable flooring products. The growing emphasis on sustainability and eco-friendly building practices is also driving the market, with consumers and builders increasingly opting for green flooring materials. Furthermore, the expansion of e-commerce platforms has made it easier for consumers to explore and purchase a wide range of flooring options, contributing to the market’s growth. As these trends continue, the flooring industry is poised for sustained expansion, driven by the ongoing demand for innovative and high-quality flooring solutions.

Commercial Flooring Market in Asia

The commercial flooring industry in Asia, in which we operate, is probably one of the most dynamic and rapidly growing sectors in the flooring industry. According to a report by Grand View Research, the global commercial flooring market size was estimated at US$ 137.61 billion in 2022 and is expected to grow at a CAGR of 4.8% from 2023 to 2030 (source: https://www.grandviewresearch.com/industry-analysis/commercial-flooring-market).

The commercial flooring market is generally influenced by various economic factors, consumer preferences, and market trends. With a diverse range of materials, technologies, and applications, Asia has seen a surge in demand for commercial flooring solutions due to growing commercial construction activities in Asia. Increasing government spending on infrastructure development on non-residential structures has also played a vital role in augmenting demand for commercial flooring. The surge in demand for aesthetically pleasing, durable, and easy-to-maintain flooring products, such as carpet and vinyl flooring is also propelling the market forward. The commercial flooring market in Asia caters to various sectors, including:

●	Offices: The robust demand for office spaces, especially in urban areas of emerging economies, is boosting the demand for high-quality commercial flooring products.

●	Retail Spaces: Increasing construction of commercial buildings such as shopping malls and retail stores in emerging economies like India, Malaysia, Indonesia, Vietnam, and the Philippines is benefiting the growth of the commercial flooring segment.

●	IT Parks: Countries across the region are investing in IT parks, which is anticipated to augment the growth of the commercial flooring market.

●	Healthcare Facilities: The continued investments in healthcare facilities such as hospital, medical clinic in Asia is expected to boost the demand for flooring products in Asia Pacific.

●	Hospitality Sector: The surge in investments to promote growth in the tourism sector is expected to boost the demand for flooring products in Asia Pacific.

The key market drivers for the commercial flooring in Asia includes:

●

Urbanization and Infrastructure Development: The rapid urbanization in countries like PRC, India, and Southeast Asia is a key factor fueling the demand for flooring materials. As more residential and commercial properties are being built, the need for flooring solutions has significantly increased.

●	Growing Construction Sector: The rise in real estate development, commercial complexes, malls, and public infrastructure projects contributes to the growth of the flooring market. Governments across the region are investing heavily in infrastructure, which indirectly boosts demand for flooring materials.

●	Consumer Preferences and Aesthetic Trends: The increasing demand for aesthetically improved designs and innovations in flooring materials, such as eco-friendly and sustainable options, as well as low-maintenance and easy-to-install floorings, are expected to drive market growth. The trend toward luxury and premium finishes, particularly in developed markets like Japan and South Korea, has led to an uptake in high-quality flooring materials such as hardwood and engineered wood.

●	Technological Advancements: The advancements in easy-to-install techniques and advances in flooring technologies, such as the introduction of waterproof and scratch-resistant coatings, and the development of environmentally sustainable products have further expanded the product portfolio available to consumers.

●	Rising Disposable Income and Changing Lifestyles: With increasing disposable income, consumers are opting for premium flooring solutions for their homes and businesses. Additionally, shifting lifestyle preferences toward home improvement and renovation are contributing to sustained market demand.

The commercial flooring industry has seen continuous technological advancements in terms of raw materials and production processes for various flooring types. For example, advancements in manufacturing have resulted in more resilient and visually appealing carpets, with improved stain resistance and a wider range of textures and patterns. The introduction of luxury vinyl tiles (LVT) and planks have also gained popularity due to their realistic imitation of natural materials such as wood and stone, coupled with superior durability and ease of maintenance. The introduction of eco-friendly flooring options, such as bamboo, cork, and recycled materials, reflects the growing consumer demand for sustainable products. The continuous technological advancements will continue to expand the range of available flooring options to cater to the growing demand for enhanced comfort, convenience, aesthetic and energy efficiency in modern living spaces. The Asia flooring market thus presents a dynamic and promising market landscape, offering opportunities for businesses to expand their presence across the region to capitalize on the region’s growing demand for diverse flooring solutions.

CORPORATE HISTORY AND STRUCTURE

We are an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our operating company in Singapore, SMJ Furnishings (S) Pte. Ltd. This is an offering of the Shares of SMJ International Holdings Inc., the holding company in the Cayman Islands, which wholly-owns the shares of SMJ Furnishings Inc., which wholly-owns the shares of SMJ Furnishings (S) Pte. Ltd.

Because we are incorporated under the laws of the Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Service of Process and Enforcement of Civil Liabilities” for more information.

CORPORATE HISTORY

Our Group’s history can be traced back to 1988 when our late founder, Mr. Peter Ho, founded the business to specialize in the supply and installation of carpet tiles and broadloom carpets in Singapore under our subsidiary SMJ Furnishings (S) Pte. Ltd. Since then, we have grown to become one of the leading premier flooring specialists that markets carpet tiles, broadloom carpets and luxury vinyl tiles under our proprietary “SMJ” brand in Asia. Through our continuous emphasis on quality products and services over the years, we have successfully developed an extensive distribution network of more than 20 countries and have positioned ourselves as a premier flooring specialist in Asia supplying high quality flooring products. Our corporate end-users today include private and government offices, business premises, educational institutions, banks, hospitals and hotels.

CORPORATE STRUCTURE

Our Company was incorporated in the Cayman Islands on February 24, 2025 under the Companies Act as an exempted company with limited liability. Our authorized share capital is US$50,000 divided into 250,000,000 Ordinary Shares, with a par value of US$0.0002 each, comprising (a) 225,000,000 Class A Ordinary Shares of nominal or par value US$0.0002 each, and (b) 25,000,000 Class B Ordinary Shares of nominal or par value of US$0.0002 each.

SMJ Furnishings Inc., a company incorporated in the British Virgin Islands on October 29, 2024 with limited liability, and authorized to issue a maximum of 50,000 ordinary shares of no par value, comprising (a) 44,893 Class A ordinary shares with no par value and (b) 5,107 Class B ordinary shares with no par value, is the holding company of our principal operating subsidiary, SMJ Furnishings (S) Pte. Ltd.. SMJ Furnishings (S) Pte. Ltd. was incorporated in Singapore on February 12, 1988, as a private company limited by shares. It is principally engaged in the sales and distribution of flooring products.

Pursuant to a reorganization completed on April 28, 2025, all shareholders of SMJ Furnishings Inc. transferred their respective ordinary shares in the capital of SMJ Furnishings Inc. to our Company. The consideration for the share transfers was satisfied by the allotment and issuance of 24,999,999 Ordinary Shares, with a par value of US$0.0002 each, comprising (a) 12,232,500 Class A Ordinary Shares of nominal or par value US$0.0002 each and (b) 12,767,499 Class B Ordinary Shares of nominal or par value of US$0.0002 each to the aforementioned shareholders of SMJ Furnishings Inc., each credited as fully paid.

Upon completion of the reorganization, our Company has 12,232,500 Class A Ordinary Shares and 12,767,500 Class B Ordinary Shares issued and outstanding. All issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid. Accordingly, SMJ Furnishings (S) Pte. Ltd. has become a subsidiary of SMJ Furnishings Inc., which is in turn, a wholly-owned subsidiary of our Company.

Organization Chart

The chart below illustrates our corporate structure and identifies our subsidiaries as of the date of this prospectus:

BUSINESS

BUSINESS OVERVIEW

We strive to become a global eco-friendly premier flooring specialist.

With an established distribution network in more than 20 countries and a track record of over 35 years, we believe that we are one of the leading Singapore-based premier flooring specialists that has a well-established reputation and track records with the commercial and institutional sectors in Asia. We specialize in the sale and distribution of a wide range of premier flooring products such as carpet tiles, broadloom carpets and vinyl tiles under our proprietary brand known as “SMJ” in Singapore and over 20 countries mainly in Asia. These overseas markets include Malaysia, Indonesia, Philippines, Hong Kong, PRC, Taiwan, Korea, Thailand, Vietnam, Brunei, India, Sri Lanka, United Arab Emirates, Saudi Arabia, Maldives, Brazil, Uruguay, Chile, Australia, Kuwait and the United Kingdom. To meet the increasing demand for green and eco-friendly materials in Asia, we also supply flooring products that have been certified as environmentally friendly to support government initiatives in promoting sustainable building practices in Asia.

As at the date of this Prospectus, our premier flooring products are mainly marketed through our extensive distribution network of more than 260 dealers, importers and installation companies that made at least one purchase in each of the 2024 and 2025 fiscal years. These customers usually make bulk purchases from us on wholesale basis and will in turn sell and distribute them primarily to a wide range of end-users in the commercial and institutional sectors including private and government offices, business premises, educational institutions, banks, hospitals, hotels and other premises. We also sell our flooring products to property developers of commercial buildings, professional firms such as architecture, interior design and renovation firms, and owners or tenants of commercial spaces. These customers may require us to provide professional installation services for renovation projects carried out in Singapore.

With our experienced in-house design team, we are able to meet with retailing market trends. We are also able to customize flooring products to meet specific customer requirements, including custom designs and colors to align with corporate branding or personal preferences. We usually place advance orders and import flooring products after taking into account the anticipated market demands. This provides us with a competitive advantage as we are able to fulfil orders within a significantly shorter timeframe, avoiding the extended lead times associated with the overseas production and shipment of flooring products to our customers.

We distinguish ourselves from competitors by maintaining a comprehensive inventory of flooring products in various designs and colors, readily available for sale from. Our head office and corporate showroom are located in Singapore at 31 Jurong Port Road, #02-20 Jurong Logistics Hub, Singapore 619115. We have a centralized warehousing facility located at 31 Jurong Port Road, #01-25/26/27/28/29/30 Jurong Logistics Hub, Singapore 619115 with a floor area of approximately 42,614 sq ft. We currently maintain approximately 80 different designs of flooring products in up to 400 different colors.

We also maintain a real-time inventory management system which is updated daily to allow us to check on the availability of our inventory and enable us to manage our stock level efficiently. Equipped with a good inventory management system, our turnaround time to fulfil our customers’ orders is greatly reduced, thereby allowing us to respond to our customers’ orders within the next working day (if the stocks are readily available). The short turnaround time from order to delivery is crucial as we serve the commercial and institutional sectors where our customers will have to complete flooring installation and renovation of their premises within a few weeks’ time of rent-free fitting out period.

Due to the wide variety of our flooring products stocks in different designs and colors and our ability to fulfil orders within a short turnaround time without the need to wait for the manufacturing process, we gain a competitive edge over our peers in the marketplace. When placing orders with us, overseas customers have the flexibility to select a diverse range of designs and colors in varying quantities from our available stock. This enables the consolidation of multiple products into a single shipment, maximizing efficiency and minimizing shipping costs. This also enables us to meet our customers’ requirements efficiently, avoiding the extended timelines typically required for the production and shipment of such flooring products from overseas. Our commitment to service quality, efficiency, reliability, and competitive pricing has solidified our position in the market. With our ready stock of products, we are able to cater to our clients’ fast paced projects.

For the financial year ended March 31, 2025, our revenue was approximately S$16.8 million, which represents an increase of approximately S$0.2 million from our revenue of approximately S$16.6 million for the financial year ended March 31, 2024, while net income for the financial year ended March 31, 2025 was approximately S$1.0 million, representing a decrease of approximately S$0.8 million from our net income of approximately S$1.8 million for the financially ear ended March 31, 2024. We derived approximately 59.7% and 52.8% of our revenue from Singapore market for the financial years ended March 31, 2024 and 2025, respectively. The balance of our revenue is derived from overseas markets.

COMPETITIVE STRENGTHS

Our Directors believe that the following are our Group’s competitive strengths that have contributed to our success in the commercial flooring industry:

1.	We are able to provide wide selection of flooring products and fulfil customers’ order within short turnaround time.

Commercial and institutional customers usually want to complete their renovation works within a short time frame. Therefore, we believe that our ability to provide a wide selection of flooring products and to quickly complete our customers’ orders are key factors to our success. To date, we have established a large warehouse located in Singapore of approximately 42,614 sq. ft. and an inventory stocking program with suppliers in PRC and Thailand to cater to our customers’ needs. Such inventory stocking program has allowed us to be more responsive to customer needs and requirements, and to allow us to enjoy greater cost savings to maintain our competitiveness.

We also maintain a real-time inventory management system which is updated daily to allow us to check on the availability of our stocks and enable us to manage our stock level efficiently. Equipped with a good inventory management system, our turnaround time to fulfil our customers’ orders is greatly reduced, thereby allowing us to respond to our customers’ orders within the next working day (if the stocks are available in our warehouse) and giving us a competitive edge over our competitors. The short turnaround time from order to delivery is crucial as we serve the commercial and institutional sectors where our customers will have to complete installation of flooring and renovation of their premises within a few weeks’ time of rent-free fitting out period.

2.	We have an established reputation and strong track record of more than 35 years, demonstrating flexibility and adaptability to evolving market trends.

We have an established reputation and strong track record of more than 35 years in the flooring industry. We believe that we have built up a resilient business model, which is able to withstand the fast-changing nature of the flooring industry, as reflected in our ability to maintain a consistent track record of profitability. Over the years, we believe that we have gained the trust of our customers and have established ourselves as one of the leading players in this industry in Asia, through consistently providing our customers with high quality products and services. We believe that this has enabled us to build close and long-standing relationships with our customers and end-users, which include multi-national corporations and institutions, such as the Ministry of Defence of Singapore, Housing Development Board of Singapore, Singapore Stock Exchange, Immigration Authority of Singapore, AIA, Development Bank of Singapore (DBS Bank), Shopee, WeWork and Justco Group of companies.

In addition, our long operating history has also demonstrated our flexibility and adaptability to evolving market trends in the fast-changing flooring industry. To this end, we have developed new product range to cater to the recent trend towards sustainable, eco-friendly and aesthetically pleasing flooring products. With our established reputation and track record and our ability to adapt to evolving trends and consumer demands, we believe that we are well-positioned to capture opportunities arising from the increasing demand for environmentally friendly flooring solutions.

3.	Our proprietary “SMJ” brand of carpets is well-recognized in Singapore and overseas markets, establishing a regional footprint.

We started marketing and distributing our proprietary brand of carpets under “SMJ” since 1996 and have been actively developing our export sales business to the overseas markets for more than 15 years. Our proprietary “SMJ” brand has become well-recognized within the flooring industry in both Singapore and overseas for quality and reliability. Over the years, we have exported our proprietary “SMJ” brand of flooring products to more than 20 overseas markets and this is a testament of our proprietary “SMJ” brand recognition in overseas markets. We believe that our established branding and market-leading position foster brand loyalty among our customers and has enabled us to cement our position as a well-known premier flooring specialist in Asia.

4.	We have a well-established and robust regional supply chain.

We have established long-term working relationships with third-party manufacturers in Asia, majority of them have been working with our Group for over 10 years on average. Over the years of co-operation, they have developed the competency to manufacture and supply our proprietary “SMJ” brand of flooring products that meet our quality requirements at competitive price within a short turnaround time. Such capability has enabled us to stay competitive as we are able to offer customized flooring product according to the preference of our customers.

Through our strong working relationships with our third-party manufacturers, we are also able to collaborate closely with their research and design team to enable us to introduce unique and innovative designs in our flooring products in anticipation of market trends and changing consumer tastes. Such arrangement has helped to broaden our product offerings to keep up with the ever-changing market trends and to enhance our competitiveness.

5.	We have a committed and highly experience management team, with deep insights into the flooring industry, who have been instrumental in building up our Group’s brand and reputation regionally.

Our Group is led by a committed management team with extensive knowledge and experience in the flooring industry. Each member of our management team has vast experience in their respective fields of expertise, majority of them have also been with our Group for more than 20 years. They are highly familiar with our business and understands our customers’ needs and requirements and have been instrumental in building up our Group’s brand and reputation regionally.

We believe our management team’s in-depth product and industry knowledge, coupled with strong management capabilities, business network, and ability to identify market trends and new business opportunities have contributed significantly to the growth of our Group and are vital to our continued growth and future development. We also benefited from their ability to develop strong business relationship with our customers and suppliers and their commitment has been one of the key factors to our success and a competitive edge that we are well-positioned to leverage on for the continued growth of our Group.

OUR PRODUCTS AND BUSINESS PROCESS

Our Products

We specialize in the sale and distribution of flooring products under our proprietary “SMJ” brand, offering a diverse range of designs and colors. Our range of flooring products includes carpet tiles, broadloom carpets and luxury vinyl tiles. Our Singapore warehouse currently maintains approximately 80 different designs of flooring products in up to 400 different colors.

Our well-established regional supply chain allows us to produce our proprietary “SMJ” brand of flooring products tailored to our specific designs, colors, and specifications. These products are marketed and sold under our proprietary “SMJ” brand. The flooring products that we sell and distribute comprise the following:

●	Carpet Tiles and Broadloom Carpets. Broadloom carpets are carpets that are tufted on a very wide loom, whereas carpet tiles are pieces of carpets that come in either square or rectangular tiles. The carpet industry primarily uses two types of yarn: nylon and polypropylene. Nylon carpets are more widely used due to their excellent wear characteristics. Polypropylene carpets are less durable as compared to nylon carpets and are catered for end-users which have a lower budget. Most of the carpets that we sell and distribute are of premium quality, enabling us to market ourselves as a premier carpet specialist.

●	Luxury Vinyl Tiles. They are mainly made of polyvinyl chloride. Vinyl tiles comes in the form of planks and tiles that are generally made to replicate natural hardwood or ceramic tile flooring. Luxury vinyl tiles typically have a rigid construction. They typically include multiple layers, realistic 3D printing, a tough wear layer, and sometimes, a textured surface.

Both carpets and vinyl tiles are commonly used as preferred floor coverings and furnishings for commercial use for the following reasons, inter alia:

1.	It provides acoustic effect and helps to reduce noise in the enclosed areas, which is suitable for public and the office environment in the financial institutions, hotels, airports and hospitals.

2.	It can be easily installed, maintained and replaced.

3.	It is available in a variety of designs and colors. It is convenient for users as it allows under cabling access for installation of electrical power points, when installed over raised floor systems.

We are able to supply flooring products which have been certified as environmentally friendly products with green label certification. This is to meet the increasing trend of projects requiring green and eco-friendly products in line with the government initiatives to promote “green” or resource efficient buildings in Singapore. To meet the environmentally friendly requirements, the flooring products and the adhesives used on them must, inter alia, have low emissions of volatile organic compounds (commonly known as VOC) to help improve indoor air quality, which is in turn determined by the raw materials (such as the fibers, dyes and colorants) used in the manufacture of such flooring products.

Our Notable Projects

In the last two financial years ended March 31, 2025 and up to the date of this prospectus, we have been awarded contracts for the sales and distribution of flooring products for the following notable projects:

Customer	Project Location	Year of Completion	Area (sq ft)
Housing Development Board	Various location in Singapore	2024	90,418
Ministry of Defence @ Hillview	Hillview Singapore	2024	163,581
Singapore Stock Exchange	SGX Centre, Singapore	2024	105,743
Immigration Authority of Singapore	ICA Building, Singapore	2024	330,5463
Conduent Philippines	Manila, Philippines	2025	74,325
Bank Negara Indonesia	Jakarta, Indonesia	2025	67,899
Shopee Indonesia	Jakarta, Indonesia	2025	134,651
Justco Japan	Tokyo, Japan	2025	17,640
Justco Thailand	Bangkok, Thailand	2025	21,481

In each of the above projects, we were involved in the project planning stage assisting in the selection of suitable color and design of flooring products as furnishing, as well as, sales and distribution of flooring products at the project sites.

OUR BUSINESS STRATEGIES AND FUTURE PLANS

Our business strategies and future plans for the growth and expansion of our businesses are as follows:

We intend to expand our inventory stocking program to drive business growth.

We believe that our ability to provide a wide selection of flooring products and to quickly complete our customers’ orders are key factors to our success. To date, we have established a large warehouse located in Singapore of approximately 42,614 sq. ft. and an inventory stocking program with suppliers in PRC and Thailand to cater to our customers’ needs. Such inventory stocking program allows us to quickly respond to our customers’ needs while saving costs. As we expand our geographic coverage, we intend to roll out similar inventory stocking programs to our regional distributors so that we can continue to quickly fill customers’ orders, which is crucial to our customers mainly in the commercial and institutional sectors.

We intend to strengthen and expand our geographical coverage.

According to Grand View Research, the Asia-Pacific flooring market was valued at approximately US$ 127.6 billion as of 2023, and is projected to grow at a compound annual growth rate (CAGR) of 6.0% from 2024 to 2030. This growth is driven mainly by the increasing demand for aesthetically pleasing, durable, and easy-to-maintain flooring products, as well as the overall growth in the construction industry in countries like PRC, India, Indonesia, and Vietnam.(2)

[2]	https://www.grandviewresearch.com/industry-analysis/asia-pacific-flooring-market?form=MG0AV3

As an established premier commercial flooring specialists, we have distributed our proprietary “SMJ” brand of flooring products through our extensive distribution networks of more than 260 dealers, importers and installation companies in over 20 countries mainly in Asia, such as Malaysia, Indonesia, Philippines, Hong Kong, PRC, Taiwan, Korea, Thailand, Vietnam, Brunei, India, Sri Lanka, United Arab Emirates, Saudi Arabia, Maldives, Brazil, Uruguay, Chile, Australia, Kuwait and United Kingdom that made at least one purchase in each of the 2024 and 2025 fiscal years. We intend to strengthen and expand our Asia presence and beyond by expanding our sales and marketing teams and/or seeking investments, mergers and acquisitions, joint ventures and/or strategic collaborations with local partners to tap the opportunities in these markets. We believe that we can leverage on our established brand reputation and long-standing track record to extend our market presence globally.

We intend to continue to broaden our products and services offerings.

We believe that there is a growing trend towards sustainable and eco-friendly flooring materials in the commercial sector, which presents an opportunity for us to innovate and differentiate ourselves in the market. We intend to broaden our products and services offerings by enhancing product design and features, with emphasis on eco-friendliness and sustainability of our flooring products. By broadening our products and services offerings, there is potential in servicing the untapped market in the hospitality, healthcare and residential sectors.

In addition, we also see opportunity in offering products and services which are ancillary and complementary to our existing core business in the distribution of commercial flooring products, such as system office furniture, blinds and wall coverings. Such offering of new products and services will serve to create new revenue streams for our Group whilst leveraging on our existing sales and distribution networks. We aim to achieve greater success through the introduction of new products or services to stay ahead of the competition. We intend to search for opportunities to broaden our portfolio of products and services through investments, mergers and acquisitions, joint ventures and/or strategic collaborations. Depending on available opportunities, feasibility and market conditions, we may explore joint ventures, strategic alliances, acquisitions or investment opportunities with suitable partners in new and complementary businesses in order to expand our current business and/or complement our current and future business.

SALES AND MARKETING

Our team in the sales and marketing department is organized into local and export sales. The local sales and marketing department is headed by Ms. Rena Ho, whereas the export sales and marketing department is led by Ms. Nellie Ho. They are assisted by our business director who manages the business development and execution of marketing strategies for the assigned markets and projects according to the prevailing needs of our Group from time to time. Our sales and marketing department is responsible for cultivating existing and developing new customers, managing the distribution network, as well as the collection of trade receivables as this is a factor in determining the amount of commission payable to them.

Our sales are carried out mainly through our network of more than 260 dealers, importers and installation companies in Singapore and over 20 countries mainly in Asia, such as Malaysia, Indonesia, Philippines, Hong Kong, PRC, Taiwan, Korea, Thailand, Vietnam, Brunei, India, Sri Lanka, United Arab Emirates, Saudi Arabia, Maldives, Brazil, Uruguay, Chile, Australia, Kuwait and United Kingdom that made at least one purchase in each of the 2024 and 2025 fiscal years. Through market surveys, internet research and referrals, we identify suitable dealers, importers and installation companies who can sell our products in their respective town or county of a certain overseas jurisdiction. We assist some of our key overseas customers by providing them with support on the technical aspects of our products as they pitch for new sales to their end-users. We also maintain regular contacts with architects and designers who are instrumental in recommending our products to their end-users in the course of their design and selection of suppliers and sub-contractors during their renovation and furnishings projects.

We constantly evaluate the market trends affecting the supply and demand of flooring products in our target markets in Asia. We also monitor the type of material, design and color used by manufacturers and suppliers around the world. In addition, our sales and marketing team will gather feedback from interior designers and architects from time to time to find out the latest market trends affecting interior furnishing. Such feedback will help our management in assessing prevailing market trends and demands and planning for our inventory stocking program and new product launch.

Whenever we launch a new range of flooring products under our proprietary “SMJ” brand, we will update our regular customers, including those operating overseas, on the unique features and specifications of such products. As we introduce and launch around eight to twelve new products over three to four times a year, this gives us ample opportunity to market and promote our proprietary “SMJ” brand of flooring products particularly to the Asian buyers of flooring products, and to maintain our business relationship with them on a regular basis.

QUALITY ASSURANCE

We strive to provide good quality flooring products and services in order to meet our customers’ expectations. To this end, we have implemented a quality management system which our Executive Director and COO, Ms. Rosie Lee, is responsible for.

To ensure the quality of the products that we supply, our Group also checks that our third-party manufacturers have proven track records in the production of high quality flooring products. We will visit their factories in their home countries regularly to ensure that our third-party manufacturers conform to their production processes.

In order to ensure that we maintain the supply of good quality flooring products on a consistent basis, our logistics department will conduct review and inspection of the incoming products for quality, specifications and defects in accordance to the requirements stated in the purchase contracts. Any product that fails our incoming inspection will be rejected and returned to our manufacturers for replacement or rectification. If faulty inventory is not returned due to shipping costs, our third-party manufacturer will provide a discount or credit note for our next order instead. Prior to delivery of the products to our customers, our logistics department performs outgoing inspection to ensure that products with the required specifications and quantities are packed and delivered to our customers.

There has not been any product return of a significant value during the Track Record Period.

PRODUCT WARRANTY AND AFTER SALES SERVICE

All our flooring products are backed with the relevant manufacturer’s warranty for products manufactured by them. These warranties include dimensional stability and limited wear resistance. As an after-sales service, our team will assist our customers to register their particulars and project details with the relevant manufacturers, so that they can lodge their claims with the manufacturers should any issue arise over the flooring products purchased by them. In addition, we will assist our customers in processing their claims with the manufacturers should there be a potential claim on the manufacturer’s warranty due to manufacturing defects found in the flooring products purchased by them.

To the best of our knowledge, there has not been any claim on product warranty of a significant value during the Track Record Period.

MAJOR SUPPLIERS

We purchase our flooring products mainly from our regular suppliers, all of which are located in Thailand and the PRC. As we do not enter into long term or exclusive agreements with our regular suppliers, we retain the flexibility to evaluate and select new suppliers, based on their ability to provide us with the highest quality products at the most competitive pricing. Our suppliers normally grant us between 30 to 90 days credit terms for our purchases (or extended up to 180 days credit terms for purchase of newly introduced stocking items). However, we will make payment of the purchase value by way of telegraphic transfer in certain transactions to several of our suppliers before the shipment of the products or once the products have been shipped. We also use trust receipts from banks to settle payment to our suppliers. Our trust receipts typically have a maturity period of up to 120 days.

For the financial years ended March 31, 2024 and 2025, our top supplier accounted for approximately 41.5% and 48.9% of our total purchases, respectively. Notwithstanding the high proportion of purchase from this supplier, we believe that we are not substantially dependent on this supplier as we are able to source for flooring products of comparable quality from alternative suppliers.

CREDIT MANAGEMENT

Account Receivables, net

We grant our customers up to 90 days’ credit terms. All our credit terms are recommended by our sales and marketing department after performing credit standing checks with an independent credit rating company and subject to the approval of our Executive Directors. We also perform periodic credit limit reviews of our customers. Factors taken into consideration will include the customer’s current financial strength, payment history, transaction volume and length of business relationship with the customer.

Our average turnover of account receivables during the Track Record Period were as follows:

	FY2024	FY2025
Account receivables, net (S$)	758,155	1,123,801
Account receivables turnover days (1)	17.2	20.4

(1)	Account receivables turnover days were determined based on the average of account receivables divided by the revenue for the financial year, then multiplied by 365 days.

The account receivables aging schedule of our Group (based on the date of invoice) as at March 31, 2025 was as follows:

Age of Account Receivables	Amount of Account Receivables (S$)	Percentage of Account Receivables
Up to 90 days	1,123,801	100%
More than 90 days	N/A	N/A

Account Payables

Our suppliers normally grant us between 30 to 90 days credit terms for our purchases (or extended up to 180 days credit terms for purchase of newly introduced stocking items). However, we will make payment of the purchase value by way of telegraphic transfer in certain transactions to several of our suppliers before the shipment of the products or once the products have been shipped. We also use trust receipts from banks to settle payment to our suppliers. Our trust receipts typically have a maturity period of up to 120 days.

Our average account payables turnover during the Track Record Period were as follows:

	FY2024	FY2025
Account payables (S$)	522,403	211,143
Account payables turnover days (1)	22.1	14.2

(1)	Account payables turnover days were determined based on the average of account payables divided by the purchases for the financial year, then multiplied by 365 days.

RESEARCH AND DEVELOPMENT

We do not have a research and development department. As such, we leverage on the research and design team of third-party manufacturers to assist us in the production of new designs and range of flooring products based on our ideas and concepts. Certain third-party manufacturers will produce a sample prototype for our evaluation and assessment before commercial production.

We constantly evaluate the market trends affecting the supply and demand of flooring products in our target markets in Asia. We also monitor the type of material, designs and colors used by manufacturers and suppliers from around the world. In addition, our sales and marketing team will gather feedback from interior designers and architects from time to time to find out the latest market trends affecting interior furnishing. Such feedback will help our management in assessing prevailing market trends and demands and planning for our inventory stocking program and new product launch.

Our senior management team works hand-in-hand with our design team, sales and marketing team and our regular third-party manufacturers to develop new range of flooring products for launch to the market. We have been introducing and launching around eight to twelve products with new designs, colors and/or specifications in terms of materials over three to four times a year during the past few years.

INTELLECTUAL PROPERTY

Trademark

Except as disclosed below, we do not own nor are we dependent on any registered trademark, patent or other intellectual property rights:

Trademark	Application No.	Registration Class	Country of Registration	Status
	T1312333Z	27, 35	Singapore	Registered (Renewed on 05 April 2023 and valid until 01 August 2033)

Note: The class of Specification of Goods and Services in Singapore is described as follows:

●	Class 27: Carpets; Carpet inlays; Carpet protectors; Carpeting; Floor tiles made of carpet; Handmade woollen carpets; Mat (carpet) tiles; Moquettes (carpets); Squares for use as carpets; Underlay for carpets; Carpet tiles; Broadloom carpets; Wall to wall carpets.

●	Class 35: Export services, not being transport services; Import services, not being transport services; Retail services; Retailing of goods (by any means); Promotion of fairs for trade purposes; Provision of trade information; Trade promotional services.

During the Track Record Period, our business or profitability is not materially dependent on any registered trademark, patent or other intellectual property rights. To the best of our knowledge, we are not aware of any third party infringing on our intellectual property rights.

INVENTORY MANAGEMENT

Our inventory comprises carpet tiles, broadloom carpets, luxury vinyl tiles and flooring accessories. We manage our inventory based on the recent sales trend and make purchases based on our stocking program and indent requirements. In our stocking program, we acquire inventories of various flooring product designs and colors in anticipation of potential orders whereas we only make purchases for flooring products required for indent sales according to the specific requirements of our customers when there is a firm contract order from our customers.

We continuously monitor the development of the construction and renovation activities in the geographical areas we operate in, especially our primary market Singapore and in other Asian countries. Our sales and marketing team interacts consistently with our distributors, existing and potential customers to better understand markets’ requirements and preferences, which enable us to make efficient procurement decisions.

We apply weighted average costing for our inventory and conduct half yearly inventory counts in our warehouse. Our management conducts regular inventory reviews based on the different product designs and colors to assess our inventory level in order to better plan for replenishment and to manage inventory obsolescence risk.

Our average inventory turnover days during the Track Record Period were as follows:

	FY2024	FY2025
Inventories, net (S$)	4,703,623	4,654,715
Average inventory turnover days (1)	186.9	158.7

(1)	Average inventory turnover days were determined based on the average inventory balance divided by costs of revenue for the financial year, then multiplied by 365 days.

Our management is of the opinion that the risk of inventory obsolescence is low due to the durable nature of our inventory and that inventory which we have kept for more than 36 months can still be sold. We review the inventory aging periodically and write-off inventory that is considered obsolete and slow moving in the line of our business.

The write-off of inventory during the Track Record Period were as follows:

	FY2024	FY2025
Inventory write-off (S$)	31,784	-
As a percentage of PBT (%)	1.8	-

LICENSES, PERMITS, APPROVALS AND CERTIFICATIONS

As of the date of this prospectus, our Group holds the following licenses, permits, approvals and certifications which are material to our operations:

Description of License / Permit / Approval / Certification	License / Reference number	Authority	Date of expiry
Building and Construction Authority (BCA) Contractors Registration (L3 under the workhead of SY06 - Finishing and Building Products)	BCA ID 87.1.9	BCA	February 1, 2028
BizSAFE Level 4	E05746	Workplace Safety and Health Council	July 17, 2026
Certificate of Conformity for Product Certification Scheme SMJ Nylon Carpet Tiles (Tufted surface nylon fiber carpet flooring)	FSP-2023-1440	SETSCO Services Pte Ltd	November 2, 2028
Certificate of Conformity for Product Certification Scheme SMJ Vinyl Flooring (Wood grain surface flooring)	FSP-2023-1441	SETSCO Services Pte Ltd	November 2, 2028
Singapore Green Label (Carpet Tiles)	SMJ Carpet Tiles 039-017-2094 Environmentally Preferred Carpets	Singapore Environment Council	June 10, 2026
Singapore Green Label (Vinyl Tiles)	SMJ Luxury Vinyl Tiles 064-063-3742 Environmentally Preferred Flooring Products	Singapore Environment Council	October 6, 2026
Singapore Green Building Product Certificate for Floor Finishes Carpet (SMJ Carpet Tiles)	SGBP 3404	Singapore Green Building Product Certification Scheme	July 21, 2026

As of the date of this prospectus, none of the licenses which is material to the business and operations of our Group has been suspended or revoked. There are at present no facts or circumstances which would cause such licenses to be suspended or revoked or for any applications for, or for the renewal of, any of these licenses to be rejected by the relevant authorities. Other than disclosed above, our Group does not require any other governmental licenses, permits or approvals in respect of its operations apart from those pertaining to general business registration requirements.

Except as disclosed above, our Group does not require any other governmental licenses, permits or approvals in respect of its operations apart from those pertaining to general business registration requirements.

PRODUCTION FACILITY

As we work with third-party manufacturers to manufacture flooring products under our proprietary “SMJ” brand, we do not have any manufacturing or production facilities. As such, information indicating the production capacity and extent of utilization of production facilities is not applicable.

PROPERTIES AND FIXED ASSETS

As of March 31, 2025, our Group owned the following investment property:

Location	Developer	Purchase Price		Tenure	Use of Property	Floor Area (sq ft)	Encumbrances
608 Telok Blangah Road, #08-01 Skyline Residences, Singapore 109030	Bukit Sembawang View Pte. Ltd.	S$	3,189,000	Freehold	Residential	1,722	Nil

(1)

On April 2, 2025, our Company’s Singapore subsidiary granted an option to purchase to two independent third parties for the disposal of the above investment property for an aggregate consideration of S$3.5 million, subject to the terms and conditions of the option to purchase. On April 15, 2025, the option to purchase was exercised by the independent third party and the disposal was completed on July 10, 2025.

As of March 31, 2025, the net book value of our fixed assets comprising mainly investment property of S$2.7 million and motor vehicle of S$0.1 million.

Our Group currently leases the following properties:

Location	Lessor	Usage	Approximate Gross Floor Area (sq ft)	Tenure	Monthly Rental and Service Charge (excluding GST)
31 Jurong Port Road, #01-25/26/27/28/29/30 Jurong Logistics Hub, Singapore 619115	HSBC Institutional Trust Services (Singapore) Limited (as trustee of Mapletree Logistics Trust)	Storage	42,614	Commencing from April 1, 2021 and ending on March 31, 2027 with an option to renew for a further term of three years from April 1, 2027.	S$63,898.26 per month from April 1, 2025 and expiring on March 31, 2026. S$66,036.12 per month from April 1, 2026 and expiring on March 31, 2027.
31 Jurong Port Road, #02-20 Jurong Logistics Hub, Singapore 619115	HSBC Institutional Trust Services (Singapore) Limited (as trustee of Mapletree Logistics Trust)	Office	5,113	Commencing from April 1, 2024 to March 31, 2027 with an option to renew for a further term of three years	S$6,749.75 per month from April 1, 2025 and expiring on March 31, 2026. S$6,901.75 per month from April 1, 2026 and expiring on March 31, 2027.

To the best of our Directors’ knowledge, there are no regulatory requirements or environmental issues that may materially affect our utilization of the above properties and fixed assets, save as disclosed under the section titled “Government Regulations.”

STAFF TRAINING

We recognise that our employees are an invaluable resource and that the competency and dedication of our employees have been instrumental to our continuous success in delivering quality products and services. Our training policy is to ensure that our employees are equipped with the essential skills and expertise for our business and have the right attitude and approach towards customer service. To this end, we have conducted seminars and courses for our employees in the areas of basic legal principles relating to commercial contract, sales and marketing, accounting, quality management and public relations. In addition, we organise orientation programmes for new employees.

Employee performances are reviewed by their respective department heads to identify further training needs of each employee on an annual basis. The department head may also from time to time recommend appropriate training for our staff when suitable courses or seminars are conducted by external trainers. Some of such training include courses organised by BCI Asia Construction Information Pte Ltd.

During the Track Record Period, our expenses incurred in relation to staff training were not significant as most of the training was conducted in-house and consisted of on-the-job training.

INSURANCE

Our Group has taken up, inter alia, the following insurance policies:

(i)	Travel insurance for certain management staff;

(ii)	Hospitalisation and surgical insurance;

(iii)	Marine cargo insurance;

(iv)	Burglary insurance;

(v)	Fire insurance;

(vi)	Public liability insurance;

(vii)	Work injury compensation insurance; and

(viii)	Motor vehicle insurance.

Our Directors are of the view that the above insurance policies are adequate for our existing operations.

However, significant damage to our operations, whether as a result of fire or other causes, may still have a material adverse effect on our results of operations or financial position. We are not insured against business interruption and if such event were to occur, our business may be materially or adversely affected. Please refer to the section titled “Risk Factors – Risks related to our business and industry - Our insurance coverage may not be adequate” for more details. We will review our insurance coverage annually to ensure that our Group has sufficient insurance coverage.

CORPORATE SOCIAL RESPONSIBILITY

Our Group is committed to contributing towards sustainable development and making a positive impact on local communities. As part of our on-going efforts towards sustainability, we supply flooring products which have been certified as environmentally friendly products with green label certification. This is to meet the increasing trend of projects requiring green and eco-friendly products in line with the government initiatives to promote “green” or resource efficient buildings in Singapore and Asia countries. To meet the environmentally friendly requirements, the flooring products and the adhesives used on them must, inter alia, have low emissions of volatile organic compounds (commonly known as VOC) to help improve indoor air quality, which is in turn determined by the raw materials (such as the fibers, dyes and colorants) used in the manufacture of such flooring products.

AWARDS

Our subsidiary, SMJ Furnishings (S) Pte. Ltd. has received the following award:

Award / Accreditation	Year	Awarded by
Enterprise 50	2019	The Business Times and KPMG

COMPETITION

We operate in a competitive environment and face competition from existing competitors as well as new market entrants. While our Directors recognize that the barriers to entry are not prohibitive in terms of capital investment, we believe that our competitive strengths, as set out in the section titled “Business – Competitive Strengths”, set us apart from our existing and potential competitors.

To the best of our knowledge, we regard “Interface Singapore Pte. Ltd.” as our key competitor for our local business taking into account the scale of its operations in Singapore and the competition we encountered when we pitched for the supply of similar range of products to potential customers.

In regard to our export business, we face competition from various flooring products manufacturers mainly operating in the PRC who sell directly to overseas markets and local dealers operating in our targeted overseas markets.

Please also refer to the section titled “Risk Factors – Risks related to our business and industry – Our business may be affected by competition with existing industry players and new entrants”.

To the best of our knowledge, there are no published statistics or official sources of information with respect to industry statistics and the market shares of our Group and our competitors.

None of our Directors or Major Shareholders has any interest, direct or indirect, in any of the above competitors.

LEGAL PROCEEDINGS

To the best of our knowledge, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

GOVERNMENT REGULATIONS

As our material business operations are conducted in Singapore, we are subject to the relevant laws and regulations of Singapore and may be affected by new laws, regulations and policies which may be introduced by the Singapore government from time to time. We have identified below the main laws and regulations (apart from those pertaining to general business requirements) that we anticipate may materially affect our operations, the relevant regulatory bodies and the licenses, permits and approvals typically required for the conduct of our business in Singapore. However, we believe that we comply with all these laws and regulations, and therefore none of them have materially affected the Company or operations in the past.

As of the date of this prospectus, our Directors believe that we are not in breach of any laws or regulations applicable to our business operations that would materially affect our business operations, and our Group is in compliance with all the applicable laws and regulations that are material to our business operations. The Group may be subject to certain fines/penalties arising from its ordinary course of business from time to time.

Singapore

This section sets forth a summary of the most significant rules and regulations that affect our business activities in Singapore.

Our business operations are subject to the laws and regulations which are of general application in Singapore. The laws and regulations set out below are not exhaustive and are only intended to provide some general information to the investors and are neither designed nor intended to be a substitute for professional advice. Prospective investors should consult their own advisers regarding the implication of such laws and regulations.

Sale of Goods Act 1979

The Sale of Goods Act 1979 of Singapore (the “SGA”) is the main governing law in Singapore in relation to sale of goods. The SGA applies to any contract for the sale of goods. A contract for sale of goods is a contract by which the seller transfers or agrees to transfer the property in goods to the buyer for a money consideration, called the price. Section 14 of the SGA provides that where a seller sells goods in the course of a business, there is an implied condition that the goods supplied under the contract are of satisfactory quality, except that there is no such condition (i) as regards defects specifically drawn to the buyer’s attention before the contract is made; (ii) where the buyer examines the goods before the contract is made, as regards defects which the examination ought to reveal; or (iii) if the contract is a contract for sale by sample, defects which would have been apparent on a reasonable examination of the sample. For the purposes of the SGA, goods are of satisfactory quality if they meet the standard that a reasonable person would regard as satisfactory, taking account of any description of the goods, the price, and all other relevant circumstances. Breach of this implied provision, it being a condition of the contract, would entitle the buyer to terminate the agreement and take action against the seller in respect of any loss suffered.

Unfair Contracts Terms Act 1977

The Unfair Contracts Terms Act 1977 of Singapore (the “UCTA”) generally regulates against unfair contract terms such as exclusion clauses and limitation of liability clauses in most consumer and standard form contracts. Amongst other things, the UCTA prohibits the exclusion or restriction of liability for death or personal injury caused by negligence in all contracts. It also prevents sellers/service providers from excluding or limiting their liability for a breach of contract, unless, in each case, the contract term satisfies the requirement of reasonableness (that is, the contract term must have been a fair and reasonable one to be included having regard to the circumstances which were, or ought reasonably to have been, known to or in the contemplation of the parties when the contract was made). Similarly, contract terms requiring the consumer to indemnify the supplier in respect of liability incurred by the supplier’s negligence or breach of contract are also prohibited unless they satisfy the requirement of reasonableness. The UCTA also circumscribes the limitation of liability in relation to certain implied terms in respect of goods purchased.

Misrepresentation Act 1967

The Misrepresentation Act 1967 of Singapore (the “Misrepresentation Act”) applies this requirement of “reasonableness” to terms which would exclude or restrict any liability to which a party to a contract may be subject by reason of any misrepresentation made by him before the contract was made, or any remedy available to another party to the contract by reason of such a misrepresentation. If the supplier is liable for fraudulent misrepresentation under the Misrepresentation Act, the Singapore Courts can award all losses flowing directly from the claimant’s reliance on the fraudulent misrepresentation, regardless of whether the loss was foreseeable. This measure of damages similarly applies if the supplier made a negligent misrepresentation to the claimant, unless the claimant had reasonable ground to believe, and did believe, that the facts represented were true.

Workplace Safety and Health Act

The Workplace Safety and Health Act 2006 of Singapore (the “WSHA”) is the principal legislation governing the safety, health and welfare of persons at work in workplaces. Among other things, the WSHA imposes a duty on every employer and every principal (which would include us) to take, so far as is reasonably practicable, such measures as are necessary to ensure the safety and health of its employees, and any contractor, any direct or indirect sub-contractor, and any employee employed by such contractor or sub-contractor, when at work. The general penalties for non-compliance with the WSHA include the imposition of fines up to the amount of S$500,000 in the case of a body corporate. Further or other penalties may apply in the case of repeat offences or specific offences under the WSHA or its subsidiary legislation.

Workplace Safety and Health (Risk Management) Regulations (“Risk Management Regulations”)

Pursuant to the Risk Management Regulations, employers and principal must in every workplace conduct a risk assessment in relation to the safety and health risks posed to any person who may be affected by his undertaking in the workplace, and take all reasonably practicable steps to eliminate any foreseeable risk to any person who may be affected by his undertaking in the workplace. Where it is not reasonably practicable to eliminate such risk, the employer or principal is required to implement reasonably practicable measures to minimize the risk, such as substitution, engineering control, administrative control and provision and use of suitable personal protective equipment, and safe work procedures to control the risk. The employer and principal shall also take all reasonably practicable steps to ensure that any person in the workplace who may be exposed to a risk to his safety and health is informed of the nature of the risk involved, and any measure of safe work procedures implemented.

Work Injury Compensation Act

The Work Injury Compensation Act 2019 of Singapore (the “WICA”), which is regulated by the Ministry of Manpower (“MOM”), applies to all employees who are engaged under a contract of service or apprenticeship with an employer regardless of their level of earnings. The WICA does not cover self-employed persons or independent contractors. However, as the WICA provides that, where any person (referred to as the principal) in the course of or for the purpose of his trade or business contracts with any other person (referred to as the sub-contractor employer), the principal shall be liable to compensate those employees of the sub-contractor employer who were injured while employed in the execution of work for the principal. The WICA provides that if an employee dies or sustains injuries in a work-related accident or contracts occupational diseases in the course of the employment, the employer shall be liable to pay compensation in accordance with the provisions of the WICA. An injured employee is entitled to claim medical leave wages, medical expenses and lump sum compensation for permanent incapacity or death, subject to certain limits stipulated in the WICA.

An employee who has suffered an injury arising out of and in the course of his employment can choose to either:

●	report the accident to his employer in order to submit a claim for compensation through the MOM without needing to prove fault or negligence on anyone’s part. There is a fixed formula in the WICA for the amount of compensation to be awarded; or

●	commence legal proceedings to claim damages under common law against the employer for breach of duty or negligence.

Damages under a common law claim are usually more than an award under the WICA and may include compensation for pain and suffering, loss of wages, medical expenses and any future loss of earnings. However, the employee must show that the employer has failed to provide a safe system of work, or breached a duty required by law or that the employer’s negligence caused the injury.

Under the WICA, every employer is required to insure and maintain under one or more approved employee insurance policies with one or more designated employer’s insurers against all liabilities that the employer may incur under the WICA in respect of every employee of the employer. Such liability includes personal injury suffered by an employee by an accident arising out of and in the course of his/her employment. Notably, section 24(2)(a) of the WICA read with Paragraph 1 of the Second Schedule of the Work Injury Compensation (Insurance) Regulations 2020 notes that Work Injury Compensation Insurance is mandated only for any employee doing manual work (regardless of salary level) and all employees doing non-manual work, earning a salary of S$2,600 or less a month (excluding any overtime pay, bonus pay, annual wage supplement, productivity incentive payment or allowance). Failure to provide adequate insurance is an offense carrying a fine of up to S$10,000 or imprisonment for a term of up to 12 months, or both. For further information on our Group’s insurance policies, please refer to the section titled “Business – Insurance”.

Singapore Companies Act

SMJ Furnishings (S) Pte. Ltd. is a private company limited by shares, incorporated and governed under the provisions of the Singapore Companies Act and its regulations. The Singapore Companies Act generally governs, amongst others, matters relating to the status, power and capacity of a company, shares and share capital of a company, including issuances of new shares, treasury shares, share buybacks, redemption, share capital reduction, declaration of dividends, financial assistances, directors and officers and shareholders of a company, protection of minority shareholders’ rights, accounts, arrangements, reconstructions and amalgamations, winding up and dissolution. In addition, members of a company are subject to, and bound by the provisions of the constitution of the company. The constitution of a company contains, among others, provisions relating to some of the matters in the foregoing paragraph, transfers of shares, and sets out the rights and privileges attached to the different classes of shares of the company (if applicable).

Goods and Services Tax

Goods and Services Tax (the “GST”) is a broad-based consumption tax levied on the import of goods (collected by the Singapore Customs), as well as nearly all supplies of goods and services in Singapore. This is similar to Value-Added Tax (the “VAT”) in other jurisdictions. Under section 8(1) of the Goods and Services Tax Act of Singapore 1993 (the “GST Act”), a person (i.e. business) who is or is required to be registered under section 9 of the GST Act is required, pursuant to section 16 of the GST Act) to charge GST of 9% from and including January 1, 2024, on any taxable supply made by it in the course or furtherance of any business carried on by it. Such persons required to be registered are as set out in Paragraph 1 of the First Schedule of the GST Act, including (i) business whose total value of all its taxable supplies made in Singapore, at the end of any quarter the last day of which is a day before January 1, 2019, and immediately preceding three quarters or calendar year respectively has exceeded S$1 million; or (ii) at the end of the year 2019 or a subsequent calendar year, the total value of all of (A) the taxable supplies made in Singapore and (B) if the subsequent calendar year is 2022 or later, the taxable supplies in Singapore under paragraph 3(2)(b)(ii) and (3A) of the Seventh Schedule of the GST Act in that calendar year, has exceeded S$1 million.

Section 61 of the GST Act provides that where a person fails to apply for registration as required by the First Schedule of the GST Act, such persons shall be guilty of an offence and shall on conviction, (a) pay a penalty equal to 10% of the tax due in respect of each year or part thereof beginning on the date on which the person is required to make the notification or to apply for registration, as the case may be; (b) be liable to a fine not exceeding S$10,000; and (c) be liable to a further penalty of S$50 for every day during which the offence continues after conviction. As a registered person under the GST Act, a company is further required to file accurate GST returns and pay the tax due in a timely manner.

Under the GST Act, GST may be payable on a transfer of assets in a business sale or under an amalgamation. However, pursuant to section 34A(1) of the GST Act, if the corporate reorganization involves the transfer of business (as a whole or part thereof) as a going concern, such a transaction is treated as neither a supply of goods nor a supply of services. Simply put, such a transfer would not be subject to GST.

Customs Regulations

Goods exported from Singapore are regulated under the Customs Act 1960 of Singapore (the “Customs Act”). To export goods from Singapore, the exporter is required to declare the goods to Singapore Customs, a department under the Ministry of Finance, which is the lead agency for trade facilitation and revenue enforcement. The Singapore Goods and Services Tax (the “GST”) is not levied on goods exported from Singapore. A Customs export permit is required for, among other things, the export of locally manufactured goods or local GST paid goods, the export of goods from free trade zones, dutiable goods from licensed warehouses and non-dutiable goods from a zero-rated warehouse. The exporter will be the party that issues the commercial invoice to his overseas customer. Exporters who intend to engage in import and/or export activities in Singapore or appoint a declaring agent to apply for Customs import, export and transshipment permits or certificates will need to activate their Customs Account with Singapore Customs, further to which a declaring agent may be appointed to apply for Customs permits on their behalf. Declaring agents have to be registered with the Singapore Customs.

Exporters may be penalized if they do not comply with the requirements and conditions imposed under the Customs Act. Making an incorrect declaration or failing to make a declaration of goods imported into, exported from or transshipped in Singapore will result in being liable on conviction for a fine not exceeding S$10,000, or the equivalent of the amount of the customs duty, excise duty or GST payable, whichever is the greater amount, or imprisonment for a term not exceeding 12 months, or both.

Employment Act

The Employment Act 1968 of Singapore, or the Singapore EA, sets out the basic terms and conditions of employment and the rights and responsibilities of employers as well as employees who are covered under the Singapore EA. With effect from 1 April 2019, the Singapore EA extends to all employees, including persons employed in managerial or executive positions, with certain exceptions.

The Singapore EA prescribes certain minimum conditions of service that employers are required to provide to their employees, including (i) minimum days of statutory annual and sick leave; (ii) paid public holidays; (iii) statutory protection against wrongful dismissal; (iv) provision of key employment terms in writing; and (v) statutory maternity leave and childcare leave benefits. In addition, certain statutory protections relating to overtime and hours of work are prescribed under the Singapore EA, but only apply to limited categories of employees, such as an employee (other than a workman) who is not employed in a managerial or executive position and who receives a salary of up to S$2,600 a month (“relevant employee”). Section 38(8) of the Singapore EA provides that a relevant employee is not allowed to work for more than 12 hours in any one day except in specified circumstances, such as where the work is essential to the life of the community, defense or security. In addition, section 38(5) of the Singapore EA limits the extent of overtime work that a relevant employee can perform, to 72 hours a month.

Other employment-related benefits which are prescribed by law include (i) contributions to be made by an employer to the Central Provident Fund, under the Central Provident Fund Act 1953 of Singapore in respect of each employee who is a citizen or permanent resident of Singapore; (ii) the provision of statutory maternity, paternity, childcare, adoption, unpaid infant care and shared parental leave benefits (in each case subject to the fulfilment of certain eligibility criteria) under the Child Development Co-savings Act 2001 of Singapore; (iii) statutory protections against dismissal on the grounds of age, and statutory requirements to offer re-employment to an employee who attains the prescribed minimum retirement age, under the Retirement and Re-employment Act 1993 of Singapore; and (iv) statutory requirements relating to work injury compensation, and workplace safety and health, under the Work Injury Compensation Act 2019 of Singapore and the Workplace Safety and Health Act 2006 of Singapore, respectively.

Employment of Foreign Manpower Act

Together with the Immigration Act 1959 and the Employment Agencies Act 1958, the employment of foreign employees in Singapore is governed by the Employment of Foreign Manpower Act 1990 of Singapore (the “EFMA”) and its subsidiary regulations, which are also administered by and is regulated by the MOM. The EFMA prescribes the responsibilities and obligations of employers who employ foreign employees in Singapore.

The EFMA provides that no person shall employ a foreign employee unless the foreign employee has obtained a valid work pass from the MOM in accordance with the Employment of Foreign Manpower (Work Passes) Regulations 2012, which allows the foreign employee to work for him. In this regard, a “foreign employee” is defined under section 2 of the EFMA to include, amongst others, “any foreigner, other than a self-employed foreigner, who seeks or is offered employment in Singapore”. Any person who fails to comply with or contravenes this provision of the EFMA is guilty of an offense and will: (a) be liable on conviction for a fine not less than S$5,000 and not more than S$30,000 or imprisonment for a term not exceeding 12 months or both; and (b) on a second or subsequent conviction: (i) in the case of an individual, be liable for a fine of not less than S$10,000 and not more than S$30,000 and imprisonment for a term of not less than one month and not more than 12 months; or (ii) in any other case, be punished with a fine of not less than S$20,000 and not more than S$60,000.

In Singapore, the work pass to be issued to a foreigner is contingent on, among other things, the type of work and salary being received by the foreigner in question. Foreign professionals, managers and executives earning a fixed monthly salary of at least S$5,600 (in all sectors except the financial services sector) and at least S$6,200 (in the financial sector), with acceptable qualifications (such as a good university degree, professional qualifications or specialist skills) are eligible for an employment pass. The qualifying salaries increases for older and more experienced candidates. From September 1, 2023, in addition to meeting qualifying salary, employment pass candidates must also pass a points-based Complementarity Assessment Framework (“COMPASS”). Mid-level skilled staff earning a fixed monthly salary of at least S$3,150 (in all sectors except the financial services) and S$3,650 (in the financial services sector) who possess a degree, diploma or technical certificate and have the relevant work experience may apply for an S-pass; and semi-skilled foreign workers from approved source countries working in, among others, the manufacturing sector may apply for a work permit.

Further, under the Employment of Foreign Manpower (Work Passes) Regulations 2012, an employer is required to purchase and maintain medical insurance with coverage of at least S$15,000 per 12-month period of a foreign workers’ employment (or for such shorter period where the foreign workers’ period of employment is less than 12 months) for the foreign workers’ in-patient care and day surgery except as the Controller of Work Passes may otherwise provide by notification in writing.

Since July 1, 2023, enhanced medical insurance coverage to better protect employers from bearing large unexpected medical bills applies to all new Work Permit and S Pass applications and renewals. The enhanced coverage include (a) introduction of a co-payment element for employers and insurers for amounts above S$15,000, up to an annual claim limit of S$60,000, (b) standardization of allowable exclusion clauses (c) introduction of age-differentiated premiums and (d) requirement for insurers to reimburse hospitals directly upon the admissibility of the claim.

In addition, the employment of foreign workers is also subject to sector-specific rules regulated by the MOM through the following policy instruments: (a) business activity; (b) approved source countries; (c) the imposition of security bonds and levies; and (d) quota (or dependency ratio ceilings) based on the ratio of local to foreign workers.

Central Provident Fund Act

The Central Provident Fund (“CPF”) system is a mandatory social security savings scheme funded by contributions from employers and employees. Pursuant to the Central Provident Fund Act 1953 of Singapore (“CPFA”), an employer is obliged to make CPF contributions for all employees who are Singapore citizens or permanent residents who are employed in Singapore by an employer (save for employees who are employed as a master, a seaman or an apprentice in any vessel, subject to an exception for non-exempted owners). CPF contributions are not applicable for foreigners who hold employment passes, S passes or work permits. CPF contributions are required for both ordinary wages and additional wages (subject to an ordinary wage ceiling and a yearly additional wage ceiling) of employees at the applicable prescribed rates which is dependent on, among other things, the amount of monthly wages and the age of the employee. An employer must pay both the employer’s and employee’s share of the monthly CPF contribution. However, an employer can recover the employee’s share of CPF contributions by deducting it from their wages when the contributions are paid for that month.

The rate of contribution into CPF is dependent on the age of the employee and can range from 12.5% to 37% of one’s monthly wages and is as set out in the First Schedule of the CPFA. CPF contributions are due at the end of the month and an employer has a grace period of 14 days to pay it. The employer must pay both the employer’s and employee’s share of the monthly CPF contribution. However, the employer can recover the employee’s share by deducting it from their wage when the contributions are paid for that month. Where the amount of the contributions which an employer is liable to pay under the CPFA in respect of any month is not paid within such period as may be prescribed, the employer shall be liable for the payment of interest on the amount for every day the amount remains unpaid commencing from the first day of the month succeeding the month in respect of which the amount is payable and the interest shall be calculated at the rate of 1.5% per month or the sum of S$5, whichever is greater. Where any employer who has recovered any amount from the monthly wages of an employee in accordance with the CPFA fails to pay the contributions to the CPF within such time as may be prescribed, he will be guilty of an offense and will be liable on conviction for a fine not exceeding S$10,000 or imprisonment for a term not exceeding seven years or both. Where an offense has been committed under the CPFA but there are no penalties provided, the offender may be liable for a fine not exceeding S$5,000 or imprisonment for a term not exceeding six months or both, and where the offense is repeated by the same offender, the offender may be liable for a fine not exceeding S$10,000 or imprisonment for a term not exceeding 12 months or both.

Personal Data Protection Act 2012

Data Protection Obligations

The Personal Data Protection Act 2012 of Singapore (“PDPA”) establishes the baseline regime for the protection of personal data in Singapore. The PDPA applies to all organizations that collect, use, disclose, and/or process personal data. The PDPA is administered and enforced by the Personal Data Protection Commission (“PDPC”). In this regard, “personal data” as defined under the PDPA refers to data, whether true or not, about an individual who can be identified from that data and/or other information to which the organization has or is likely to have access to.

An organization is required to comply with, amongst other things, the data protection obligations prescribed by the PDPA, which may be summarized as follows:

(a) Consent obligation – the consent of individuals must be obtained before collecting, using, disclosing and/or processing their personal data, unless an exception applies. Additionally, an organization must allow the withdrawal of consent by an individual which has been given or is deemed to have been given;

(b) Purpose limitation obligation – personal data must be collected, used, disclosed, and/or processed only for purposes that a reasonable person would consider appropriate in the circumstances, and if applicable, have been notified to the individual concerned;

(c) Notification obligation – individuals must be notified of the purposes for the collection, use, disclosure, and/or processing of their personal data, prior to such collection, use, disclosure, and/or processing;

(d) Access and correction obligations – when requested by an individual and unless an exception applies, an organization must: (i) provide that individual with access to his personal data in the possession or under the control of the organization and information about the ways in which his personal data may have been used or disclosed during the past year, and/or (ii) correct an error or omission in his personal data that is in the possession or under the control of the organization;

(e) Accuracy obligation – an organization must make reasonable efforts to ensure that personal data collected by or on its behalf is accurate and complete if such data is likely to be used by the organization to make a decision affecting the individual to whom the personal data relates or if such data is likely to be disclosed to another organization;

(f) Protection obligation – an organization must implement reasonable security arrangements to protect personal data in its possession or under its control from (i) unauthorized access, collection, use, disclosure, copying, modification, disposal or similar risks, and (ii) the loss of any storage medium or device on which personal data is stored;

(g) Retention limitation obligation – an organization must anonymize or must not keep personal data for longer than it is necessary to fulfill; (i) the purposes for which it was collected, or (ii) a legal or business purpose;

(h) Transfer limitation obligation – personal data must not be transferred out of Singapore except in accordance with the requirements prescribed under the PDPA. In this regard, an organization must ensure that the recipient of the personal data in that country outside Singapore is bound by legally enforceable obligations to provide the transferred personal data a standard of protection that is at least comparable to the protection under the PDPA;

(i) Accountability obligation – an organization must implement the necessary policies and procedures in order to meet its obligations under the PDPA, communicate and inform their staff about these policies and procedures, as well as make information of such policies and procedures available on request. In addition, an organization must develop a process to receive and respond to data-related complaints, and must designate at least one individual as the data protection officer to oversee the organization’s compliance with the PDPA;

(j) Data breach notification obligation - an organization must notify the PDPC and/or the affected individuals if it has suffered a data breach that meets the notification thresholds prescribed under the PDPA (i.e. the data breach is or is likely to be of significant scale, or has caused or is likely to cause significant harm to the affected individuals). The organization is expected to expeditiously assess the severity of the breach, and the timeline to notify the PDPC is 3 calendar days of the organization assessing that a notification threshold has been met; and

(k) Data portability obligation – the data portability obligation (which is not yet in force as at the date of this prospectus) grants individuals with an existing direct relationship with an organization the right to request for a copy of their personal data to be transmitted in a commonly used machine-readable format to another organization which has a business presence in Singapore. The exact scope and applicability of this right will be delineated by the relevant regulations and guidelines to be published by the PDPC.

A failure to comply with any of the above can subject an organization to a fine of up to the higher of S$1,000,000 or, 10% of the organization’s annual turnover in Singapore (for an organization whose annual turnover in Singapore exceeds S$10,000,000). The maximum financial penalty that can be imposed on organizations is S$1 million, or 10% of the organization’s annual turnover in Singapore, whichever is higher. The severity of the penalties will be assessed based on, amongst other things, the amount of personal data involved, and the degree of harm caused to individuals.

Intellectual Property Rights

The Intellectual Property Office of Singapore administers the intellectual property legislative framework in Singapore, which includes copyrights, trademarks and patents. Singapore is a member of the main international conventions regulating intellectual property matters, and the World Trade Organization’s Agreement on Trade Related Aspects of Intellectual Property Rights.

Inventions are protected in Singapore under the Patents Act 1994 of Singapore and may be registered either through a domestic application filed with the Registry of Patents within the Intellectual Property Office of Singapore (the “IPOS”) or an international application filed in accordance with the Patent Cooperation Treaty, with the Registry of Patents acting as the receiving office for the application. A patent may be granted for an invention which is a product or a process, and such invention must (a) be new; (b) involve an inventive step (being a step that is not obvious to a person who is skilled in the relevant art); (c) be capable of industrial application; and (d) not encourage offensive, immoral, or anti-social behavior through its publication or exploitation.

Trademarks may be protected both under the Trade Marks Act 1998 of Singapore (the “TMA”) and under common law. These two systems are independent of each other. Protection under the TMA is conditional upon registration of the trademark with the Registry of Trade Marks within the IPOS. Singapore operates a first-to-file system in respect of registered trademarks under the TMA, and the registered proprietor is granted a statutory monopoly of the trademark in Singapore in relation to the product or service for which it is registered. There are several key criteria for registration, including but not limited to: the subject matter being (a) a “trademark”, which is any sign capable of being graphically represented that is used, or proposed to be used, by a trader to distinguish his goods or services from those of other traders; (b) “distinctive”, if it is not descriptive of those goods or services. It is a question of degree in every case whether the sign is so descriptive of the goods or services in question that it will be refused registration; and (c) does not conflict with an earlier trademark, that is an earlier registered trademark or a trademark (whether registered or not) which is well known in Singapore. In the event of any trademark infringement, the registered proprietor will be able to rely on the registered trademark as proof of his right to the mark, and the infringement of a trademark may give rise to civil and criminal liabilities. Statutory protection of a registered trademark can last indefinitely, as long as the registration is renewed every 10 years. Unregistered trademarks are also protected under the common law of passing off, provided that the owner is able to prove that there is goodwill or reputation in the mark; misrepresentation on the part of the infringer; and damage to the mark as a result.

Regulations on Anti-Money Laundering and Prevention of Terrorism Financing

The primary anti-money laundering legislation in Singapore is the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore (“CDSA”) which criminalizes the laundering of criminal benefits, sets out requirements for reporting suspicious transactions, and provides for the investigation and confiscation of such benefits. The CDSA permits the confiscation of benefits derived from, and to combat, corruption, drug dealing and other serious crimes. The CDSA is complimented by regulations which imposes anti-money laundering requirements on obligated private sector entities (including financial institutions and designated non-financial businesses and professions, and non-profit organizations). Various sector supervisors, including but not limited to, the Monetary Authority of Singapore, the Ministry of Law, and the Accounting and Corporate Regulatory Authority, are empowered to monitor compliance and take actions for breaches of such requirements within their respective sectors.

The Terrorism (Suppression of Financing) Act 2002 of Singapore (“TSOFA”) is the primary legislation for the combating of terrorism financing. The TSOFA criminalizes terrorism financing and prohibits any person in Singapore from dealing with or providing services to a terrorist entity, including those designated pursuant to the TSOFA. It was enacted to give effect to the International Convention for the Suppression of the Financing of Terrorism.

Besides criminalizing the laundering of proceeds derived from drug dealing and other serious crimes and terrorism financing, the CDSA and the TSOFA also require suspicious transaction reports to be lodged with the Suspicious Transaction Reporting Office, Singapore’s Financial Intelligence Unit within the Criminal Affairs Division of the Singapore Police Force. If any person fails to lodge the requisite reports under the CDSA and the TSOFA, it may be subject to criminal liability. In addition, the TSOFA has extraterritorial reach, and any person outside Singapore who commits an act or omission that would constitute an offense under the TSOFA if committed in Singapore may be proceeded against, charged, tried and punished accordingly in Singapore.

MANAGEMENT

Board of Directors and Executive Officers

The following table sets forth information regarding our Board of Directors and Executive Officers as at the date of this prospectus:

Name	Age	Position/Title
Rena Ho	50	Executive Director and Chief Executive Officer
Nellie Ho	46	Executive Director and Deputy Chief Executive Officer
Rosie Lee	63	Executive Director and Chief Operating Officer
Sherina Low	45	Chief Financial Officer
Darrien Ong (1)	46	Independent Director and Chairman of the Board of Directors*
Ng Hui Hsien (1)	43	Independent Director and Chair of Audit Committee*
Lee How Fen (1)	50	Independent Director*

*

Each of Mr. Darrien Ong, Ms. Ng Hui Hsien and Ms. Lee How Fen has accepted their appointment to be our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)	Member of the Audit Committee.

Below is a summary of the business experiences of each of our Board of Directors and Executive Officers.

Ms. Rena Ho, Executive Director and Chief Executive Officer

Ms. Rena Ho is the Executive Director and CEO of our Group and is responsible for the formulation of our Group’s strategic directions, expansion plans and managing our Group’s overall business development. In addition, she oversees local sales and marketing function of our Group. She joined our Group in 1997 and rose through the ranks from administrative assistant, local sales coordinator, becoming an executive director of SMJ Furnishings (S) Pte. Ltd. in 2002 and subsequently CEO in 2014. During her time with our Group, she gained experience on various products in flooring industry and spearheaded the growth of our local sales and marketing department with effective sales strategies and techniques. Ms. Ho graduated from Nanyang Technological University in Singapore with a Bachelor’s degree in Business (Honours) in 1997.

Ms. Nellie Ho, Executive Director and Deputy Chief Executive Officer

Ms. Nellie Ho is the Executive Director and Deputy CEO of our Group and her primary role is to formulate the viable expansion plans and business development for overseas markets. She is responsible for export sales and marketing function and monitoring the implementation of all expansion plans and policies for overseas markets. She joined our Group in 1999 starting as an administrative assistant, export sales coordinator, becoming an executive director of SMJ Furnishings (S) Pte. Ltd. in 2002 and subsequently Deputy CEO in 2014. Her experience in handling overseas customers and distributorships led to the continuous growth of our export sales. Ms. Ho has been admitted as a Certified Accounting Technician of the Association of Chartered Certified Accountants in 2001.

Ms. Rosie Lee, Executive Director and Chief Operating Officer

Ms. Rosie Lee is the Executive Director and COO of our Group. Ms. Lee started her career in 1979 as administrative assistant in charge of administrative duties and local client delivery scheduling with several companies. Ms. Lee joined our Group in 1988 as administrative assistant and was promoted to administrative manager in 1996 handling local distribution sales and overseeing the administrative and warehousing functions. She was subsequently promoted to associate director in 2004 and was responsible for local and export distribution sales, purchasing and cost control. In 2014, she was promoted to the role of COO, where she is responsible for the day-to-day operations, purchasing and inventory management. Ms. Lee attained a GCE ‘O’ Level certificate in 1978.

Ms. Sherina Low, Chief Financial Officer

Ms. Sherina Low is our Chief Financial Officer. She is responsible for daily accounting and human resource matters of our Group. Ms. Low started her career working as accounts assistant for Evergreen Shipping (S) Pte Ltd, a company which is principally engaged in shipping business, from 2003 to 2005. She joined Geometra Worldwide Movers Pte Ltd which is principally engaged in logistic business in 2005 as accounts executive and was the accounts manager when she left in 2011. Prior to joining our Group in 2012, she was on a six-month contract assignment with FIL SPA Intelligence Pte Ltd as an accountant. She graduated with a Bachelor of Science in Applied Accounting (Honours) from Oxford Brookes University in 2008.

Independent Directors

Mr. Darrien Ong, Independent Non-Executive Chairman

Mr. Darrien Ong has agreed to serve as an independent director and chairman of the board of directors of our Company effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1. He has more than 20 years of experience in the finance, fund management, corporate development and investment industries. Mr. Ong is an executive director at Capstone Investment Corporate Finance Pte. Ltd., a fund management and corporate finance firm licensed by the Monetary Authority of Singapore since February 2025. Prior to his current role, Mr. Ong led the corporate development department at ADA Digital Singapore Pte. Ltd., a data and artificial intelligence company that designs and executes integrated digital, analytics, and marketing solutions, operating across South and Southeast Asia. From June 2016 to April 2022, he served as an associate director of corporate development at a subsidiary of a large advertising company. He was also previously an investment director of a subsidiary of Fosun International Ltd, a company listed on the Hong Kong Stock Exchange, focusing on investments in Southeast Asia countries. From September 2005 to June 2014, Mr. Ong worked in SEAVI Venture Services Pte. Ltd., a private equity and venture capital firm in Southeast Asia where his last position was vice president. Mr. Ong obtained a bachelor’s degree in Business (Banking and Finance) from Monash University in 2003. He further obtained a master’s degree in Business Administration from Manchester Business School in 2014.

Ms. Ng Hui Hsien, Independent Non-Executive Director

Ms. Ng Hui Hsien has agreed to serve as an independent director of our Company effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1. She has more than 15 years of experience in audit and accounting. In her current role, she serves as a director of Prime Accountants Solutions Pte. Ltd., which she co-founded in 2021, and oversees its corporate secretarial, accounting and taxation departments. Prior to her current role, Ms. Ng was an associate director of a family-owned business, providing analyses of investment opportunities and tracking its portfolio. She was also the financial controller of two companies from September 2015 to November 2019. From March 2007 to September 2015, she worked in two public accounting firms as audit manager and audit team leader, respectively. Ms. Ng obtained her Bachelor of Science Degree in Applied Accounting from Oxford Brookes University in 2004. She is a Chartered Accountant of Singapore since 2012 and a fellowship member of the Association of Chartered Certified Accountants.

Ms. Lee How Fen, Independent Non-Executive Director

Ms. Lee How Fen has agreed to serve as an independent director of our Company effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1. Ms. Lee has more than 20 years of experience in the legal and compliance industries. She currently oversees the general operations of a family-owned business in the construction sector, focusing on finance matters and regulatory compliance. Prior to 2019, Ms. Lee was a licensed attorney in Singapore with extensive experience in capital markets, commercial law, corporate finance, project financing, real property transactions, and corporate litigation. Her practice has involved handling cross-border transactions across multiple jurisdictions, including the Republic of China, Hong Kong, Russia, Indonesia, and Malaysia. Ms. Lee holds two degrees from the University of Northumbria, United Kingdom – a Bachelor of Laws (LLB) and a Postgraduate Diploma. She is admitted as a Barrister-at-Law at the Honourable Society of Lincoln’s Inn and as an Advocate and Solicitor at the Malaysian Bar. In 2009, she obtained an Executive Diploma in Islamic Laws (Islamic Banking) from the International Islamic University Malaysia.

Employment Agreements and Director Agreements

Employment Agreements

On May 28, 2025, we have entered into employment agreements with each of our Executive Officers, Ms. Rena Ho, Ms. Nellie Ho, Ms. Rosie Lee and Ms. Sherina Low, pursuant to which such individuals have been employed as an executive officer for a continuous term unless we or the executive officer gives six (6) months’ advanced notice to terminate such employment in accordance with the employment agreement or upon payment of six (6) months’ remuneration to the executive officer in lieu of notice for the relevant notice period (the “May 2025 Employment Agreements). On September 28, 2025, we have entered into new employment agreements with each of our Executive Officers, Ms. Rena Ho, Ms. Nellie Ho, Ms. Rosie Lee and Ms. Sherina Low (which supersede the May 2025 Employment Agreements), pursuant to which each such individuals is employed as an executive officer for a continuous term unless we or the executive officer gives prior notice to terminate such employment in accordance with the employment agreement. We may terminate the employment for cause without notice, at any time for certain acts, such as repeated or continuing breach of the executive officer’s obligations under the employment agreement, any act or conduct which would bring the executive officer or our Company into disrepute, any serious misconduct, unreasonable absenteeism or willful disobedience of our Company’s lawful orders, willful refusal to perform all or any duties, insubordination, breach of company secrecy, or violation of the applicable laws and regulations. We may also terminate the employment without cause at any time upon three (3) months’ advance written notice. Each executive officer may resign at any time upon three months’ advance written notice or upon payment of three (3) months’ remuneration in lieu of notice for the relevant notice period.

Each executive officer agrees to hold, throughout the term of his/her employment agreement and at all times thereafter, in strict confidence and not to use for his/her own account or divulge or disclose to any person, firm or company, except as required in the performance of his duties in connection with the employment or as required by applicable laws or if the information lawfully comes into the public domain, any trade secret, intellectual property, or any of confidential information of or relating to our Group the confidential information of any third party received by us and for which we owe confidentiality obligations to. Each executive officer also agrees to disclose in confidence to us all inventions, designs and trade secrets which he/she conceives, develops during his employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer agrees to be bound by non-competition and non-solicitation restrictions during the term of the employment and for twelve (12) months following the last date of employment. Specifically, each executive officer agrees not to: (i) engage or seek to do business which shall be in competition with our business, or (ii) solicit, divert or do business with any person, firm or company who has done business with our Company in the previous twelve (12) months preceding the termination of the executive officer’s employment, or (iii) canvass or attempt to entice away the custom of any person who had in the previous twelve (12) months before the termination of the executive officer’s employment had been a customer or supplier of the our Company, or (iv) solicit, induce or attempt to induce any employee or independent contractor to terminate his or her employment or engagement with us. The employment agreements also contain other customary terms and provisions.

The cash compensation of each executive officer is as follows:

Executive officer	Position	Cash compensation (per month)
Rena Ho	CEO	S$19700
Nellie Ho	Deputy CEO	S$17,000
Rosie Lee	COO	S$19,500
Sherina Low	CFO	S$7,700

Director Agreements

We have entered into director agreements with each of our independent directors, Mr. Darrien Ong, Ms. Ng Hui Hsien and Ms. Lee How Fen, which agreements set forth the terms and provisions of their engagement (collectively, the “Director Service Agreement”). Pursuant to the Director Service Agreement, each of them has been appointed as an Independent Director (“Director”) of the Company’s Board of Directors (the “Board”), with their service to commence upon the SEC’s declaration of effectiveness of the Company’s registration statement on Form F-1 (the “Effective Date”), and to continue until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination of the Director Service Agreement in accordance with the terms of the Director Service Agreement. The Board shall consist of the independent directors and such other members as nominated and elected pursuant to the then current Memorandum and Articles of Association of the Company (the “Articles”). In fulfilling their responsibilities, Directors shall be charged with fiduciary duties to the Company and all of its shareholders. Directors shall be attentive and inform themselves of all material facts regarding a decision before taking action. In addition, Director’s actions shall be motivated solely by the best interests of the Company and its shareholders.

The Company will pay Ms. Ng Hui Hsien, Mr. Darrien Ong and Ms. Lee How Fen a fee of S$2,500, S$2,000 and S$2,000 per month for each month of service as Director, respectively. In the event Director ceases to be a member of the Board on a day other than the last day of a calendar month, the Director shall be paid the pro rata portion of the monthly fee for his final month of service. The Company shall reimburse Director for all reasonable travel and other out-of-pocket expenses incurred in connection with the Director Services rendered by Director. Immediately upon the Effective Date, the Director shall be entitled to participate in the Company’s share incentive plan that the Company may adopt. The Company’s proposed director and officer liability insurance policy, if any, shall provide Director with coverage for damages and losses incurred in connection with the Director Services.

The Director Service Agreement is effective on the Effective Date and will continue for one year. Upon expiration of the Director Service Agreement, its renewal should be based on negotiations between the Company and Director. The Director Service Agreement, and the Director’s service as a member of the Board, shall terminate: at any time (i) upon thirty (30) days prior written notice by the Director of his resignation; (ii) upon the close of any shareholder’s meeting for the election of directors, if the Director is not re-elected to the Board by the Company’s shareholders at such meeting; (iii) upon removal of the Director by Ordinary Resolution as provided in the Articles; (iv) automatically if, at any time, the Director becomes disqualified under the terms of the Articles; or (v) upon a determination by a majority of the Board (not including the Director), that: (a) the Director has committed a breach of any of Director’s obligations under this Agreement; (b) the Director is or has become prohibited by any law, regulation, or rule applicable to the Company from serving as a member of the Board; (c) the Director has become unable to perform his duties under this Agreement due to health reasons, disability, or being of unsound mind, unless the Company can accommodate the Director’s health impairment or disability without the Company incurring undue hardship; (d) the Director is guilty of any serious misconduct or serious neglect in the discharge of the Director’s duties hereunder; (e) the Director’s actions or omissions bring the name or reputation of the Company, or any of Company’s affiliates, subsidiaries, or parent (each a “Group Member”) into serious disrepute or prejudices the business interests of the Company or any Group Member; or (f) the Director is charged or convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board, does not affect the Director’s position as a director (bearing in mind the nature of the duties in which the Director is engaged and the capacities in which the Director is engaged).

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Family Relationships

Other than Ms. Rena Ho and Ms. Nellie Ho, who are sisters, none of the other Directors or Executive Officers have a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our Directors or Executive Officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K. Our Directors and Executive Officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Composition of our Board of Directors

Our Board of Directors currently consists of three directors and will consist of six directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

A director is not required to hold any shares in our Company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our Company is required to declare the nature of his interest at a meeting of our directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the NYSE American Rules and disqualification by the chairman of the relevant Board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction that he may be interested therein, and the director may also be counted in the quorum of any meeting of the Board at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration. Our board of directors may exercise all of the powers of our Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

As a Cayman Islands company to be listed on the NYSE American, we are a foreign private issuer and are permitted to follow the home country practice with respect to certain corporate governance matters rather than complying with the NYSE American corporate governance standards. Cayman Islands law does not require a majority of a publicly traded company’s board of directors to be comprised of independent directors. We intend to follow Cayman Islands practices in lieu of the requirements of the Rule 805 of the NYSE American Company Guide. The Company’s practices with regard to these requirements are not prohibited by the Companies Act (as amended) of the Cayman Islands.

Committees of the Board of Directors

Audit Committee

Upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part, an audit committee under our Board of Directors will be established. We adopted a charter for the audit committee. The audit committee’s members and functions are described below.

Our audit committee will consist of our three independent directors and will be chaired by Ms. Ng Hui Hsien. We have determined that satisfy the requirements of 803 of the NYSE American Company Guide and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Ms. Ng Hui Hsien qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee is responsible for, among other things:

●	reviewing and recommending to our board for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

●	approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors at least annually;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	discussing with our independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

●	approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

●	establishing and overseeing procedures for the handling of complaints and whistleblowing; and

●	meeting separately and periodically with management and the independent registered public accounting firm.

Compensation and Nominating and Corporate Governance Committees

As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE American corporate governance listing requirements. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the NYSE American. Following this Offering, we will rely on these exemptions, and as a result we will not have a Compensation Committee or Nominating and Corporate Governance Committee. See “Foreign Private Issuer” on page 8 of this Prospectus for additional information on our operation as a Foreign Private Issuer.

In addition, upon listing on the NYSE American, we will be a “controlled company” under Section 801(a) of the Nasdaq American Company Guide. Accordingly, controlled companies are exempt from the corporate governance rules of the NYSE American requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE American, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of the NYSE American, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the NYSE American. We intend to utilize these exemptions upon listing on the NYSE American. As a result, we will not have a majority of independent directors and we will not have nomination and corporate governance committee and compensation committee.

Code of Business Conduct and Ethics

In connection with this Offering, we have adopted a code of business conduct and ethics, which is applicable to all of our Board of Directors, Executive Officers and employees and is publicly available.

Duties of Directors

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law, the post-offering amended and restated memorandum and articles of association or applicable NYSE American rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Foreign Private Issuer Exemption

As an “foreign private issuer” incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from NYSE American corporate governance listing requirements. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing requirements of the NYSE American. Following this Offering, we will rely on home country practice to be exempted from certain NYSE American corporate governance requirements, namely (i) there will be no requirement for our Company to obtain shareholder approval prior to an issuance of securities in connection with (a) the acquisition of stock or assets of another company; (b) equity-based compensation of officers, directors, employees or consultants: (c) a change of control; and (d) transactions other than public offerings; (ii) we will not have a board of directors made up of a majority of independent directors; (iii) we will not have a compensation committee or nominating and corporate governance committee; (iv) our director nominees will not be selected or recommended for selection by a majority of the independent directors and (v) our chief executive officer’s compensation will not be determined or recommended by a majority of the independent directors.

Furthermore, listing rules of NYSE American provide that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of their respective rules and listing standards, subject to conditions thereof. If we rely on our home country corporate governance practices in lieu of certain of the rules of NYSE American, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of NYSE American. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Other Corporate Governance Matters

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including us, to comply with various corporate governance practices. In addition, NYSE American rules provide that foreign private issuers may follow home country practices in lieu of the NYSE American corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Because we are a foreign private issuer, our members of our board of directors, executive board members and senior management are not subject to short-swing profit and insider trading reporting obligations under section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under section 13 of the Exchange Act and related SEC rules.

Following the conclusion of this Offering, a group consisting of Lui Oi Kheng and her daughters, Rena Ho and Nellie Ho, will own a total of approximately 86.5% of the total voting power of our issued and outstanding share capital immediately following the completing of this Offering assuming the underwriters do not exercise their over-allotment option, or 86.3% of our total voting power if the underwriters exercise their over-allotment option in full, making them “controlling shareholders” pursuant to applicable law. Rena Ho is a Director and CEO of the Company while Nellie Ho is a Director and Deputy CEO of the Company. This gives the group significant influence over matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets, and that the group will control the outcome of such matters. Thus, if we obtain listing on the NYSE American, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE American. Controlled companies are exempt from the corporate governance rules of the NYSE American requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE American, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of the NYSE American, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the NYSE American. We intend to utilize these exemptions upon listing on the NYSE American. As a result, we will not have a majority of independent directors and we will not have nomination and corporate governance committee and compensation committee.

COMPENSATION

The following table summarizes all compensation received by our Board of Directors and our Executive Officers during the financial years ended March 31, 2024 and 2025.

Name and Principal Position	Financial Years ended March 31,	Salary (SGD)	Bonus (SGD)	Other Compensation (SGD)	Total (SGD)
Rena Ho	2024	199,400	48,000	16,320	263,720
Executive Director and CEO	2025	236,400	49,250	16,422	302,072

Nellie Ho	2024	172,000	41,400	16,320	229,720
Executive Director and Deputy CEO	2025	204,000	42,500	16,422	262,922

Rosie Lee	2024	215,000	52,800	10,768	278,568
Executive Director and COO	2025	234,000	48,750	11,286	294,036

Darrien Ong	2024	Nil	Nil	Nil	Nil
Independent Chairman	2025	Nil	Nil	Nil	Nil

Ng Hui Hsien	2024	Nil	Nil	Nil	Nil
Independent Director	2025	Nil	Nil	Nil	Nil

Lee How Fen	2024	Nil	Nil	Nil	Nil
Independent Director	2025	Nil	Nil	Nil	Nil

Equity Incentive Plan

We have not granted any equity awards to our Board of Directors or Executive Officers during the financial years ended March 31, 2024 and 2025.

We have adopted the SMJ Incentive Securities Plan 2025 on September 5, 2025, which we refer to as the Plan in this prospectus, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of our business.

Under the Plan, the maximum aggregate number of Class A Ordinary Shares which may be issued or transferred pursuant to all awards (including incentive share options) is fifteen percent (15%) of the total number of issued and outstanding Shares, calculated on a fully-diluted basis, as of the date of the Company’s initial public offering (the “Initial Share Reserve”); and on January 1 of each calendar year following the Company’s initial public offering, the Initial Share Reserve shall be adjusted to equal fifteen percent (15%) of the total number of issued and outstanding Shares, calculated on a fully-diluted basis, as of March 31st of the preceding calendar year, provided that after issuance of any and all such Initial Share Reserve, the ten total number of issued Shares will not exceed the maximum number of authorized Shares in the authorized share capital of the Company at the relevant time.

Incentive Compensation

In the past, we have issued annual performance-based bonuses in cash, which is CPF payable and tax deductible.

EMPLOYEES

We employed 41 full-time employees as of March 31, 2025 and 43 full-time employees as of March 31, 2024. These full-time employees were mostly located in Singapore. We believe we maintain a good working relationship with our employees, and we have not experienced any material labor disputes. None of our employees is represented by a labor union.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares.

Beneficial ownership of our Ordinary Shares is determined in accordance with the SEC rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the Ordinary Shares listed below have sole investment and voting power with respect to such shares.

The percentage of Ordinary Shares beneficially owned prior to the Offering is based on 25,000,000 Ordinary Shares outstanding as of the date of this prospectus, consisting of 12,232,500 Class A Ordinary Shares and 12,767,500 Class B Ordinary Shares. We do not have any options or warrants that are outstanding. The percentage of Ordinary Shares beneficially owned after the Offering is based on 27,500,000 Ordinary Shares outstanding immediately after the completion of this Offering, consisting of 14,732,000 Class A Ordinary Shares and 12,767,500 Class B Ordinary Shares, and assuming no exercise of the underwriters’ over-allotment option.

Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners listed below have sole investment and voting power with respect to such shares. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o 31 Jurong Port Road #02-20 Jurong Logistics Hub Singapore 619115.

	Beneficial Ownership Before Offering
	Class A Ordinary Shares			Class B Ordinary Shares			Class A and Class B Ordinary Shares
	No. of Shares	%	No. of Class A Voting Rights	No. of Shares	%	No. of Class B Voting Rights	No. of Shares	%	No. of Voting Rights	%
Lui Oi Kheng	1,000,000	8.17%	1,000,000	6,507,500	50.97%	65,075,000	7,507,500	30.03%	66,075,000	47.23%
Rena Ho	1,000,000	8.17%	1,000,000	2,755,000	21.58%	27,550,000	3,755,000	15.02%	28,550,000	20.41%
Nellie Ho	1,000,000	8.17%	1,000,000	2,755,000	21.58%	27,550,000	3,755,000	15.02%	28,550,000	20.41%
Rosie Lee	500,000	4.09%	500,000	750,000	5.87%	7,500,000	1,250,000	5.00%	8,000,000	5.72%
Sherina Low	-	0.00%	-	-	0.00%	-	-	0.00%	-	0.00%
Tan Wai Kee	1,247,500	10.20%	1,247,500	-	0.00%	-	1,247,500	4.99%	1,247,500	0.89%
Lui Tai Long Thaddeaus	1,247,500	10.20%	1,247,500	-	0.00%	-	1,247,500	4.99%	1,247,500	0.89%
Tay Twan Lee	1,247,500	10.20%	1,247,500	-	0.00%	-	1,247,500	4.99%	1,247,500	0.89%
Tan Aik Loong Adrian	1,247,500	10.20%	1,247,500	-	0.00%	-	1,247,500	4.99%	1,247,500	0.89%
Seow Chee Siong	1,247,500	10.20%	1,247,500	-	0.00%	-	1,247,500	4.99%	1,247,500	0.89%
Chong Soo Hoon, Sean	1,247,500	10.20%	1,247,500	-	0.00%	-	1,247,500	4.99%	1,247,500	0.89%
Peck Gee Ho, Gary	747,500	6.11%	747,500	-	0.00%	-	747,500	2,99%	747,500	0.53%
Jeremy Ong Shu Jin	500,000	4.09%	500,000	-	0.00%	-	500,000	2.00%	500,000	0.36%

	Beneficial Ownership After Offering
	Class A Ordinary Shares			Class B Ordinary Shares			Class A and Class B Ordinary Shares
	No. of Shares	%	No. of Class A Voting Rights	No. of Shares	%	No. of Class B Voting Rights	No. of Shares	%	No. of Voting Rights	%
Lui Oi Kheng	1,000,000	6.79%	1,000,000	6,507,500	50.97%	65,075,000	7,507,500	27.30%	66,075,000	46.40%
Rena Ho	1,000,000	6.79%	1,000,000	2,755,000	21.58%	27,550,000	3,755,000	13.65%	28,550,000	20.05%
Nellie Ho	1,000,000	6.79%	1,000,000	2,755,000	21.58%	27,550,000	3,755,000	13.65%	28,550,000	20.05%
Rosie Lee	500,000	3.39%	500,000	750,000	5.87%	7,500,000	1,250,000	4.55%	8,000,000	5.62%
Sherina Low	-	0.00%	-	-	0.00%	-	-	0.00%	-	0.00%
Tan Wai Kee	1,247,500	8.47%	1,247,500	-	0.00%	-	1,247,500	4.54%	1,247,500	0.88%
Lui Tai Long Thaddeaus	1,247,500	8.47%	1,247,500	-	0.00%	-	1,247,500	4.54%	1,247,500	0.88%
Tay Twan Lee	1,247,500	8.47%	1,247,500	-	0.00%	-	1,247,500	4.54%	1,247,500	0.88%
Tan Aik Loong Adrian	1,247,500	8.47%	1,247,500	-	0.00%	-	1,247,500	4.54%	1,247,500	0.88%
Seow Chee Siong	1,247,500	8.47%	1,247,500	-	0.00%	-	1,247,500	4.54%	1,247,500	0.88%
Chong Soo Hoon, Sean	1,247,500	8.47%	1,247,500	-	0.00%	-	1,247,500	4.54%	1,247,500	0.88%
Peck Gee Ho, Gary	747,500	5.07%	747,500	-	0.00%	-	747,500	2.72%	747,500	0.53%
Jeremy Ong Shu Jin	500,000	3.39%	500,000	-	0.00%	-	500,000	1.82%	500,000	0.35%

*	Represents the voting power with respect to all of our Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class. According to our post-offering memorandum and articles of association, holders of Class A Ordinary Shares shall be entitled to one vote per share on all matters subject to the vote at general meetings of our Company, and holders of Class B Ordinary Shares shall be entitled to 10 votes per share on all matters subject to the vote at general meetings of our Company. (See “Description of Share Capital” on page 88 of this prospectus).

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the Company’s securities, (ii) the Company’s management and or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. We have adopted an audit committee charter, which requires the committee to review all related-party transactions on an ongoing basis and all such transactions be approved by the committee.

During the last two years and up to the date of this prospectus, we have engaged in the following transactions with our related parties, namely Mdm. Lui Oi Kheng, Ms. Rena Ho, Ms. Nellie Ho and Ms. Rosie Lee. Except for the compensation and other arrangements described in “Executive and Director Compensation” elsewhere, our related party balances as of March 31, 2025 and 2024 and transactions since April 1, 2025 are identified as follows:

Amount due to Shareholders

Amount due to Shareholders are those non-trade payables arising from transactions between the Group and Shareholders, such as advances made by the Shareholders on behalf of the Group and dividends payable. These advances are unsecured and non-interest bearing.

		As of Latest Practicable	As of March 31,
Name of Related Party	Relationship	Date	2025	2024	2023
		US$	S$	S$	S$
Lui Oi Kheng	Shareholder	1,241,923	1,665,000	-	-
Rena Ho	Shareholder, Director, CEO	689,958	925,000	1,096,831	1,096,831
Nellie Ho	Shareholder, Director, Deputy CEO	689,958	925,000	-	-
Rosie Lee	Shareholder, Director, COO	137,991	185,000	-	-
Total		2,759,830	3,700,000	1,096,831	1,096,831

Notes:

(1)	Ms. Rena Ho had made unsecured, interest-free loan repayment on behalf of our Company’s subsidiaries, SMJ Furnishings (S) Pte. Ltd. amounting to approximately S$1,096,831 in 2018. As of March 31, 2024, the outstanding balance due to Ms. Rena Ho amounted to approximately S$1,096,831. The amounts were fully settled in cash in January 2025.

(2)	On June 30, 2024, the Company’s subsidiaries, SMJ Furnishings (S) Pte. Ltd., declared dividends of S$6.5 million, of which S$2.8 million was paid in October 2024. Accordingly, approximately S$3.7 million remained unpaid as of March 31, 2025 which was recorded as amount due to Shareholders.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Director Agreements.”

Equity Incentive Plan(s)

See “Management — Equity Incentive Plan(s).”

Other Transactions with Related Parties

In 2018, Mdm. Lui Oi Kheng, Ms. Rena Ho and Ms. Nellie Ho entered into a deed of guarantee and indemnity agreement, providing personal guarantees to secure credit facilities from Oversea-Chinese Banking Corporation Limited for the benefit of SMJ Furnishings (S) Pte. Ltd. While the amount guaranteed is S$6,000,000, the amount of principal outstanding as of March 31, 2025 was S$2,258,282 and never exceeded S$3,000,000 during the Track Record Period. Furthermore, there were no fees paid to Mdm. Lui Oi Kheng, Ms. Rena Ho or Ms. Nellie Ho, for providing the guarantees. Refer to section titled “Liquidity and Capital Resources — Contractual Obligations” for more details.

POTENTIAL CONFLICTS OF INTEREST

Other than as disclosed in the section titled “Related Party Transactions” of this prospectus, none of our Directors, Executive Officers, Major Shareholders or any of their associates has an interest, direct or indirect:

(a)	in any transaction to which our Group was or is to be a party;

(b)	in any entity carrying on the same business or dealing in similar services which competes materially and directly with the existing business of our Group; and

(c)	in any enterprise or company that is our Group’s client or supplier of goods and services.

DESCRIPTION OF SHARE CAPITAL

General

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands and our affairs are governed by:

●	our Memorandum and Articles of Association;

●	the Companies Act (Revised) (as amended) of the Caymans Islands, which is referred to as the Companies Act below; and

●	the common law of the Cayman Islands.

As of the date of this prospectus, (i) our authorized share capital is US$50,000 divided into 250,000,000 Ordinary Shares of nominal or par value US$0.0002 each, comprising (a) 225,000,000 Class A Ordinary Shares, and (b) 25,000,000 Class B Ordinary Shares and (ii) there are 25,000,000 Ordinary Shares issued and outstanding, comprising (a) 12,232,500 Class A Ordinary Shares and (b) 12,767,500 Class B Ordinary Shares.

We have included summaries of certain material provisions of our amended and restated memorandum and articles of association which our shareholders adopted on April 23, 2025 (the “Amended and Restated Memorandum and Articles of Association”) and the Companies Act insofar as they relate to the material terms of our share capital. The summaries do not purport to be complete and are qualified in their entirety by reference to our Memorandum and Articles, which is filed as an exhibit to the registration statement on Form F-1, of which this prospectus forms a part.

Amended and Restated Memorandum and Articles of Association

The Memorandum provides, inter alia, that the liability of members of our Company is limited and that the objects for which our Company is established are unrestricted (and therefore include acting as an investment company), and that our Company shall have and be capable of exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate whether as principal, agent, contractor or otherwise and, since our Company is an exempted company, that our Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of our Company carried on outside the Cayman Islands.

By special resolution, our Company may amend the Memorandum with respect to any objects, powers or other matters specified in it.

Ordinary Shares

General. Upon the completion of this Offering, our authorized share capital is US$50,000 divided into 250,000,000 Ordinary Shares of nominal or par value US$0.0002 each, comprising (a) 225,000,000 Class A Ordinary Shares and (b) 25,000,000 Class B Ordinary Shares. All of our outstanding Ordinary Shares are fully paid and non-assessable. Our shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their Ordinary Shares in accordance with our Memorandum and Articles.

Conversion. Holders of Class B Ordinary Shares may convert each Class B Ordinary Share into one fully paid Class A Ordinary Share at any time. The right to convert is exercisable by the holder of the Class B Ordinary Share by delivering a written notice to our Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In addition, upon the occurrence of any of the following events:

●	any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person which is not an affiliate of such holder;

●	a change of beneficial ownership of any Class B Ordinary Share as a result of which any person who is not an affiliate of the holders of such ordinary shares becomes a beneficial owner of such ordinary shares;

●	the death of existing holder of Class B Ordinary Shares; or

●	vacation of office of a director holding Class B Ordinary Shares,

the Class B Ordinary Shares held by the relevant holder shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our amended memorandum and restated articles of association provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Voting Rights. Holders of our Ordinary Shares vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. In respect of matters requiring shareholders’ vote, on a show of hands every member present in person or represented by its duly authorized representative or proxy shall each have one vote and on a poll each member present in person or represented by its duly authorized representative or proxy shall each have one vote for Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share of which such member is the holder. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless voting by poll is (before or on the declaration of the result of the show of hands) demanded. A poll may be demanded by: (i) the chairman of such meeting; (ii) at least three members present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative for the time being entitled to vote at the meeting; (iii) member(s) present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative representing not less than one-tenth of the total voting rights of all members having the right to vote at the meeting; and (iv) member(s) present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative and holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by the chairman or a majority of our Board of Directors or upon a requisition of any one or more shareholders holding at the deposit of the requisition at least one third of the total number of votes attaching to all issued and outstanding shares of our Company that as at the date of the deposit of the requisition carry the right to vote at a general meeting. At least [ten] clear days’ notice shall be given for any general meeting.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast in a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares cast in a meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

There are no limitations on non-residents or foreign shareholders in the memorandum and articles of association to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the charter or other constituent document of our Company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

Alteration of capital. Our Company may, by an ordinary resolution of its members: (a) increase its share capital by the creation of new shares of such amount as it thinks appropriate; (b) consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares; (c) divide its shares into several classes and attach to such shares any preferential, deferred, qualified or special rights, privileges or conditions; (d) subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum; and (e) cancel any shares which, at the date of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Transfer of Shares. Subject to the memorandum and articles of association, any member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange (as defined in the Articles) or in any other form approved by the board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the board may approve from time to time.

The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register of members of our Company in respect of that share. Our Board may, in its absolute discretion, decline to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve or on which our Company has a lien. It may also decline to register a transfer of any share issued unless:

(a) the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b) the instrument of transfer is in respect of only one Class of Shares;

(c) the instrument of transfer is properly stamped, if required;

(d) in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(e) a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register closed for more than thirty calendar days in any calendar year.

Winding Up; Liquidation. A resolution that our Company be wound up by the court or be wound up voluntarily shall be a special resolution. Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

(a) if our Company is wound up and the assets available for distribution among the members of the Company are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, then the excess shall be distributed pari passu among such members in proportion to the par value of the shares held by them respectively at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise; and

(b) if our Company is wound up and the assets available for distribution among the members as such are insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the par value of the shares held by them, respectively.

If our Company is wound up (whether the liquidation is voluntary or compelled by the court), the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Act, divide among the members in specie or kind the whole or any part of the assets of our Company, whether the assets consist of property of one kind or different kinds, and the liquidator may, for such purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of members as the liquidator with the like sanction shall think fit, but so that no member shall be compelled to accept any asset upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of the allotment, our directors may, from time to time, make calls upon the members in respect of any moneys unpaid on their shares, and each member shall (subject to receiving at least fourteen calendar days’ notice specifying the time or times of payment) pay to the company at the time or times so specified the amount called on such shares. A call shall be deemed to have been made at the time when the resolution of the directors authorizing such call was passed. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of 8 per cent per annum from the day appointed for the payment thereof to the time of the actual payment, but the directors shall be at liberty to waive payment of that interest wholly or in part.

The directors may, if they think fit, receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an ordinary resolution, eight per cent per annum) as may be agreed upon between the member paying the sum in advance and the directors. no such sum paid in advance of calls shall entitle the member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

If a member fails to pay any call or instalment of a call in respect of partly paid shares on the day appointed for payment, the directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued. the notice shall name a further day (not earlier than the expiration of fourteen calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the directors to that effect. a person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the shares forfeited.

Redemption, Repurchase and Surrender of Ordinary Shares. The Companies Act and our Memorandum and Articles permit us to purchase our own shares. In accordance with our Articles, provided the necessary shareholders or board approval have been obtained and requirements under the Companies Act have been satisfied, we may issue shares on terms that are subject to redemption at our option on such terms and in such manner as may be determined by our Board of Directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Inspection of Books and Records. Holders of our Ordinary Shares have no general right under our Articles to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our Memorandum and Articles authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares.

Our Memorandum and Articles also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms, and rights of that series, including, among other things:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights and voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Anti-Takeover Provisions. Some provisions of our Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may not issue negotiable or bearer shares, but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Nomination and Removal of Directors and Filling Vacancies on Board. Nomination and removal of directors and filling of board vacancies are governed by the terms of the memorandum and articles of association. At any time or from time to time, the Board shall have the power to appoint any person as a Director either to fill a casual vacancy on the Board or as an additional Director to the existing Board subject to any maximum number of Directors, if any, as may be determined by the members in general meeting.

A Director is not required to hold any shares in the company by way of qualification.

A Director may be removed by an ordinary resolution of the company before the expiration of his term of office (but without prejudice to any claim which such Director may have for damages for any breach of any contract between him and the company) and the company may by ordinary resolution appoint another in his place.

The office of a Director shall be vacated if he or she:

(i)	becomes bankrupt or makes any arrangement or composition with his or her creditors;

(ii)	dies or is found to be or becomes of unsound mind;

(iii)	resigns his or her office by notice in writing to the Company;

(iv)	without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated;

(v)	is prohibited by law from being a director; or

(vi)	is removed from office pursuant to any other provision of the Articles.

From time to time the Board may appoint one or more of its body to be managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the company for such period and upon such terms as the Board may determine, and the Board may revoke or terminate any of such appointments. The Board may also delegate any of its powers to committees consisting of such Director(s) or other person(s) as the Board thinks fit, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the Board.

Shareholder Proposals. Extraordinary general meetings shall be convened on the requisition of one or more members holding, as at the date of deposit of the requisition, not less than one-third of the total number of votes attaching to all issued and outstanding shares that as at the date of the deposit of the requisition carry the right to vote at general meetings. Such requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company, and may consist of several documents in like form each signed by one or more requisitionists. Such meeting shall be held within 21 calendar days after the deposit of such requisition. If within 21 days of such deposit, the board fails to proceed to convene such meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of the said twenty-one (21) calendar days.

Approval of Corporate Matters. A special resolution of the company must be passed by a majority of not less than two-thirds of the votes cast by such members as, being entitled so to do, vote in person or by proxy or, in the case of members which are corporations, by their duly authorized representatives or by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given.

Under the Companies Act, a copy of any special resolution must be forwarded to the Registrar of Companies in the Cayman Islands within 15 days of being passed.

An ordinary resolution, by contrast, is a resolution passed by a simple majority of the votes of such members of the Company as, being entitled to do so, vote in person or, in the case of members which are corporations, by their duly authorized representatives or by proxy at a general meeting of which notice has been duly given.

A resolution approved in writing by all of the members entitled to vote at a general meeting of the Company shall be treated as an ordinary resolution duly passed at a general meeting of the Company duly convened and held, and where relevant as a special resolution so passed.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the Directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution;

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our Directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the company collects, processes and maintains personal data about investors of our Company pursuant to the Data Protection Act (Revised), of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

Our Company is committed to processing personal data in accordance with the DPA. In its use of personal data, our Company will be characterized under the DPA as a ‘data controller’, whilst certain of our Company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in our Company, our Company and certain of our Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for our Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by our Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

Our Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into our Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our Company’s obligation in this respect) (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Transfer Agent and Registrar

 The transfer agent and branch registrar for our Shares, which will maintain our branch register located in the United States, is Vstock Transfer. Its address is 18 Lafayette Place, Woodmere, New York 11598.

Comparison of Shareholder Rights

We are incorporated under the laws of the Cayman Islands. The following discussion summarizes material differences between the rights of holders of our Shares (assuming we have been converted into a public company and the consummation of the Offering) and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of the Cayman Islands and Delaware.

This discussion does not purport to be a complete or comprehensive statement of the rights of holders of our Shares under applicable law in the Cayman Islands and our memorandum and articles of association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation and Bylaws	Certificate of Incorporation and Memorandum and Articles of Association
Duties of Directors	Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors owe fiduciary duties of care and loyalty to the corporation and its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in all of their responsibilities, including overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty requires that a director act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders and the corporation.	As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Core duties are:

● a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

● a duty not to personally profit from opportunities that arise from the office of director;

● a duty of trusteeship of the company’s assets;

● a duty not to put himself in a position where the structures of a company conflict of his or her personal interest on his or her duty to a third party to avoid conflicts of interest; and

● a duty to exercise powers for the purpose for which such powers were conferred.
A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. A director need not exhibit in the performance of his or her duties a greater degree of skill than may be reasonably expected from a person of his or her knowledge and experience. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Limitations on Personal Liability of Directors	Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such a provision cannot eliminate or limit liability for breach of the fiduciary duty of loyalty, bad faith, intentional misconduct, a knowing violation of law, a transaction from which the director derived an improper personal benefit, an unlawful payment of dividends or an unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.	The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.

	Delaware	Cayman Islands
Indemnification of Directors, Officers, Agents, and Others	A corporation has the power to indemnify any director, officer, employee, or agent of corporation who was, is, or is threatened to be made a party to a proceeding (other than a derivative proceeding), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all reasonably incurred expenses, judgments and amounts paid in settlement so long as the person acted in good faith and in a manner the person believed to be in, or not opposed to, the best interests of the corporation, and if with respect to a criminal proceeding, the person had no reasonable cause to believe that his or her conduct would be unlawful.	The Cayman Islands laws do not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, save to the extent any such provision may be held by the court to be contrary to public policy, for example, where a provision purports to provide indemnification against the consequences of committing a crime.
A corporation has the power to indemnify a director, officer, employee or agent in connection with the defense or settlement of a derivative action against expenses reasonable and actually incurred provided such person acted in good faith and in a manner he or she reasonably believe to be in, or not opposed to, the corporation’s best interest and if such person has been adjudged liable only if a court determines that the person is fairly and reasonably entitled to indemnification. To the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding, such person shall be indemnified against expenses actually and reasonably incurred.
Interested Directors	Under Delaware law, a transaction between a corporation and a director or with another organization in which a director has a financial interest shall not be void or voidable solely for that reason, solely because the director participates in the meeting at which the board authorizes the transaction, or solely because any such director’s votes are counted for such purpose, if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	Interested director transactions are governed by the terms of a company’s memorandum and articles of association. With the exception of the office of auditor of the Company, a Director may hold any other office or place of profit with the Company in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration for that other office or place of profit, in whatever form, in addition to any remuneration provided for by or pursuant to any other Articles. A Director may be or become a director, officer or member of any other company in which the Company may be interested, and shall not be liable to account to the Company or the members for any remuneration or other benefits received by him as a director, officer or member of such other company. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise in favor of any resolution appointing the Directors or any of them to be directors or officers of such other company.

Delaware	Cayman Islands
No Director or intended Director shall be disqualified by his office from contracting with the Company, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason only of such Director holding that office or the fiduciary relationship established by it. A Director who is, in any way, materially interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the earliest meeting of the Board at which he may practically do so.

There is no power to freeze or otherwise impair any of the rights attaching to any share by reason that the person or persons who are interested directly or indirectly in that share have failed to disclose their interests to the Company. A Director may vote and he or she may also be counted in the quorum on any resolution of the Board in respect of any contract or arrangement or proposal in which he or any of his close associate(s) has/have a material interest, including (but not limited to) any of the following matters:

(i) the giving of any security or indemnity to the Director or his close associate(s) in respect of money lent or obligations incurred or undertaken by him or any of them at the request of or for the benefit of the Company or any of its subsidiaries;

(ii) the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which the Director or his close associate(s) has/have himself/themselves assumed responsibility in whole or in part whether alone or jointly under a guarantee or indemnity or by the giving of security;

(iii) any proposal concerning an offer of shares, debentures or other securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase, where the Director or his close associate(s) is/are or is/are to be interested as a participant in the underwriting or sub- underwriting of the offer;

(iv) any proposal or arrangement concerning the benefit of employees of the Company or any of its subsidiaries, including the adoption, modification or operation of either: (i) any employees’ share scheme or any share incentive or share option scheme under which the Director or his close associate(s) may benefit; or (ii) any of a pension fund or retirement, death or disability benefits scheme which relates to Directors, their close associates and employees of the Company or any of its subsidiaries and does not provide in respect of any Director or his close associate(s) any privilege or advantage not generally accorded to the class of persons to which such scheme or fund relates; and

(v) any contract or arrangement in which the Director or his close associate(s) is/are interested in the same manner as other holders of shares, debentures or other securities of the Company by virtue only of his/their interest in those shares, debentures or other securities.

	Delaware	Cayman Islands
Voting Requirements	Delaware’s default rule is that the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is needed for corporate action (other than the election of directors). Certain actions, such as charter amendments, most mergers, dissolution and sales of all or substantially all of the corporation’s assets, require the affirmative vote of the majority of the outstanding voting power of the shares of the corporation entitled to vote. The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders unless the corporation’s board of directors approves the business combination or the transaction that resulted in the shareholder becoming an interested shareholder prior to the time the shareholder became an interested shareholder or another exemption applies.	For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Act requires that a special resolution be passed by a super majority of at least two-thirds or such higher percentage as set forth in the memorandum and articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting.

The Companies Act defines “special resolutions” only. A company’s memorandum and articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions.
Voting for Directors	Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	Directors are appointed in accordance with the terms of the memorandum and articles of association of the company.
Cumulative Voting	There is no cumulative voting for the election of directors unless the corporation’s certificate of incorporation provides for cumulative voting.	No cumulative voting for the election of directors unless so provided in the memorandum and articles of association.
Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal the corporation’s bylaws. The shareholders of the corporation possess the inherent right to adopt, amend or repeal the bylaws.	Certain provisions of the memorandum and articles of association may only be amended by a special resolution of the shareholders. For example, by special resolutions of the company may alter the memorandum with respect to any objects, powers or other matters specified in it.
Mergers and Similar Arrangements	Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and by a majority of the outstanding voting power of the shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain mergers are entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value (as determined by the Delaware Court of Chancery) of the shares held by such shareholder in lieu of the consideration such shareholder would otherwise receive in the transaction.	The Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist.

Delaware	Cayman Islands
Delaware law also provides that a parent entity, by resolution of its board of directors, may merge with any subsidiary corporation, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights unless the subsidiary is wholly owned.	Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

Under the Companies Act, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the votes are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands. Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent seventy-five percent (75%) in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

● the statutory provisions as to the required majority vote have been met;

● the shareholders have been fairly represented at the meeting in question;

● the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

● the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority”.

	Delaware	Cayman Islands
When a takeover offer is made and accepted by holders of not less than 90.0% of the shares affected within four (4) months, the offeror may, within a two (2) month period commencing on the expiration of such four (4) month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholder Suits	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action but such discretion is rarely used. Generally, Delaware follows the American rule under which each party bears its own costs.	In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

● a company acts or proposes to act illegally or ultra vires;

● the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

● those who control the company are perpetrating a “fraud on the minority
Inspection of Corporate Records	Under Delaware law, shareholders of a corporation, upon written demand under oath stating the purpose thereof, have the right during normal business hours to inspect for any proper purpose, and to make copies and extracts of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.	Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than copies of our memorandum and articles, the register of mortgages or charges, and any special resolutions passed by our shareholders) of the company. However, these rights may be provided in the company’s memorandum and articles of association. The Registrar of Companies shall make available the list of the names of the current directors of the Company (and where applicable the current alternate directors of the Company) for inspection by any person upon payment of a fee by such person.
Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.	The Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the memorandum and articles of association.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, we will have 14,732,500 Class A Ordinary Shares outstanding (or 15,107,500 Class A Ordinary Shares if the underwriters’ overallotment option is exercised in full). All of the Class A Ordinary Shares sold in this Offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Shares, and while we plan to apply to list our Shares on the NYSE American, we cannot assure you that a regular trading market for our Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Shares. Further, since a large number of our Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

The Company, Directors, Executive Officers and holders of 5% or more of our issued and outstanding ordinary shares have agreed, subject to some exceptions, for a period of 180 days after the date of this prospectus not to directly or indirectly sell, transfer or dispose of any of the Class A Ordinary Shares that they beneficially own, including any securities convertible into or exchangeable or exercisable for our Shares without the prior written consent of the Representative. After the expiration of the 180-day period, the Shares held by the Company, Directors, Executive Officers and holders of 5% or more of our issued and outstanding ordinary shares may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings. See the section titled “Underwriting” included elsewhere in this prospectus.

Rule 144

All of our Ordinary Shares outstanding prior to this Offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, persons who have beneficially owned restricted Ordinary Shares for at least six (6) months, and any affiliate of the Company who owns either restricted or unrestricted securities, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

●	the restricted securities have been held for at least six (6) months, including the holding period of any prior owner other than one of our affiliates;

●	we have been subject to the Exchange Act periodic reporting requirements for at least ninety (90) days before the sale; and

●	we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three (3) months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three (3) months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three (3) month period only that number of securities that does not exceed the greater of either of the following:

●	1% of the then outstanding Class A Ordinary Shares, which will equal approximately 147,325 Class A Ordinary Shares immediately after this Offering assuming the over-allotment option is not exercised and approximately 151,075 Class A Ordinary Shares assuming the over-allotment option is exercised in full; or

●	the average weekly trading volume of our Class A Ordinary Shares on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three (3) months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six (6) month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such Shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING SHAREHOLDERS

Singapore

There are no Singapore government laws, decrees, regulations or other legislation that may affect the import or export of capital, including the availability of cash and cash equivalents for use by our Group, and the remittance of dividends, interest or other payments to non-resident holders of our Company’s securities.

There are no foreign exchange control restrictions imposed under Singapore laws and no exchange control formalities or approvals required for all forms of payments or capital transfers into or out of Singapore, subject to payment of the applicable taxes and so long as there is no breach of any rule for international monitoring for countering money-laundering and terrorism.

TAXATION

The following are material Cayman Islands tax, Singapore tax and U.S. federal income tax considerations relevant to an investment in our Class A Ordinary Shares. This discussion does not address all of the tax consequences relating to an investment in the Class A Ordinary Shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, Singapore and the United. Potential investors should consult their own tax advisers regarding the overall tax consequences arising in an investor’s particular situation under U.S. federal, state, local or foreign law of the ownership or disposal of the Class A Ordinary Shares

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise is not party to any double tax treaties that are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of the dividends and capital in respect of our Class A Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A Ordinary Shares, nor will gains derived from the disposal of our Class A Ordinary Shares be subject to Cayman Islands income or corporation tax.

No stamp duty is payable in the Cayman Islands in respect of the issue of our Class A Ordinary Shares or on an instrument of transfer in respect of our Class A Ordinary Shares, so long as the instrument of transfer is not executed in, brought to, or produced before a court of the Cayman Islands.

Certain Singapore Tax Considerations

Dividend Distributions

All Singapore-tax resident companies are currently under the one-tier corporate tax system, or one-tier system.

Under the one-tier system, the income tax paid by a tax resident company is a final tax and its distributable profits can be distributed to shareholders as tax exempt (one-tier) dividends. Such dividends are tax exempt in the hands of a shareholder, regardless of the tax residence status, shareholding level or legal form of the shareholder. All dividends paid by a Singapore tax resident company are tax exempt in Singapore in the hands of the shareholders regardless of their tax residency and whether the shareholder is a company or an individual. As at the date hereof, Singapore does not impose withholding tax on dividends.

Accordingly, dividends received in respect of the ordinary shares by either a resident or non-resident of Singapore are not subject to Singapore income tax (whether by withholding or otherwise), on the basis that we are a tax resident of Singapore and under the one-tier system.

For completeness, section 403(1) of the Singapore Companies Act provides that no dividend is payable to the shareholders of any company except out of the profits available for distribution. This may further be subject to the company’s constitution or shareholders’ agreement (if any). In this regard, section 403(2) of the Singapore Companies Act further provides that every director or chief executive officer of a company who willfully pays or permits to be paid any dividend in contravention of this section, upon conviction, shall:

(a)	without prejudice to any other liability, be guilty of an offence and shall be liable on conviction to a fine not exceeding S$5,000 or to imprisonment for a term not exceeding twelve (12) months; and

(b)	also be liable to the creditors of the company for the amount of the debts due by the company to them respectively to the extent by which the dividends so paid have exceeded the profits and such amount may be recovered by the creditors or the liquidator suing on behalf of the creditors.

Foreign shareholders are advised to consult their own tax advisers to take into account the tax laws of their respective countries of residence and the existence of any agreement for the avoidance of double taxation which their country of residence may have with Singapore.

Individual Income Tax

An individual is considered a tax resident in Singapore for a particular year of assessment (“YA”) if, during the preceding calendar year, he or she was physically present in Singapore or was employed in Singapore (other than as a director of a company) for 183 days or more, except for temporary absences therefrom as may be reasonable and not inconsistent with a claim by such person to be tax resident in Singapore.

Individual taxpayers (both tax resident and non-tax resident of Singapore) are liable to pay Singapore individual income tax on income accruing in or derived from Singapore, with specific exemptions. Foreign-sourced income received or deemed received in Singapore by an individual taxpayer is generally exempt from income tax in Singapore, irrespective of an individual’s tax residency status in Singapore, except when such income is acquired through a partnership in Singapore by the individual.

Between calendar year 2016 to calendar year 2022 (i.e. YA 2017 to YA 2023), a Singapore tax resident individual is subject to tax at the progressive rates, ranging from 0% to 22%, after deducting qualifying personal reliefs where applicable. With effect from calendar year 2023 (i.e. YA 2024), a Singapore tax resident individual is subject to tax at the progressive rates, ranging from 0% to 24%. Non-Singapore tax resident individuals generally face a flat tax rate of 15% on employment income or the progressive resident tax rates, whichever results in a higher tax amount. All other income derived or accruing in Singapore (such as director’s fees, consultation fees, rental income and all other income) will be subject to a flat tax rate of 22% (up to calendar year 2022 or YA 2023), and 24% (from calendar year 2023 or YA 2024 onwards).

Corporate Income Tax

A company is regarded as tax resident in Singapore if the control and management of the company’s business is exercised in Singapore. Generally, the control and management of a company’s business is vested in the board of directors of the company (i.e. the decision-making on policy and strategic matters), hence the location of a company’s board of directors meetings usually determines where such control and management is exercised.

A Singapore tax resident corporate taxpayer is subject to Singapore income tax on (i) income accruing in or derived from Singapore; and (ii) income derived from outside Singapore (i.e. foreign-sourced income) which is received or deemed received in Singapore, unless otherwise exempted.

The prevailing corporate tax rate in Singapore is 17% and taxpayers are entitled to claim partial tax exemption on the first S$200,000 of a company’s normal chargeable income as follows:

(a)	75% on the first S$10,000 of normal chargeable income; and

(b)	50% on the next S$190,000 of normal chargeable income.

Tax exemption will be granted to a Singapore tax resident corporate taxpayer on its foreign-sourced income, including foreign-sourced dividends, foreign branch profits and foreign-sourced service income, received or deemed to be received in Singapore, subject to meeting all the qualifying conditions

(a)	such foreign-sourced income has been subject to tax in the foreign jurisdiction from which it is received;

(b)	the highest corporate income tax rate of such foreign jurisdiction from which the foreign-sourced income is received is at least 15% at the time the foreign-sourced income is received in Singapore; and

(c)	the Comptroller of Income Tax is satisfied that the tax exemption is beneficial to the Singapore tax resident company.

A non-Singapore tax resident corporate taxpayer, who is carrying on a trade or business in Singapore, is liable to Singapore income tax on income accruing in or derived from Singapore, and foreign-sourced income received or deemed received in Singapore.

The Avoidance of Double Taxation Agreements and other arrangements which Singapore has entered into with various jurisdictions has also served to relieve investors of the burden of double taxation of income earned in a jurisdiction by a resident of the other jurisdiction.

Withholding tax

Singapore withholding tax (known as tax deduction at source in other countries) refers to the tax withheld and paid to the Inland Revenue Authority of Singapore (the “IRAS”), when a Singapore company or individual pays a non-resident payment for services of specific natures performed in Singapore. Provided for under sections 45A to 45H of the Singapore Income Tax Act, such payments include, amongst others, (i) interests, commissions or fees in connection with any loan or indebtedness; (ii) royalties or other payments for the use of or the right to use any movable property; or (iii) rent or other payment for the use of any movable property, amongst others, is subject to withholding tax when paid to non-resident companies. The rate of withholding tax is dependent on the nature of the payment. For example, payments to non-resident company director are subject to 24% withholding tax. This applies to all forms of income (salary, bonus, director’s fees, accommodation, gains from stocks and shares, and other payments). However, where such payment is made to Singapore branches of non-resident company, withholding tax is waived.

Capital Gains

Any gains considered to be in the nature of capital made from the sale of the Class A Ordinary Shares will not be taxable in Singapore to the extent that they do not fall within the ambit of the new Section 10L of the Singapore Income Tax Act, which will come into effect on 1 January 2024. However, any gains derived by any person from the sale of the Class A Ordinary Shares which are gains from any trade, business, profession or vocation carried on by that person, if accruing in or derived from Singapore, may be taxable as such gains are considered revenue in nature.

Under Section 10L of the Singapore Income Tax Act, gains received in Singapore by an entity of a relevant group from the sale or disposal of any movable or immovable property outside Singapore will be treated as income chargeable to tax under Section 10(1)(g) of the Singapore Income Tax Act under certain circumstances. The foreign-sourced disposal gains will be subject to tax if the entity does not have adequate economic substance in Singapore and the sale or disposal of the foreign asset occurs on or after 1 January 2024. An entity is a member of a group of entities if its assets, liabilities, income, expenses and cash flows are (a) included in the consolidated financial statements of the parent entity of the group; or (b) excluded from the consolidated financial statements of the parent entity of the group solely on size or materiality grounds or on the grounds that the entity is held for sale. A group is a relevant group if (a) the entities of the group are not all incorporated, registered or established in Singapore; or (b) any entity of the group has a place of business outside Singapore.

Investors are advised to consult their own tax advisors on the applicable tax treatment if they received gains in Singapore from the disposal of the Class A Ordinary Shares.

Holders of the Class A Ordinary Shares who apply or who are required to apply Financial Reporting Standard (“FRS”) 39, FRS 109 or Singapore Financial Reporting Standard (International) 9 (“SFRS(I) 9”) (as the case may be), for Singapore income tax purposes may be required to recognize gains or losses (not being gains or losses in the nature of capital) on the Class A Ordinary Shares, irrespective of disposal, in accordance with FRS 39 or FRS 109 or SFRS(I) 9 (as the case may be).

Goods and Services Tax (“GST”)

The sale of our Class A Ordinary Shares by a GST-registered investor belonging in Singapore to another person belonging in Singapore is an exempt supply and is therefore not subject to GST. Any input GST (e.g. GST on brokerage) incurred by the GST-registered investor in making such an exempt supply is generally not recoverable from the Comptroller of GST and constitutes an additional cost to the investor, unless certain conditions specified under the GST legislation or certain GST concessions are met by the investor. Where our Class A Ordinary Shares are sold by a GST-registered investor to a person belonging outside Singapore, and the supply directly benefits (a) a person who belongs in a country other than Singapore and who is outside Singapore at the time of the sale or (b) a GST-registered person who belongs in Singapore. The sale of the Class A Ordinary Shares qualifies for zero-rating (i.e. subject to GST at 0%). As a general rule, any input GST incurred by a GST-registered investor in the making of this zero-rated supply in the course of or furtherance of his business activities, may be recovered from the Comptroller of GST as input tax credit, subject to the normal input tax recovery rules.

Investors are advised to seek their own tax advice regarding the recoverability of GST incurred on expenses related to the purchase and disposition of our Class A Ordinary Shares. Services consisting of arranging, broking, underwriting or advising on the issue, allotment or transfer of ownership of our Class A Ordinary Shares provided by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of our Shares should be subject to GST at the standard rate, presently at 9%. Such services should qualify for zero-rating if these services are contractually supplied to an investor belonging outside Singapore and the supply directly benefits (a) a person who belongs in a country other than Singapore and who is outside Singapore at the time the services are performed; or (b) a GST-registered person who belongs in Singapore.

Estate Duty

Singapore’s estate duty was abolished with respect to all deaths occurring on or after February 15, 2008.

Certain Material United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Shares. This summary applies only to U.S. Holders that hold our Class A Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Class A Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	underwriters;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	the Company’s officers or directors;

●	holders who are not U.S. Holders;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Class A Ordinary Shares through such entities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

Persons considering an investment in our CLASS A ORDINARY Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our class a ordinary Shares including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of Dividends and Other Distributions on Our Class A Ordinary Shares

As discussed under “Dividend Policy” above, while we have paid out dividends in the past, there is no guarantee that any dividends will be paid in the foreseeable future. Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes, as dividends the amount of any distribution paid on the Class A Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder as dividend income and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower capital gains rate, provided that our Class A Ordinary Shares are readily tradable on an established securities market in the United States and the U.S. Holder satisfies certain holding periods and other requirements. In this regard, Class A Ordinary Shares generally are considered to be readily tradable on an established securities market in the United States if they are listed on the NYSE American, as our Class A Ordinary Shares are expected to be.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Class A Ordinary Shares. In the event that we do not maintain calculations of our earnings and profits under United States federal income tax principles, a U.S. Holder should expect that all cash distributions will be reported as dividends for United States federal income tax purposes. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our Class A Ordinary Shares.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Class A Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Our Class A Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of our Class A Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares. Any capital gain or loss will be long term if the Class A Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Class A Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Class A Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Class A Ordinary Shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Class A Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Class A Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Class A Ordinary Shares over the fair market value of such Class A Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Class A Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Class A Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual IRS Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Class A Ordinary Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

In addition, dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual Shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

US Tiger Securities, Inc. (“US Tiger”) is acting as the representative of the underwriters of this Offering (the “Representative”). Under the terms and subject to the conditions contained in the underwriting agreement dated as of the date of this prospectus, each of the underwriters named below has severally but not jointly agreed to purchase, and we have agreed to sell to those underwriters, the number of Class A Ordinary Shares set forth opposite the underwriter’s name below:

Underwriters	Number of Shares
US Tiger Securities, Inc.
Total	2,500,000

The Representative is offering the Class A Ordinary Shares subject to its acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the Representative to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The Representative is obligated to take and pay for all the Class A Ordinary Shares offered by this prospectus if any such Class A Ordinary Shares are taken. However, the Representative is not required to take or pay for the Class A Ordinary Shares covered by the underwriters’ over-allotment option to purchase additional Class A Ordinary Shares described below.

Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.

We have granted the Representative an option, exercisable for 45 days from the closing date of this Offering, to purchase up to an additional 15% of the total number of Class A Ordinary Shares to be offered at the initial public offering, on the same terms as the Class A Ordinary Shares sold in the Offering. The Representative may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this Offering. To the extent the option is exercised, the underwriters will become obligated, subject to certain conditions, to purchase about the same percentage of the additional Class A Ordinary Shares as the number listed next to each underwriter’s name in the preceding table bears to the total number of Class A Ordinary Shares listed in the preceding table.

The Representative will initially offer the shares to the public at the initial public offering price set forth on the cover of this prospectus. The securities are offered by the Representative as stated herein, subject to receipt and acceptance by the Representative and subject to its right to reject any order in whole or in part.

Discounts and Expenses

The underwriting discounts and commissions are equal to 7.0% of the initial public offering price set forth on the cover of this prospectus.

The following table shows the per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 375,000 additional Class A Ordinary Shares to cover over-allotments.

	Per Share			Total Without Exercise of Over-allotment Option		Total With Full Exercise of Over-allotment Option
Initial public offering price	US$	[4.50	]	[11,250,000	]	[12,937,500	]
Underwriting discounts and commissions to be paid by us	US$	[0.315	]	[787,500	]	[905,625	]
Proceeds, before expenses, to us	US$	[4.185	]	[10,462,500	]	[12,031,875	]

We will also pay to the underwriters by deduction from the net proceeds of this Offering, a non-accountable expense allowance equal to the lesser of (a) $150,000 and (b) one percent (1%) of the gross proceeds received by us from the sale of our Class A Ordinary Shares.

We have agreed to pay all reasonable, necessary and accountable out-of-pocket expenses relating to the Offering, including, but not limited to: (a) the costs of preparing, printing and filing the registration statement, amendments and supplements thereto, and post effective amendments, as well as the filing with FINRA, and payment of all necessary fees in connection therewith and the printing of a sufficient quantity of preliminary and final prospectuses as the Representative may reasonably request; (b) the costs of preparing, printing and delivering exhibits thereto, in such quantities as the Representative may reasonably request; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the Representative; (d) the fees of counsel(s) and accountants for the Company, including fees associated with any blue sky filings where applicable; (e) fees associated with the Company’s transfer agent; and (f) fees, if necessary, associated with translation services.

We have agreed to reimburse the Representative for its reasonable out-of-pocket expenses for an aggregate amount up to US$200,000, consisting of the following estimated expenses: (i) we paid an expense of US$50,000 to the Representative upon the execution of the letter of intent between us and the Representative; (ii) US$70,000 will be paid to the Representative upon the filing of this registration statement; and (iii) the remaining US$80,000 paid to the Representative upon the effectiveness of the registration statement. Any expense deposits will be returned to us to the extent the Representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that expenses payable by us in connection with this Offering, other than the underwriting discounts referred to above and Representative’s non-accountable expenses, will be approximately US$[1.1] million, including a maximum aggregate reimbursement of US$200,000 of Representative’s accountable expenses.

For a period of two years from the closing of this Offering, we will (i) furnish to the underwriters and distribute to our security holders an annual report and annual financial statements; (ii) furnish to the underwriters with copies of all filings with the SEC; and (iii) furnish to the underwriters with special security position reports and tracking reports as prepared by Depository Trust Company for a period of two years from the closing of this Offering.

Listing

We plan to apply to list our Class A Ordinary Shares on the NYSE American under the symbol “[●].” At this time, the NYSE American has not yet approved our application to list our Class A Ordinary Shares. The closing of this Offering is conditioned upon the NYSE American’s final approval of our listing application, and there is no guarantee or assurance that our Class A Ordinary Shares will be approved for listing on the NYSE American.

Indemnification

We have agreed to indemnify the Representative against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Right of Participation

We have agreed to grant US Tiger the right to participate as an investment banker, joint book-runner and/or joint placement agent, for every future public and private equity and/or debt offering, including all equity linked financings during such twelve (12) month period following the closing of this Offering, for us or any of our successors or any subsidiary under customary terms.

Lock-Up Agreements

Our Directors, Executive Officers and holders of 5% or more of our issued and outstanding ordinary shares have agreed, subject to certain exceptions, for a period of 180 days after the date of this prospectus not to directly or indirectly sell, transfer, or dispose of any of the Class A Ordinary Shares that they beneficially own, including any securities convertible into or exchangeable or exercisable for our Shares without the prior written consent of the Representative. In addition, we, including any of our successors, have agreed for a period of 180 days after the date of this prospectus, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any Class A Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares; or (b) file or caused to be filed any registration statement with the SEC relating to the Offering of any Class A Ordinary Shares of the Company or any securities convertible into or exercisable or exchangeable for Class A Ordinary Shares. The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

Pricing of the Offering

Prior to this Offering, there has been no public market for our Class A Ordinary Shares. The initial public offering price of the shares has been negotiated between us and the Representative. Among the factors considered in determining the initial public offering price of the shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. We offer no assurances that the Offering Price will correspond to the price at which our Class A Ordinary Shares will trade in the public market subsequent to this Offering or that an active trading market for our Class A Ordinary Shares will develop and continue after this Offering.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more underwriters participating in this Offering, or by their affiliates, and the underwriters may distribute prospectuses electronically. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Class A Ordinary Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and it should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this Offering, the Representative may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Ordinary Shares. Specifically, the Representative may sell more Class A Ordinary Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of Class A Ordinary Shares available for purchase by the Representative under the option to purchase additional Class A Ordinary Shares. The Representative can close out a covered short sale by exercising the option to purchase additional Class A Ordinary Shares or purchasing Class A Ordinary Shares in the open market. In determining the source of Class A Ordinary Shares to close out a covered short sale, the Representative will consider, among other things, the open market price of Class A Ordinary Shares compared to the price available under the option to purchase additional Class A Ordinary Shares. The Representative may also sell Class A Ordinary Shares in excess of the option to purchase additional Class A Ordinary Shares, creating a naked short position. The Representative must close out any naked short position by purchasing Class A Ordinary Shares in the open market. A naked short position is more likely to be created if the Representative is concerned that there may be downward pressure on the price of the Class A Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in the Offering.

The Representative may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our Class A Ordinary Shares in this Offering because such underwriter repurchases those Class A Ordinary Shares in stabilizing or short covering transactions.

Finally, the Representative may bid for, and purchase, our Class A Ordinary Shares in market making transactions, including “passive” market making transactions as described below.

 These activities may stabilize or maintain the market price of our Class A Ordinary Shares at a price that is higher than the price that might otherwise exist in the absence of these activities. The Representative is not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NYSE American, in the over-the-counter market, or otherwise.

 Passive Market Making

In connection with this Offering, the Representative may engage in passive market making transactions in our Class A Ordinary Shares on the NYSE American in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Class A Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The Representative and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the Representative and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The Representative and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Relationships

The Representative and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The Representative and certain of its affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they may in the future receive customary fees, commissions, and expenses.

Stamp Taxes

If you purchase Class A Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the Offering Price listed on the cover page of this prospectus.

Selling Restrictions outside the United States

Notice to Prospective Investors in Australia

This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the Class A Ordinary Shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the Class A Ordinary Shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the Class A Ordinary Shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the Class A Ordinary Shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding Underwriter conflicts of interest in connection with this Offering.

The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 within, and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) (all such persons together being referred to as “relevant persons”).

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Malaysia

The Class A Ordinary Shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Class A Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act 2001 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in PRC and the Class A Ordinary Shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of PRC except pursuant to applicable laws, rules and regulations of PRC. For the purpose of this paragraph only, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Hong Kong

The Class A Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to our Class A Ordinary Shares be issued or may be in possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our Class A Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in the Republic of China (Taiwan)

The Class A Ordinary Shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to Prospective Investors in Indonesia:

This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market. This prospectus may not be distributed in the Republic of Indonesia and the Class A Ordinary Shares may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Notice to Prospective Investors in Vietnam:

This Offering of Class A Ordinary Shares has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The Class A Ordinary Shares will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam.

Notice to Prospective Investors in Thailand:

This prospectus does not, and is not intended to, constitute a public offering in Thailand. The Class A Ordinary Shares may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

Notice to Prospective Investors in Korea:

The Class A Ordinary Shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Class A Ordinary Shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Class A Ordinary Shares may not be resold to Korean residents unless the purchaser of the Class A Ordinary Shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Class A Ordinary Shares.

Notice to Prospective Investors in Japan:

The Class A Ordinary Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (1) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in New Zealand:

This document has not been registered, filed with, or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (New Zealand) (“FMCA”). This document is not a product disclosure statement under New Zealand law and is not required to, and may not, contain all the information that a product disclosure statement under New Zealand law is required to contain. The Securities are not being offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) other than to a person who is a “wholesale investor” within the meaning of clause 3(2) of Schedule 1 of the FMCA — that is, a person who:

●	is an “investment business” within the meaning of clause 37 of Schedule 1 of the FMCA;

●	meets the “investment activity criteria” specified in clause 38 of Schedule 1 of the FMCA;

●	is “large” within the meaning of clause 39 of Schedule 1 of the FMCA; or

●	is a “government agency” within the meaning of clause 40 of Schedule 1 of the FMCA.

The Securities are not being offered or sold to retail investors in New Zealand.

Notice to Prospective Investors in the European Economic Area:

The units are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the units or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the units or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the Cayman Islands:

No offer or invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this Offering, other than underwriting discounts, will be as follows:

Expenses	Amount
U.S. Securities and Exchange Commission registration fee	US$	2,300
FINRA filing fee		650
NYSE American listing fee		65,000
Printing and engraving expenses		5,500
Legal fees and expenses		378,500
Accounting fees and expenses		200,000
Underwriter Expense		1,100,000
Others		120,050
Total		1,872,000

All amounts in the table are estimates except the SEC registration fee, NYSE American listing fee and FINRA filing fee. We will pay all of the expenses of this Offering.

LEGAL MATTERS

Certain legal matters as to Singapore law will be passed upon for us by Opal Lawyers LLC, our counsel as to Singapore law. Certain other legal matters as to United States Federal and New York State law in connection with this Offering will be passed upon for us by The Crone Law Group, P.C., New York, NY. Certain legal matters as to Cayman Islands law in connection with this Offering will be passed upon for us by Harney Westwood & Riegels Singapore LLP. Certain legal matters as to U.S. federal securities law in connection with this Offering will be passed upon for the underwriters by Winston and Strawn LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of our Group as of March 31, 2024 and March 31, 2025, and for the years then ended, have been audited by Assentsure PAC, Independent Registered Public Accounting Firm, as set forth in their report elsewhere herein. Such consolidated financial statements have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands, and all of our Directors and Executive Officers are residents outside the United States. In addition, a significant portion of our operations and business is conducted, and a substantial portion of our assets are located, outside the United States.

Although we are incorporated outside the United States, we have agreed to accept service of process in the United States through Cogency Global Inc., our agent designated for that purpose, located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Nevertheless, since a substantial portion of the assets owned by us are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States.

An investor may or may not be able to commence an original action against us or our Directors or officers, or any person, before the courts outside the United States to enforce liabilities under United States federal securities laws, depending on the nature of the action.

Cayman Islands

Harney Westwood & Riegels Singapore LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of the U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the U.S. federal securities laws or the securities laws of any state or other territory of the United States of America; or (ii) entertain original actions brought in the Cayman Islands against us or our directors or executive officers that are predicated upon the U.S. securities laws or the securities laws of any U.S. state.

We have been advised by Harney Westwood & Riegels Singapore LLP that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the U.S. (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts of the U.S. against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from U.S. courts under the civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Singapore

There is no treaty between the United States and Singapore providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters and a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would, therefore, not be automatically enforceable in Singapore.

In making a determination as to enforceability of a foreign judgment, the Singapore courts would have regard to whether the foreign judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a fixed sum of money. In general, a foreign judgment would be enforceable in Singapore unless procured by fraud, or if the proceedings in which such judgments were obtained were not conducted in accordance with principles of natural justice, or if the enforcement thereof would be contrary to the public policy of Singapore, or if the judgment would conflict with earlier judgments from Singapore or earlier foreign judgments recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our Directors and officers. The Singapore courts do not allow the enforcement of foreign judgments which amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States awarding such punitive damages would be regarded by the Singapore courts as being pursuant to foreign, penal, revenue or other public laws. Such determination has yet to be conclusively made by a Singapore court in a reported decision.

In Singapore, a foreign judgment for a sum of money may be enforced in one of several ways, depending on where the foreign judgment is obtained, but must at all times be subject to the rules of civil procedure in Singapore. A foreign monetary judgment obtained in a competent court in the United States, including judgments relating to a violation of the federal securities law of the United States, may be recognized for the purposes of enforcement in the Singapore courts to recover a debt provided that (amongst others) (i) the foreign judgment is not inconsistent with a prior local judgment that is binding on the same parties; (ii) the recognition or enforcement of the foreign judgment would not contravene the public policy of Singapore; (iii) the proceedings in which the foreign judgment was obtained were not contrary to principles of natural justice; (iv) the foreign judgment was not obtained by fraud; or (v) the enforcement of the foreign judgment would not amount to the direct or indirect enforcement of a foreign penal, revenue or other public law. In determining whether a judgment given by that original court should be recognized for the purposes of enforcement in Singapore, the Singapore Courts shall not be bound by any decision of that original court relating to forum non conveniens (where there is some other forum with competent jurisdiction which is more appropriate for the trial) or lis alibi pendens (where proceedings are pending in another jurisdiction). As such, assuming that the court of the United States had jurisdiction to hear and determine the original case and there are no grounds on which to impeach the judgment, the enforcement action in the Singapore courts may be successful without having to re-litigate the merits of the case.

An investor may not be able to commence an original action against us or our directors or executive officers, or any person (“Original Action”), before the Singapore courts to enforce, either directly or indirectly, a judgment of courts in the United States which concerns foreign criminal, venue or other public laws. If the action requires the Singapore courts to decide on liabilities (in particular, criminal liabilities) under the securities laws of the United States, the Singapore courts are likely to decline jurisdiction to hear the action. Each claim or relief sought in the United States proceedings would have to be reviewed to determine if it is civil or criminal in nature.

In addition, whether an Original Action may be commenced in a Singapore court depends on whether the Singapore court has jurisdiction. In this regard, a Singapore Court may decline to assume jurisdiction or proceedings in a Singapore Court may be stayed or struck out on grounds of (i) forum non conveniens (where there is some other forum with competent jurisdiction which is more appropriate for the trial) or there are other exceptional circumstances for choosing another forum; (ii) lis alibi pendens (where proceedings are pending in another jurisdiction); or (iii) res judicata (where the merits of the issues in dispute have already been judicially determined or should have been raised in previous proceedings between the parties). The Singapore courts will consider, among other considerations, whether the parties have agreed by a jurisdictional clause to submit to the Singapore courts or whether there are sufficient connecting factors (including factors such as the proper law of the contract or the place in which the tort occurred) which point to Singapore being the most appropriate forum.

As such, there is uncertainty as to whether Singapore courts will entertain Original Actions predicated upon the securities laws of the United States or any state in the United States.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-1 under the Securities Act, including amendments and relevant exhibits and schedules, covering the Class A Ordinary Shares offered by this prospectus. This prospectus, which constitutes a part of the Registration Statement on Form F-1, does not contain all of the information contained in the registration statement. You should refer to our Registration Statement on Form F-1 and its exhibits and schedules if you would like to find out more about us and about Class A Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this Offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements, and other information about issuers, such as us, who file electronically with the SEC.

You can read our SEC filings, including the Registration Statement on Form F-1, over the Internet at the SEC’s website at http://www.sec.gov. The information on that website is not a part of this prospectus.

SMJ INTERNATIONAL HOLDINGS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of SMJ International Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SMJ International Holdings Inc. and its subsidiaries (collectively, the “Company”) as of March 31, 2024, and 2025, and the related consolidated statements of operation and comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows for each of the two years in the period ended March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024, and 2025, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Assentsure PAC

Singapore

June 9, 2025

We have served as the Company’s auditor since 2024.

PCAOB ID Number 6783

SMJ INTERNATIONAL HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2024	2025	2025
	S$	S$	US$
ASSETS
Current assets
Cash and cash equivalents	2,425,510	778,563	580,730
Short-term investment	5,000,000	-	-
Accounts receivable, net	758,155	1,123,801	838,243
Inventories, net	4,703,623	4,654,715	3,471,952
Contract asset	402,913	341,146	254,461
Deferred offering costs	-	364,166	271,631
Other current assets	261,073	274,167	204,501
Total current assets	13,551,274	7,536,558	5,621,518

Non-current assets
Property and equipment, net	2,869,249	2,859,910	2,133,207
Right-of-use assets, net	5,343,573	4,543,769	3,389,197
Deferred tax assets	355,240	248,620	185,446
Other investments	922,892	3,962,185	2,955,394
Total non-current assets	9,490,954	11,614,484	8,663,244

TOTAL ASSETS	23,042,228	19,151,042	14,284,762

LIABILITIES
Current liabilities
Accounts payable	522,403	211,143	157,492
Accruals and other payables	204,831	123,376	92,026
Contract liabilities	680,133	288,203	214,971
Operating lease liabilities	799,804	866,559	646,366
Income taxes payable	70,500	36,097	26,925
Short-term borrowings	1,650,165	2,258,282	1,684,453
Total current liabilities	3,927,836	3,783,660	2,822,233

Non-current liabilities
Amount due to shareholders	1,096,831	3,700,000	2,759,830
Provision	317,487	317,487	236,814
Operating lease liabilities	4,543,769	3,677,210	2,742,831
Total non-current liabilities	5,958,087	7,694,697	5,739,475

TOTAL LIABILITIES	9,885,923	11,478,357	8,561,708

SHAREHOLDERS’ EQUITY
Ordinary shares, Class A, US$0.0002 par value, 225,000,000 shares authorized, 12,232,500 share issued and outstanding as of March 31, 2024 and 2025**	3,279	3,279	2,446
Ordinary shares, Class B, US$0.0002 par value, 25,000,000 shares authorized, 12,767,500 share issued and outstanding as of March 31, 2024 and 2025**	3,424	3,424	2,554
Additional paid in capital	3,493,297	3,493,297	2,605,650
Retained earnings	9,656,305	4,172,685	3,112,404
Total equity	13,156,305	7,672,685	5,723,054
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	23,042,228	19,151,042	14,284,762

**	Retroactively presented for the reorganization exercise described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

SMJ INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the year ended March 31,
	2024	2025	2025
	S$	S$	US$
Revenue	16,590,843	16,841,170	12,561,829
Cost of revenue	(10,278,447)	(10,759,420)	(8,025,451)

Gross profit	6,312,396	6,081,750	4,536,378

Operating expenses:
Selling and distribution expenses	(200,415)	(216,467)	(161,463)
General and administrative expenses	(3,514,164)	(3,576,589)	(2,667,778)
Depreciation expenses	(139,944)	(131,880)	(98,369)
Operating lease expense	(984,308)	(1,003,597)	(748,583)
Total operating expenses	(4,838,831)	(4,928,533)	(3,676,193)

Income from operations	1,473,565	1,153,217	860,185

Other income (expenses), net:
Other income	715,571	296,990	221,525
Other loss	(112,713)	(129,593)	(96,663)
Finance expense	(150,321)	(186,235)	(138,913)
Total other income (expenses), net	452,537	(18,838)	(14,051)

Income before taxes	1,926,102	1,134,379	846,134
Income tax expenses	(146,954)	(117,999)	(88,015)
Net income	1,779,148	1,016,380	758,119

Net income per share attributable to ordinary shareholder
Basic and diluted	0.07	0.04	0.03

Weighted average number of ordinary shares used in computing net income per share
Basic and diluted	25,000,000 *	25,000,000 *	25,000,000 *

*	Retroactively presented for the reorganization exercise described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

SMJ INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares, Class A		Ordinary shares, Class B		Additional
	*Shares Outstanding	Par value	**Shares Outstanding	Par value	paid in capital	Retained earnings	Total
		S$		S$	S$	S$	S$
Balance as of April 1, 2023	12,232,500	3,279	12,767,500	3,424	3,493,297	8,177,157	11,677,157
Net income	-	-	-	-	-	1,779,148	1,779,148
Dividend declared (Note 14)	-	-	-	-	-	(300,000)	(300,000)
Balance as of March 31, 2024	12,232,500	3,279	12,767,500	3,424	3,493,297	9,656,305	13,156,305
Net income	-	-	-	-	-	1,016,380	1,016,380
Dividend declared (Note 14)	-	-	-	-	-	(6,500,000)	(6,500,000)
Balance as of March 31, 2025	12,232,500	3,279	12,767,500	3,424	3,493,297	4,172,685	7,672,685

		US$		US$	US$	US$	US$
		2,446		2,554	2,605,650	3,112,404	5,723,054

*	Retroactively presented for the reorganization exercise described in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

SMJ INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended March 31,
	2024	2025	2025
	S$	S$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	1,779,148	1,016,380	758,119
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expenses	139,944	131,880	98,369
Inventories written off	31,784	-	-
Inventories write-downs to net realizable value	218,081	-	-
Allowance for inventory obsolescence	112,133	-	-
Reversal of allowance for credit loss	(970,035)	(633,877)	(472,809)
Interest expense	150,321	186,235	138,913
Interest income	(128,439)	(166,379)	(124,102)
Property and equipment written off	4,230	-	-
Gain on disposal of property and equipment	(6,250)	(1,200)	(895)
Dividend income	(60,487)	(26,119)	(19,483)
Fair value gain on other investment	(6,744)	(604)	(451)
Realized gain on disposal of other investment	(366)	(12,157)	(9,068)
Bad debts written off	20,584	20,218	15,081

Change in operating assets and liabilities:
Account receivables	993,351	248,013	184,992
Inventories	779,426	48,908	36,480
Contract assets	(173,169)	61,767	46,072
Deposit, prepaid expenses and other current	(78,700)	(77,762)	(58,003)
Deferred tax assets	123,389	106,620	79,528
Account payable	39,757	(311,260)	(232,169)
Accruals and other payables	38,856	(81,455)	(60,757)
Contract liabilities	86,519	(391,930)	(292,341)
Tax payables	(78,584)	(34,403)	(25,661)
Net cash from operating activities	3,014,749	82,875	61,815

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(18,535)	(122,541)	(91,403)
Proceed from disposal of property and equipment	6,250	1,200	895
Dividend received	60,487	26,119	19,482
Interest received	125,296	231,047	172,338
Net (placement)/withdrawal of short-term investment	(1,500,000)	5,000,000	3,729,500
Net purchase of investment securities	(35,900)	(3,026,532)	(2,257,490)
Net cash (used in) from investing activities	(1,362,402)	2,109,293	1,573,322

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of working capital loan, net	(590,820)	421,882	314,682
Capitalized offering costs	-	(364,166)	(271,631)
Repayment of director loan	-	(1,096,831)	(818,126)
Dividends paid	(300,000)	(2,800,000)	(2,088,520)
Net cash from used in financing activities	(890,820)	(3,839,115)	(2,863,595)

Net change in cash and cash equivalents	761,527	(1,646,947)	(1,228,458)
Cash, cash equivalents - beginning of year	1,663,983	2,425,510	1,809,188
Cash, cash equivalents - end of year	2,425,510	778,563	580,730

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	150,321	186,235	138,913
Cash paid for income tax	225,537	117,999	88,015

NON-CASH TRANSACTION:
Non-cash recognition of right-of-use assets and lease liabilities	-	5,321,194	3,969,079

The accompanying notes form an integral part of these consolidated financial statements.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1	Organization and business overview

SMJ International Holdings Inc. is an investment holding company incorporated on February 24, 2025 under the laws of the Cayman Islands. It conducts its operations mainly through SMJ Furnishings (S) Pte. Ltd., a wholly-owned subsidiary operating in Singapore. SMJ International Holdings Inc. and its subsidiaries are collectively referred to as the “Company”.

On April 28, 2025, the Company completed a reorganization under common control of its then existing shareholders, who collectively owned all the equity interests of SMJ Furnishings (S) Pte. Ltd. through SMJ Furnishings Inc. prior to the reorganization. Pursuant to the reorganization, all shareholders of SMJ Furnishings Inc. transferred their respective ordinary shares in the capital of SMJ Furnishings Inc. to the Company. The consideration for the share transfers was satisfied by the allotment and issuance of 24,999,999 Ordinary Shares, with a par value of US$0.0002 each, comprising (a) 12,232,500 Class A Ordinary Shares of nominal or par value US$0.0002 each and (b) 12,767,499 Class B Ordinary Shares of nominal or par value of US$0.0002 each to the aforementioned shareholders of SMJ Furnishings Inc., each credited as fully paid.

Upon completion of the reorganization and as of the date of this prospectus, the Company has 12,232,500 Class A Ordinary Shares and 12,767,500 Class B Ordinary Shares issued and outstanding. All issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid. Accordingly, SMJ Furnishings (S) Pte. Ltd. has become a subsidiary of SMJ Furnishings Inc., which is in turn, a wholly-owned subsidiary of the Company. The Company is a Singapore-based premier flooring specialists serving the commercial and institutional sectors in Asia, with a well-established reputation and track record of more than 35 years. The Company generates revenues mainly through the sale and distribution of a wide range of premier flooring products such as carpet tiles, broadloom carpets and vinyl tiles under our proprietary brand known as “SMJ” in Singapore and over 20 countries mainly in Asia. These overseas markets include Malaysia, Indonesia, Philippines, Hong Kong, PRC, Taiwan, Korea, Thailand, Vietnam, Brunei, India, Sri Lanka, United Arab Emirates, Saudi Arabia, Maldives, Brazil, Uruguay, Chile, Australia, Kuwait and United Kingdom.

The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

The consolidated financial statements of the Company include the following entities:

Name	Date of incorporation	Percentage of direct or indirect interests	Place of incorporation	Principal activities
SMJ International Holdings Inc.	February 24, 2025	100%	Cayman Island	Investment holding
SMJ Furnishings Inc.	October 29, 2024	100%	British Virgin Islands	Investment holding
SMJ Furnishings (S) Pte. Ltd.	February 12, 1988	100%	Singapore	Sale and distribution of flooring products.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies

Basis of presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s consolidated financial statements and have been consistently applied in the preparation of the financial statements. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All inter-company balances, investment and capital, if any, have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, allowance for credit loss of accounts receivable and other current assets, allowance for inventory obsolescence and fair value measurement on financial assets. Actual results may differ from these estimates.

Cash and cash equivalents

The Company considers cash equivalents to be short-term, that are readily convertible to cash and have a maturity of three months or less at the time of purchase. Cash and cash equivalents consist of cash on hand, demand deposit placed with financial institutions, which is unrestricted as to withdrawal and use. Management believes that the banks and other financial institutions are of high credit quality and continually monitors the credit worthiness of these banks and financial institutions.

Short-term investment

Short-term investment consists primarily of fixed deposits with original maturities of more than three months and less than one year as of the date of placement. These investments are held with financial institutions with high credit ratings and are intended to be held to maturity.

Accounts receivable, net

Accounts receivable mainly represent amounts due from customers that meet the revenue recognition criteria. These accounts receivables are recorded net of any allowance for credit losses. The Company maintains an allowance for estimated credit losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, the receivable amount in dispute, and the current receivables aging and current payment patterns, over the contractual life of the receivable. Forward-looking information is also considered in the evaluation of current expected credit losses. The Company writes off the receivable when it is determined to be uncollectible.

Other current assets

Other current assets primarily consist of deposits, prepayments, interest receivables and other receivables. As of March 31, 2024 and 2025 management believes that the Company’s other current assets are not impaired.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Inventories, net

Inventories are measured at the lower of cost or net realizable value. The cost of inventories is based on the weighted average principle, and includes expenditure incurred in acquiring the inventories and other costs incurred in bringing them to their existing location and condition. Where necessary, allowance is provided for damaged, obsolete and slow-moving items to adjust the carrying value of inventories to the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and estimated costs necessary to be incurred for selling and distribution.

Deferred offering costs

Pursuant to ASC 340-10-S99-1, offering costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the Offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, the SEC filing and print related costs. As of March 31, 2025, the Company had not completed its Offering.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Property and equipment	Expected useful life (Number of years)
Freehold property	50 years
Computer	3 years
Furniture and fittings	10 years
Office equipment	10 years
Motor vehicles	5 years
Leasehold improvements	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statement of comprehensive income. Expenditures for maintenance and repairs are charged to expense as incurred, while additions renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Right-of-use assets and lease liabilities

On October 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2016-02. Under this guidance, the Company determines if an arrangement is a lease or contains a lease at inception, operating lease liabilities are recognized based on the present value of the remaining lease payments, discounted using the discount rate for the lease at the commencement date. As the rate implicit in the lease is not readily determinable for the operating lease, the Company generally uses an incremental borrowing rate based on information available at the commencement date to determine the present value of future lease payments. Operating lease right-of-use (“ROU assets”) assets represent the Company’s right to control the use of an identified asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets are generally recognized based on the amount of the initial measurement of the operating lease liabilities. Lease expense is recognized on a straight-line basis over the lease term. The Company elected the package of practical expedients permitted under the transition guidance to combine the lease and non-lease components as a single lease component for operating lease associated with the Company’s office space lease, and to keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of operations and comprehensive loss on a straight-line basis over the lease term.

The Company has an operating lease for office and equipment, including an option to renew which is at the Company’s sole discretion. The renewal to extend the lease term is excluded from the Company’s ROU assets and operating lease liabilities due to uncertainty about its exercise. The Company regularly evaluates the renewal option, and, when it is reasonably certain of exercise, the Company will include the renewal period in its lease term. New lease modifications result in re-measurement of the ROU assets and operating lease liabilities. The Company’s lease agreement does not contain any material residual value guarantees or material restrictive covenants.

The operating lease is included in right-of-use assets, net, operating lease liabilities-current and operating lease liabilities-non-current on the consolidated balance sheets.

The Company has elected to not recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less. Lease payments associated with these leases are expensed as incurred.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets (asset groups), including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended March 31, 2024 and 2025, no impairment of long-lived assets was observed and recognized.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Fair value measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	-	observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	-	other inputs that are directly or indirectly observable in the marketplace.

Level 3	-	unobservable inputs which are supported by little or no market activity.

The following table shows an analysis of each class of assets measured at fair value at the end of the reporting period:

	Fair value measurement at the reporting period using
	Quoted prices in active markets for identical instruments	Significant observable input other than quoted prices	Significant unobservable inputs	Total
	(Level 1)	(Level 2)	(Level 3)
	S$	S$	S$	S$
As of March 31, 2025
Financial assets:
At fair value through profit or loss
Investment Funds	-	3,448,147	-	3,448,147
As of March 31, 2024
Financial assets:
At fair value through profit or loss
Investment Funds	-	922,892	-	922,892

As of March 31, 2024 and 2025, the Company held investments classified as Level 2 in the fair value hierarchy. These investments consist of bonds and unit trusts, which are not actively traded on a public exchange but are valued using observable market inputs.

The fair value of these investments is determined based on prices and other relevant information provided by third-party brokers and custodians. The valuations are derived from quoted prices for similar instruments in active markets or from model-driven valuations in which all significant inputs are observable.

The carrying amounts of cash and cash equivalents, short-term investment, accounts receivable, contract assets, other current assets, accounts payable, contract liabilities and accruals and other payables approximate their fair values because of their generally short maturities.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Deferred tax assets

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Valuation allowance is provided against deferred tax assets when we determine that it is more-likely-than-not that the deferred tax assets will not be utilized in the future. The Company consider positive and negative evidence to determine whether some portion or all of the deferred tax assets will more-likely-than-not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates we are using to manage the underlying businesses.

The Company believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates. To the extent that there are material differences between these estimates and the actual results, future financial statements will be affected.

Revenue recognition

The Company accounts for its revenue under FASB ASC Topic 606, Revenue from Contracts with Customers. The five-step model defined by FASB ASC Topic 606 requires the Company to:

(1)	identify its contracts with customers;

(2)	identify its performance obligations under those contracts;

(3)	determine the transaction prices of those contracts;

(4)	allocate the transaction prices to its performance obligations in those contracts; and

(5)	recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised services are transferred to the client in an amount that reflects the consideration expected in exchange for those services.

Revenues are recognized when persuasive evidence of an arrangement exists, service has occurred, and all performance obligations have been performed pursuant to the terms of the agreement, the sales price is fixed or determinable and collectability is reasonably assured. Based on our assessment, the revenue is recognized at a point in time upon delivery of flooring products and service rendered and there is no unfulfilled obligation that could affect the customer’s acceptance of the services rendered.

Contract assets and contract liabilities

The contract assets primarily relate to the Company’s rights to bill for work completed but not billed at the reporting date. The contract assets are transferred to receivables until subsequent billing phase. The contract liabilities primarily relate to advance billing to customers, for which performance obligation has yet completed.

Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

i)	Defined contribution plans

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid.

ii)	Short-term compensated absences

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Segments

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major clients in financial statements for detailing the Company’s business segments. Based on the criteria established by ASC 280, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a result of the assessment made by the CODM, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting.

Concentrations and credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, investments and other current assets. As of March 31, 2025, the Company held all of its cash and cash equivalents in financial institutions with high credit ratings and quality in Singapore. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions. Should any bank holding cash become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash with that bank; however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In Singapore, a depositor has up to S$100,000 insured by Singapore Deposit Insurance Corporation (“SDIC”).

Accounts receivable, net primarily comprise of amounts receivable from customers. The Company’s accounts receivable are short term in nature and the associated risk is minimal. To reduce credit risk, the Company conducts ongoing credit evaluations of the financial condition on its customers and generally does not require collateral or other security. The Company periodically evaluates the creditworthiness of the existing customers in determining the allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients. Historically, such losses have been within management’s expectations.

For the year ended March 31, 2024, customer A and B accounted for 11.2% and 10.2% of the Company’s total revenue and 3.4% and 9.2% of the company’s total account receivables as of March 31, 2024, respectively. For the year ended March 31, 2025, customer A and B accounted for 15.0% and 10.3% of the Company’s total revenue and 7.5% and 16.5% of the Company’s total account receivables as of March 31, 2025, respectively.

For the year ended March 31, 2024, vendor B and C accounted for 10.6% and 41.5% of the Company’s total purchases and nil% and 38.2% of the Company’s total account payables as of March 31, 2024, respectively. For the year ended March 31, 2025, vendor A and C accounted for 12.0% and 48.9% of the Company’s total purchases and nil% and 55.9% of the Company’s total account payables as of March 31, 2025, respectively.

Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

Foreign currency

The accompanying consolidated financial statements are presented in Singapore Dollars (“S$”), which is the reporting currency of the Company. The functional currency of SMJ International Holdings Inc. and SMJ Furnishings Inc. is United State Dollars whereas the functional currency of SMJ Furnishings (S) Pte. Ltd. is Singapore Dollars.

Transactions in currencies other than the reporting or functional currency are measured and recorded in the functional currency at the exchange rate prevailing on the transaction date. The cumulative gain or loss from foreign currency transactions is reflected in the consolidated statement of operations and comprehensive income (loss) as other income (expense).

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Foreign currency (cont’d)

Translations of the consolidated balance sheet, consolidated statement of income and consolidated statements of cash flows from S$ into US$ as of and for the year ended March 31, 2025 are solely for the convenience of the reader and were calculated at the rate of US$0.7459 = S$1, as set forth in the statistical release of the Federal Reserve System on March 28, 2025. No representation is made that the SGD amounts could have been, or could be, converted, realized or settled into US$ at that rate on March 28, 2025, or at any other rate.

Income taxes

The Company accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carryforwards that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes for the years ended March 31, 2024 and 2025. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Earnings per share

Basic earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if outstanding stock options, warrants and convertible debt were exercised or converted into ordinary shares. When the Company has a loss, diluted shares are not included as their effect would be anti-dilutive. The Company has no dilutive securities or debt for each of the years ended March 31, 2024 and 2025.

Recent Accounting Pronouncements

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures. The adoption of this standard is not expected to have a significant impact on the Company.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (cont’d)

Recent Accounting Pronouncements (cont’d)

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses. The new standard requires entities to disclose additional information about certain expenses, such as purchases of inventory, employee compensation, depreciation, intangible asset amortization, as well as selling expenses included in commonly presented expense captions on the income statement. The FASB further clarified the effective date in January 2025 with the issuance of ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. The ASU is effective for fiscal years beginning after December 15, 2026, and interim periods beginning after December 15, 2027. Companies have the option to apply this guidance either on a retrospective or prospective basis, and early adoption is permitted.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and cash flows.

3	Accounts receivable, net

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Accounts receivable	2,225,734	1,955,466	1,458,582
Less: allowance for credit losses	(1,467,579)	(831,665)	(620,339)
Accounts receivable, net	758,155	1,123,801	838,243

Movement of allowance for credit losses is as follows:

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Beginning of the year	2,437,614	1,467,579	1,094,667
Written off	-	(2,037)	(1,519)
Reversal during the year	(970,035)	(633,877)	(472,809)
End of the year	1,467,579	831,665	620,339

4	Inventories, net

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Finished goods	4,815,756	4,766,848	3,555,592
Less: allowance for inventory obsolescence	(112,133)	(112,133)	(83,640)
	4,703,623	4,654,715	3,471,952

Movement of allowance for inventory obsolescence are as follows:

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Beginning of the year	-	112,133	83,640
Charge during the year	112,133	-	-
End of the year	112,133	112,133	83,640

The Company maintains an allowance for obsolete and slow-moving inventory based on a review of inventory aging, usage, and market conditions. The allowance is reviewed at each reporting date and adjusted as necessary to reflect management’s best estimate of inventory recoverability.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5	Other current assets

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Deposits	28,006	117,429	87,590
Prepayments	128,989	92,754	69,185
Interest receivables	74,397	9,729	7,257
Other receivables	29,681	54,255	40,469
	261,073	274,167	204,501

Prepayments comprise of prepaid operating expenses and expected to be amortized on a straight-line basis in the Statement of Operations and Comprehensive Income within the next 12 months.

As of March 31, 2024 and 2025, management believes that the Company’s other current assets are collectible and not impaired.

6	Contract asset

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Balance - beginning of the year	229,745	402,913	300,533
Amounts billed and reclassified to accounts receivable	(1,986,665)	(5,185,040)	(3,867,521)
Revenue recognized that was not yet billed	2,159,833	5,123,273	3,821,449
Balance – end of the year	402,913	341,146	254,461

Contract asset represents revenue recognized for goods or services transferred to the customer for which the Company does not yet have an unconditional right to consideration. These amounts are expected to be billed and collected within the next 12 months.

7	Contract liabilities

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Balance - beginning of the year	593,614	680,133	507,311
Advances from customers	5,040,940	3,018,039	2,251,155
Revenue recognized related to amounts previously deferred	(4,954,421)	(3,409,969)	(2,543,495)
Balance – end of the year	680,133	288,203	214,971

Contract liabilities primarily relate to advance payments received from customers for which performance obligations have not yet been satisfied. The balance is expected to be recognized as revenue within the next 12 months.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8	Short-term investment

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Fixed deposit	5,000,000	-	-

Fixed deposits represent fixed-term interest-bearing deposits with original maturities greater than three months and are not classified as cash equivalents.

9	Other investment

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Investment fund at fair value through profit or loss	922,892	3,448,147	2,571,973
Debt securities at amortized cost	-	514,038	383,421
	922,892	3,962,185	2,955,394

Movement in investment funds are as follows:

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Balance - beginning of the year	879,882	922,892	688,385
Addition	66,344	3,985,088	2,972,477
Disposal	(30,078)	(946,399)	(705,919)
Fair value gain	6,744	604	451
Balance – end of the year	922,892	3,962,185	2,955,394

As of the reporting date, the Company holds investments in a portfolio comprising:

●	Debt securities, classified as:

1.	Trading securities, measured at fair value, and

2.	Held-to-maturity (HTM) securities, measured at amortized cost; and

●	Equity investments, consisting of unit trusts over which the Company does not have significant influence.

The Company does not hold any available-for-sale securities as of the reporting date.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10	Property and equipment, net

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Freehold property	3,279,270	3,279,270	2,446,007
Computer	237,968	237,968	177,500
Furniture and fittings	204,078	204,079	152,223
Office equipment	44,879	44,890	33,483
Motor vehicles	627,430	636,755	474,956
Leasehold improvements	533,297	533,297	397,786
	4,926,922	4,936,259	3,681,955
Less: accumulated depreciation	(2,057,673)	(2,076,349)	(1,548,748)
	2,869,249	2,859,910	2,133,207

Depreciation expense for the years ended March 31, 2024 and 2025 was S$139,944 and S$131,880 (US$98,369).

11	Leases

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The Company has 1 office premise, 1 warehouse and 1 office equipment lease agreements with lease terms ranging from three to six years, respectively. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term of one year.

As of March 31, 2025, the Company had the following non-cancellable lease contracts:

Description of lease	Lease term
Office lease at 31 Jurong Port Road #02-20 Jurong Logistics Hub Singapore 619115	3 years
Warehouse lease at 31 Jurong Port Road #01-25/26/27/28/29/30 Jurong Logistics Hub Singapore 619115	6 years
Photocopier machine	5 years

Amount recognized in the consolidated balance sheet:

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Right of use assets	5,343,573	4,543,769	3,389,197

Lease liabilities
Current	799,804	866,559	646,366
Noncurrent	4,543,769	3,677,210	2,742,831
	5,343,573	4,543,769	3,389,197

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11	Leases (cont’d)

(b)	A summary of lease cost recognized in the Company’s consolidated statements of operations is as follows:

	Year ended March 31,
	2024	2025	2025
	S$	S$	US$
Operating lease expense	984,308	1,003,597	748,583

Lease Commitment

Future minimum lease payments under non-cancellable operating lease agreements as of March 31, 2025 were as follows:

Twelve months ending March 31,	Minimum lease payment
	S$	US$
2026	1,036,393	773,045
2027	1,069,990	798,106
2028	973,339	726,014
2029	971,539	724,671
2030 onwards	971,539	724,671
Total future minimum lease payments	5,022,800	3,746,507
Less imputed interest	(479,031)	(357,310)
Present value of operating lease liabilities	4,543,769	3,389,197
Less: current portion	(866,559)	(646,366)
Long-term portion	3,677,210	2,742,831

The following summarizes other supplemental information about the Company’s lease as of March 31, 2024 and 2025:

	As of March 31, 2024	As of March 31, 2025
Weighted average discount rate	4.08%	4.09%
Weighted average remaining lease term	5.69 years	4.69 years

12	Accruals and other payables

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Accruals
- Staff salary	53,875	54,223	40,445
- Operating expenses	18,000	16,000	11,934
Accrued purchase	1,494	4,979	3,714
GST payables	70,178	4,122	3,075
Deposit received	7,600	-	-
Other payables	53,684	44,052	32,858
	204,831	123,376	92,026

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13	Short-term borrowings

As of March 31, 2024 and 2025, the carrying amounts of the Company’s short-term borrowings under trust receipt financing arrangements were S$1,650,165 and S$2,258,282 (US$1,684,453), respectively. These borrowings bear an effective interest rate of 7.05% per annum and have a maturity term of 120 days. The borrowings are secured by a Deed of Guarantee and Indemnity totaling S$6,000,000, jointly executed by Mdm. Lui Oi Kheng, Ms. Rena Ho, and Ms. Nellie Ho, who are Major Shareholders of the Company. As such, the guarantees constitute related party transactions in accordance with ASC 850 – Related Party Disclosures.

The borrowings are classified as short-term liabilities and are measured at amortized cost using the effective interest method, in accordance with ASC 835-30.

14	Related party transactions and balances

The table below sets forth the major related parties and their relationships with the Company as of March 31, 2024 and 2025:

Name of related parties	Relationship with the Company
Lui Oi Kheng	Shareholder
Rena Ho	Shareholder, Director, CEO
Nellie Ho	Shareholder, Director, Deputy CEO
Rosie Lee	Shareholder, Director, COO

Due to related parties

In 2018, Ms. Rena Ho had made unsecured, interest-free loan repayment of S$1,096,831 on behalf of the Company. The amount has no fixed terms of repayment and is repayable on demand. The outstanding balance due to Ms. Rena Ho was amounted to S$1,096,831 as of March 31, 2024 and the amount was fully settled in cash in January 2025.

On June 30, 2024, the Company declared dividends of S$6,500,000 and subsequently S$2,800,000 was paid in October 2024. Accordingly, the payable balance due to shareholders was S$3,700,000 (US$2,759,830) as of March 31, 2025. Such balance is repayable 12 months after year ended March 31, 2025.

15	Equity

Ordinary shares

The Company was incorporated under the laws of the Cayman Islands on February 24, 2025. Our authorized share capital is US$50,000 divided into 250,000,000 Ordinary Shares, with a par value of US$0.0002 each, comprising (a) 225,000,000 Class A Ordinary Shares of nominal or par value US$0.0002 each, and (b) 25,000,000 Class B Ordinary Shares of nominal or par value of US$0.0002 each.

Upon completion of the reorganization and as of the date of this prospectus, the Company has 12,232,500 Class A Ordinary Shares and 12,767,500 Class B Ordinary Shares issued and outstanding. All issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid.

16	Revenue

	Year ended March 31,
	2024	2025	2025
	S$	S$	US$
Timing of revenue recognition:
Point in time	16,590,843	16,841,170	12,561,829

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16	Revenue (cont’d)

	Year ended March 31,
	2024	2025	2025
	S$	S$	US$
Revenue by geographical locations:
Singapore	9,908,481	8,893,053	6,633,328
India	1,888,057	2,535,904	1,891,531
Philippines	1,691,615	1,726,758	1,287,989
Indonesia	664,870	1,336,092	996,591
Vietnam	548,697	631,956	471,376
Malaysia	512,917	570,774	425,740
Others	1,376,206	1,146,633	855,274
	16,590,843	16,841,170	12,561,829

17	Other income

	Year ended March 31,
	2024	2025	2025
	S$	S$	US$
Rental income	87,597	69,036	51,494
Interest income	128,439	166,379	124,102
Dividend income	60,487	26,119	19,482
Gain on disposal of property and equipment	6,250	1,200	895
Fair value gain on other investment	7,110	12,761	9,518
Gain on lease modification	28,338	-	-
Foreign exchange gain	41,989	-	-
Miscellaneous income	355,361	21,495	16,034
Total	715,571	296,990	221,525

During the year ended March 31, 2024, the Company exercised the option to renew the lease for its office and warehouse, which resulted in a modification to the existing lease agreement. The remeasurement resulted in a gain of S$28,338 for year ended March 31, 2024.

The miscellaneous income comprises of a gain recognized from the surrender of a Keyman insurance policy amounted to S$305,007 for year ended March 31, 2024.

18	Income taxes

Caymans Island and British Virgin Islands

SMJ International Holdings Inc. and its subsidiary, SMJ Furnishings Inc., are domiciled in the Cayman Island and British Virgin Islands, respectively. The locality currently enjoys permanent income tax holidays; accordingly, SMJ International Holdings Inc. and SMJ Furnishings Inc. do not accrue for income taxes.

Singapore

The subsidiary, SMJ Furnishings (S) Pte. Ltd. is incorporated in Singapore and is subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore.

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18	Income taxes (cont’d)

Significant components of the provision for income taxes are as follows:

	Year ended March 31,
	2024	2025	2025
	S$	S$	US$
Income tax expense comprised of the following:
Current income tax
Current year	70,500	36,098	26,925
Over provision current taxation in respect of prior year	(46,935)	(24,719)	(18,438)
	23,565	11,379	8,487
Deferred income tax
Current year	123,389	106,620	79,528
	146,954	117,999	88,015

A reconciliation between the statutory tax rate to the effective tax rate are as follows:

	Year ended March 31,
	2024	2025	2025
Income before tax	1,926,102	1,134,379	846,134
Tax calculated at tax rate @17% (2024: 17%)	17.0%	17.0%	17.0%
Effects of:
- Tax effect on expense not deductible for tax purposes	1.3%	2.8%	2.8%
- Income not subject to tax	(5.3)%	(2.5)%	(2.5)%
- Singapore statutory stepped income exemption	(0.9)%	(1.5)%	(1.5)%
-Tax rebate	(2.0)%	(3.2)%	(3.2)%
- Over provision of current taxation in respect of prior year	(2.4)%	(2.2)%	(2.2)%
Tax charge	7.6%	10.4%	10.4%

Deferred tax assets

Significant components of deferred tax assets are as follows:

	As of March 31,
	2024	2025	2025
	S$	S$	US$
Property and equipment	410,021	419,360	312,801
Other investment	102,673	102,069	76,133
Provision for credit losses and inventory obsolescence	1,576,952	941,039	701,921
Deferred tax assets	2,089,646	1,462,468	1,090,855
At Singapore tax rate of 17%	355,240	248,620	185,446

SMJ INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18	Income taxes (cont’d)

The Company has recognized deferred tax assets arising from temporary differences primarily related to depreciation, fair value adjustments on investments, and provisions. The Company believes it is more likely than not that the deferred tax assets will be realized, and accordingly, no valuation allowance has been recorded as of March 31, 2025.

Uncertain Tax Positions

In accordance with ASC 740-10, the Company evaluates each uncertain tax position based on its technical merits, and measures any unrecognized benefits associated with tax positions. Each position is reviewed individually, considering past audits, interpretations of tax law, and developments in tax regulations. The Company assesses whether it is more likely than not that a tax position will be sustained upon examination by the relevant tax authorities, based solely on the technical merits of the position.

As of March 31, 2024 and 2025, the Company did not have any significant unrecognized uncertain tax positions. The Company also did not accrue any liability, interest, or penalties related to uncertain tax positions, as there were no positions where it was determined that an unfavorable outcome was probable.

The Company continues to monitor developments in tax law and evaluates any changes in its tax positions on a quarterly basis. Should any uncertain tax positions arise in the future, the Company will measure and record any potential liabilities in accordance with ASC 740.

19	Commitment and Contingencies

For the details on future minimum lease payment under the non-cancelable operating leases as of March 31, 2025 please refer to section headed “Leases” set forth in the Notes to the Consolidated Financial Statements.

As of March 31, 2024 and 2025, the Company did not have any capital commitments and contingencies.

20	Subsequent events

The Company has assessed all subsequent events through the date of this report which is the date that these consolidated financial statements are available to be issued and other than the following, there are no further material subsequent events that require disclosure in these consolidated financial statements.

On April 2, 2025, SMJ Furnishings (S) Pte Ltd granted an option to purchase to two independent third parties for the disposal of the freehold property for an aggregate consideration of S$3.5 million, subject to the terms and conditions of the option to purchase. On April 15, 2025, the option to purchase was exercised by the independent third parties and the completion of this disposal is expected to be completed in July 2025.

SMJ FURNISHINGS INC.

[●] Class A Ordinary Shares

PROSPECTUS

, 2025

Through and including [____], 2025 (the 25th day after the date of this Offering), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands laws do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, save to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, for example, where a provision purports to provide indemnification against the consequences of committing a crime. Our memorandum and articles of association provide that, subject to applicable laws, every Director, secretary or other officer of the Company (but not including the Company’s auditors) and the personal representatives of the same shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him/her, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution and discharge of his/her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Notwithstanding the foregoing, a company may:

●	purchase and maintain for an officer of the company insurance against any liability attaching to him/her in connection with any negligence, default, breach of duty or breach of trust in relation to the company; and

●	directly or indirectly provide an indemnity (to any extent) for an officer of the company against liability incurred by the officer to a person other than the company, except when the indemnity is against any liability of the officer (i) to pay a fine in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature, or (ii) incurred in defending criminal proceedings in which he/she is convicted, in defending civil proceedings brought by the company or a related company in which judgment is given against him/her, or in connection with an application for relief under section 76A(13) or 391 of the Companies Act in which the court refuses to grant him/her relief.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities (including options to acquire our Class A Ordinary Shares) without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of ordinary shares.

Subscriber/Purchaser	Date	Number of shares held	Amount Paid (or considered as paid per share)		Underwriting Discount and Commission
Harneys Fiduciary (Cayman) Limited	24 February 2025	1 ordinary share	US$	0.0002	n/a
Ho Pei Yuen Rena	24 February 2025	1 ordinary share	US$	0.0002	n/a
Ho Pei Yuen Rena	28 April 2025	1 Class B Ordinary Share	US$	0.0002	n/a
Lui Oi Kheng	28 April 2025	6,507,500 Class B Ordinary Shares	US$	0.0002	n/a
Ho Pei Yuen Rena	28 April 2025	2,754,999 Class B Ordinary Shares	US$	0.0002	n/a
Ho Wan Jing Nellie	28 April 2025	2,755,500 Class B Ordinary Shares	US$	0.0002	n/a
Lee Lay Choo	28 April 2025	750,000 Class B Ordinary Shares	US$	0.0002	n/a
Lui Oi Kheng	28 April 2025	1,000,000 Class A Ordinary Shares	US$	0.0002	n/a
Ho Pei Yuen Rena	28 April 2025	1,000,000 Class A Ordinary Shares	US$	0.0002	n/a
Ho Wan Jing Nellie	28 April 2025	1,000,000 Class A Ordinary Shares	US$	0.0002	n/a
Lee Lay Choo	28 April 2025	500,000 Class A Ordinary Shares	US$	0.0002	n/a
Other shareholders	28 April 2025	8,732,500 Class A Ordinary Shares	US$	0.0002	n/a

Item 8. Exhibits.

(a)	Exhibits

See the Exhibit Index beginning on page II-4 of this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

(h)(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (as currently in effect)

4.1*	Specimen Certificate for Registrant’s Class A Ordinary Share

4.2*	SMJ Incentive Securities Plan 2025

5.1	Opinion of Harney Westwood & Riegels Singapore LLP as to the validity of the Class A Ordinary Shares being registered

5.2	Opinion of Opal Lawyers LLC

8.1	Opinion of Harney Westwood & Riegels Singapore LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1†	Form of Employment Agreement by and between the Registrant and each of its executive officers (May 28, 2025)

10.2†	Form of Employment Agreement by and between the Registrant and each of its executive officers (September 28, 2025)

10.3	Form of Independent Director Agreement by and between the Registrant and each of its independent directors

10.4	Form of Indemnity Agreement by and between the Registrant and each of its directors and officers

10.5**	Form of Lock-up Agreement (included as Exhibit A to Underwriting Agreement)

10.6	Lease Agreement

14.1*	Form of Code of Business Conduct and Ethics

21.1*	List of Subsidiaries of the Registrant

23.1*	Consent of Assentsure PAC.

23.2	Consent of Harney Westwood & Riegels Singapore LLP (included in Exhibit 5.1)

23.3	Consent of Opal Lawyers LLC

24.1*	Power of Attorney (included on signature page to the registration statement)

99.1	Reserved

99.2	Form of Incentive Compensation Recovery Policy

99.3*	Form of Insider Trading Policy

99.4*	Form of Charter of the Audit Committee

99.5*	Consent of Darrien Ong, Independent Director

99.6*	Consent of Ng Hui Hsien, Independent Director

99.7*	Consent of Lee How Fen, Independent Director

107*	Filing Fee Table

*	Previously filed.

**	To be filed by amendment.

†	Includes management contracts and compensation plans and arrangements

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore on September 29, 2025.

SMJ INTERNATIONAL HOLDINGS INC.

By:	/s/ Ho Pei Yuen Rena
Name:	Ho Pei Yuen Rena
Title:	Chief Executive Officer and Executive Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ho Pei Yuen Rena, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his name or her name, place and stead, in any and all capacities, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant, any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this registration statement with all exhibits thereto, and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated

Signature	Title	Date

/s/ Ho Pei Yuen Rena	Chief Executive Officer and	September 29, 2025
Ho Pei Yuen Rena	Executive Director (principal executive officer)

/s/ Ho Wan Jing Nellie	Deputy Chief Executive Officer and	September 29, 2025
Ho Wan Jing Nellie	Executive Director

/s/ Lee Lay Choo	Chief Operating Officer and	September 29, 2025
Lee Lay Choo	Executive Director

/s/ Low Yeen Mei Sherina	Chief Financial Officer	September 29, 2025
Low Yeen Mei Sherina

Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SMJ International Holdings Inc., has signed this registration statement in New York, on September 29, 2025.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.